As filed with the U.S. Securities and Exchange Commission on September 30, 2024

Registration No. 333-259193

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7 TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kepuni Holdings Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 209 Yongping Road,

Xuzhuang Street, Gaogang District,

Taizhou City, Jiangsu Province

People’s Republic of China, 225300

+86-52382988888

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1-212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Yarona L. Yieh, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022	Benjamin A. Tan Sichenzia Ross Ference Carmel LLP 1185 6th Avenue, 37th Floor New York, NY 10036 212-930-9700

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED SEPTEMBER 30, 2024

Kepuni Holdings Inc.

4,200,000 Ordinary Shares

This is the initial public offering of 4,200,000 ordinary shares, par value $0.0001 per share, of Kepuni Holdings Inc. (“we,” “us,” “our company,” the “Company,” “our,” or “Kepuni Holdings”). The offering price of our ordinary shares in this offering will be US$6 per share. Prior to this offering, there has been no public market for our ordinary shares.

We plan to list our ordinary shares on the Nasdaq Capital Market, or Nasdaq, under the symbol “KPN”. Nasdaq might not approve such application, and if our application is not approved, this offering cannot be completed.

We are an “emerging growth company” as defined under federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary— Implications of Being an Emerging Growth Company and a Foreign Private Issuer” on page 11 for additional information.

Mr. Xiaofei Cui, our Chairman of the Board of Directors and Chief Executive Officer, is currently the beneficial owner of 99.9% of our issued and outstanding ordinary shares, of which 100% are directly held by Optimal Coefficient Holdings Limited, a British Virgin Islands company, which is 100% owned by Mr. Cui. Upon the closing of this offering, Mr. Xiaofei Cui will own approximately 70.4% of our issued and outstanding ordinary shares. We currently meet the definition of a “controlled company” under the corporate governance standards for Nasdaq listed companies and for so long as we remain a controlled company under this definition, we are eligible to utilize certain exemptions from the corporate governance requirements of the Nasdaq Stock Market. See “Prospectus Summary – Implication of Being a Controlled Company” on page 10 for additional information.

We are a holding company incorporated under the laws of the Cayman Islands, with operations conducted by our subsidiary, Taizhou Kepuni Communication Equipment Co., Ltd., or Taizhou Kepuni, based in China.

This is an offering of the ordinary shares of the Cayman Islands holding company. We conduct our business through Taizhou Kepuni. You will not and may never have direct ownership in the operating entity based in China. After the restructure that dissolved the VIE structure, Kepuni Holdings now controls and receives the economic benefits of Taizhou Kepuni’s business operation, if any, through equity ownership.

We are subject to certain legal and operational risks associated with having substantially all business operations in China, including changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition, results of operations and the market price of the ordinary shares. Any such changes could significantly limit or completely hinder our ability to offer or continue to offer securities to investor and could cause the value of offered securities to significantly decline or become worthless. PRC laws and regulations governing our current business operations are sometimes vague and uncertain. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange. These risks may cause significant depreciation of the value of our ordinary shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors. See “Risk Factors – Risks Related to Doing Business in China” beginning on page 25 and “– Risks Related to this Offering,” beginning on page 44.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure to the CSRC. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, such as completion of registration in the market of the United States, but have not completed the overseas listing; and (2) domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges on or prior to the effective date of the Trial Measures, may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing before completion of their overseas offering and listing.

Since the Trial Measures have come into effect as of the date of this prospectus, under the currently effective PRC laws and regulations, we are required to make filings with the CSRC and should complete the filing before completion of our overseas offering and listing. The offering is contingent on completion of the application process with the CSRC. As of the date of this prospectus, we have submitted the recording materials with the CSRC. We shall complete the filing before the completion of our offering and listing on Nasdaq. Non-compliance with the Trial Measures, which includes offering and listing securities overseas without fulfilling the required filing procedures, shall result in legal liabilities. Offenders may face fines ranging from RMB 1.0 million (approximately $150,000) to RMB 10.0 million (approximately $1.5 million). The Trial Measures aim to increase the cost for offenders by implementing administrative penalties. Given the current PRC regulatory environment, it is uncertain whether we will be required to obtain approvals from the PRC government to offer securities to foreign investors in the future, and whether we would be able to obtain such approvals. If we are unable to obtain such approvals if required in the future, or inadvertently conclude that such approvals are not required then the value of our ordinary shares may depreciate significantly or become worthless. Upon the occurrence of any of the material events specified below after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of the event: (1) change of control, (2) investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, (3) change of listing status or transfer of listing segment, and (4) voluntary or mandatory delisting. Furthermore, we will be required to submit applications/filings to the CSRC pursuant to the Trial Measures if we conduct overseas follow-on offerings after listing. For a description of relevant PRC-related risks to this offering, see “Risk Factors — Risks Related to Doing Business in China — We are required to complete the filing requirement with PRC authorities to list on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC.”

On February 24, 2023, the CSRC, together with the Ministry of Finance, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the “Provisions.” The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. On or after March 31, 2023, any failure or perceived failure by our Company and our subsidiaries, to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC federal or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by Chinese regulatory authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by China regulatory authority with little advance notice. See “Risk Factors — Risks Related to Doing Business in China” beginning on page 25 and “— Risks Related to this Offering,” beginning on page 44 of this prospectus for a discussion of these legal and operational risks and information that should be considered before making a decision to purchase our ordinary shares.

In addition, since 2021, the Chinese regulatory authority has strengthened its anti-monopoly supervision, mainly in three aspects: (1) establishing the National Anti-Monopoly Bureau; (2) revising and promulgating anti-monopoly laws and regulations, including: the Anti-Monopoly Law, the anti-monopoly guidelines for various industries, and the detailed Rules for the Implementation of the Fair Competition Review System; and (3) expanding the anti-monopoly law enforcement targeting Internet companies and large enterprises. As of the date of this prospectus, the Chinese regulatory authority’s recent statements and regulatory actions related to anti-monopoly concerns have not impacted our ability to conduct business, accept foreign investments, or list on a U.S. or other foreign exchange because neither the Company nor its PRC subsidiaries engage in monopolistic behaviors that are subject to these statements or regulatory actions.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

As of the date of the prospectus, WWC, P.C., our auditor, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. The Company’s auditor is based in California, U.S. and is registered with PCAOB and subject to PCAOB inspection. See “Risk Factors — Risks Related to Doing Business in China – Recent joint statement by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.”

As a holding company, Kepuni Holdings may rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us. As of the date of this prospectus, our Company, our subsidiaries have not distributed any earnings, nor do they have any plan to distribute earnings in the foreseeable future. In the future, cash proceeds raised from overseas financing activities, including this offering, may be transferred by us to our subsidiaries via capital contribution or shareholder loans, as the case may be. See “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” beginning on page 8. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If any of our Chinese subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to Kepuni Holdings. To date, there have not been any such dividends or other distributions from our Chinese subsidiaries to our subsidiary located outside of China. In addition, as of the date of this prospectus, none of our subsidiaries have issued any dividends or distributions to Kepuni Holdings or its shareholders. Furthermore, as of the date of this prospectus, neither Kepuni Holdings nor any of its subsidiaries have paid dividends or made distributions to their shareholders. Kepuni Holdings is permitted under PRC laws and regulations as an offshore holding company to provide funding to its PRC subsidiaries in China through shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements. According to the relevant PRC regulations on foreign-invested enterprises in China, there are no quantity limits on Kepuni Holdings’ ability to make capital contributions to its PRC subsidiaries. However, our PRC subsidiaries may not procure loans which exceed the difference between their respective registered capital and total investment amount as recorded in the Foreign Investment Comprehensive Management Information System. In the future, cash proceeds raised from overseas financing activities, including this offering, may continue to be transferred by Kepuni Holdings to the PRC subsidiaries via capital contribution or shareholder loans, as the case may be. We intend to retain most, if not all, of our available funds and any future earnings after this offering to the development and growth of our business in China. We do not expect to pay dividends in the foreseeable future. See “Prospectus Summary — Transfers of Cash to and from Our Subsidiaries” beginning on page 8, “Selected Condensed Consolidated Financial Data” on page 17, our audited consolidated financial statements for the fiscal years ended December 31, 2022 and 2021.

Investing in our ordinary shares involves a high degree of risk. Before buying any ordinary shares, you should carefully read the discussion of material risks of investing in our ordinary shares in “Risk Factors” beginning on page 21 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL(4)
Initial public offering price(1)	$6.00	$25,200,000
Underwriting discounts(2)	$0.42	$1,764,000
Proceeds, before expenses, to us(3)	$5.58	$23,436,000

(1)	Initial public offering price per share is assumed as $6.00 per share, set forth on the cover page of this prospectus.

(2)	We have agreed to pay the underwriter a discount equal to (i) 7% of the gross proceeds of the offering. In addition, we have agreed to issue to the Underwriter, on the applicable closing date of this offering, warrants in an amount equal to 7% of the aggregate number of ordinary shares sold by us in this offering (the “Underwriter’s Warrants”) (not including over-allotment shares), exercisable at 100% of the offering price per ordinary share for five years. For a description of other terms of the Underwriter’s Warrants and a description of the other compensation to be received by the Underwriter, see “Underwriting” beginning on page 111.

(3)	Excludes fees and expenses payable to the Underwriter. The total amount of Underwriter’s expenses related to this offering is set forth in the section entitled “Underwriting.”

(4)	Assumes that the Underwriter does not exercise any portion of their over-allotment option.

We expect our total cash expenses for this offering (including cash expenses payable to our Underwriter for its out-of-pocket expenses) to be approximately $1.1 million, exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting” beginning on page 111.

This offering is being conducted on a firm commitment basis. Boustead Securities, LLC, the Underwriter, is obligated to take and pay for all of the ordinary shares if any such ordinary shares are taken. We have granted the Underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of our ordinary shares to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts. If the underwriters exercise their option in full, the total underwriting discounts payable will be $1,887,480 based on an assumed offering price of $6.00 per ordinary share, and the total gross proceeds to us, before underwriting discounts and expenses, will be $26,964,000. If we complete this offering, net proceeds will be delivered to us on the applicable closing date. We will not be able to use such proceeds in China, however, until we complete capital contribution procedures that require prior approval from each of the respective local counterparts of China’s Ministry of Commerce, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange. See remittance procedures in the section titled “Use of Proceeds” beginning on page 53.

The Underwriter expects to deliver the ordinary shares against payment as set forth under “Underwriting”, on or about [   ], 2024.

Boustead Securities, LLC

Prospectus dated                    , 2024.

i

ABOUT THIS PROSPECTUS

We and the Underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you and which we have filed with the U.S. Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for our ordinary shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Commonly used Defined Terms

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“China” or the “PRC” refers to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Kepuni Holdings” refers to Kepuni Holdings Inc., a Cayman Islands exempted company limited by shares;

●	“Kepuni HK” refers to Kepuni HK Limited, a limited liability company organized under the laws of Hong Kong;

●	“Kepuni WFOE” refers to Jiangsu Pailing Communication Technology Co. Ltd, a limited liability company organized under the laws of the PRC, which is wholly-owned by Kepuni HK;

●	“ordinary shares” refers to the ordinary shares of the Company, par value US$0.0001 per share;

●	“RMB” are to the legal currency of China;

●	“Taizhou Kepuni” refers to Taizhou Kepuni Communication Equipment Co. Ltd., a limited liability company organized under the laws of the PRC, which is wholly-owned by Kepuni WFOE;

●	“U.S. dollars,” “$,” “US$,” and “dollars” are to the legal currency of the United States;

●	“we,” “us,” “our Company,” “the Company,” “our,” “Kepuni Holdings” refer to one or more of Kepuni Holdings Inc.

Our business is conducted by Taizhou Kepuni in the PRC, using Renminbi, or RMB, the official currency of China. Our consolidated financial statements are presented in United States dollars. In this prospectus, we refer to assets, obligations, commitments and liabilities in our consolidated financial statements in United States dollars. These dollar references are based on the exchange rate of RMB to United States dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of United States dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

Reverse Stock Split and Forward Stock Split

On September 1, 2020, the Company’s board of directors and a majority of the Company’s shareholders approved a reverse stock split of its issued and outstanding ordinary shares at a ratio of 1 for 5 (the “Reverse Stock Split”). Every five ordinary shares of the Company’s issued and outstanding were automatically converted into one issued and outstanding ordinary share, with the change in par value from $0.001 per share to $0.005 per share accordingly.

On September 5, 2022, we have amended our Memorandum and Articles of Association and effected a 50-to-1 forward stock split of our ordinary shares (the “Forward Stock Split”). Every one ordinary share of the Company’s issued and outstanding were automatically converted into fifty issued and outstanding ordinary shares, with the change in par value from $0.005 per share to $0.0001 per share accordingly.

After the Forward Stock Split, all shareholders have subsequently surrendered in an aggregative of 490,000,000 ordinary shares on a pro-rata basis (the “Share Surrender”). As a result of the Share Surrender and as of the date of this prospectus, we have 10,000,000 ordinary shares issued and outstanding. We effected the Forward Stock Split in order to restructure and recapitalize for this initial public offering.

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ordinary share, discussed under “Risk Factors,” before deciding whether to buy our ordinary share.

Corporate History and Structure

We are a holding company incorporated under the laws of the Cayman Islands, with operations conducted by our operating subsidiary, Taizhou Kepuni in China. After the restructure that dissolved the VIE structure, Kepuni Holdings now controls and receives the economic benefits of Taizhou Kepuni’s business operation, if any, through equity ownership.

The following diagram illustrates our corporate structure as of the date of this prospectus. For more detail on our corporate history, please refer to “Business - Corporate History and Structure” beginning on page 67 of this prospectus.

Kepuni Holdings is a Cayman Islands exempted company incorporated on January 8, 2020. We are a holding company with no significant assets or operation. We conduct our business in China through Taizhou Kepuni. Under its memorandum of association, our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares, par value US$0.0001. The registered office of Kepuni Holding shall be situated at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands.

Kepuni HK was incorporated on February 24, 2020 under the law of Hong Kong SAR. Kepuni HK is our wholly-owned subsidiary and is currently not engaging in any active business and merely acting as a holding company.

Kepuni WFOE was incorporated on September 27, 2020, under the laws of the People’s Republic of China. It is a wholly-owned subsidiary of Kepuni HK and a wholly foreign-owned entity under the PRC laws. The registered principal activity of the company is communication equipment sales and technical services.

Taizhou Kepuni was incorporated on February 14, 2012 under the laws of the People’s Republic of China. It is registered under the category of the computer communications and electronic equipment manufacturing industries. The business scope of Taizhou Kepuni includes nautical communication equipment, nautical electrical equipment, ship automation, etc. Its registered capital amount is approximately $14,781,966 (RMB 100,000,000).

The Restructure

On September 29, 2020, Kepuni WFOE entered into a series of VIE agreements (the “VIE Agreements”) with Taizhou Kepuni and the shareholders of Taizhou Kepuni, which established the VIE structure. As a result of the VIE Agreements, Kepuni WFOE was regarded as the primary beneficiary of Taizhou Kepuni, and we treated Taizhou Kepuni and its subsidiaries as the variable interest entities under U.S. GAAP for accounting purposes. We have consolidated the financial results of Taizhou Kepuni and its subsidiaries in our consolidated financial statements in accordance with the U.S. GAAP.

On February 20, 2022, Kepuni WFOE, Taizhou Kepuni and shareholders of Taizhou Kepuni signed a termination agreement of the VIE Agreements. The VIE structure was dissolved.

On March 1, 2022, a shareholder of Taizhou Kepuni transferred part of his shares to a non-Chinese individual. As a result, Taizhou Kepuni transformed from a Chinese domestic enterprise to a foreign-invested joint venture.

On March 7, 2022, Kepuni WFOE entered into equity transfer agreements with each shareholder of Taizhou Kepuni to purchase all the equity interest in Taizhou Kepuni. The restructure was completed on March 9, 2022. As a result, Taizhou Kepuni became a wholly owned subsidiary of Kepuni WFOE. Taizhou Kepuni was a foreign-invested joint venture at the time of the acquisition of its 100% equity interests by Kepuni WFOE, our PRC counsel, Guantao Law Firm, is of the opinion that the establishment of Kepuni WFOE and the abovementioned acquisition of Taizhou Kepuni by Kepuni WFOE were not subject to the M&A Rules and no approvals from CSRC or MOFCOM under the M&A Rules are required. For more detailed information on interpretations and implementations related to the M&A Rules, see “Risk Factors – Risks Related to Doing Business in China –The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval” on page 43.

As of the date of this prospectus, all of our shareholders have completed the Circular 37 registration. We will ask our prospective shareholders who are Chinese residents to make the necessary applications and filings as required by Circular 37. However, we cannot assure you that each of our shareholders who are PRC residents will in the future complete the registration process as required by Circular 37. Shareholders of offshore SPV who are PRC residents and who have not completed their registrations in accordance with Circular 37 are subject to certain absolute restrictions, under which they cannot contribute any registered or additional capital to such SPV for offshore financing purposes. In addition, these shareholders cannot repatriate any profits and dividends from the Special Purpose Vehicle (“SPV”) to China either. Shareholders who have completed the Circular 37 registration would not be adversely affected and are allowed to contribute assets into the offshore special purpose vehicle and repatriate profits and dividends from them. Since WFOE has completed its foreign exchange registration as a foreign investment enterprise, its ability to receive capital contribution, make distributions and pay dividends is not restricted.

With respect to the application of the M&A Rules, we acquired the domestic operating entities through a “two-step slow-walk” method, so the approval process of the Ministry of Commerce is not applicable. The acquisition was broken into two steps: 1) adding a non-PRC shareholder so that the domestic operating entity will be categorized as a Sino-foreign joint venture (an entity with mixed capital between one or more foreign and Chinese shareholders); 2) WFOE to complete the equity acquisition of Taizhou Kepuni from both the Chinese and foreign shareholders so that it would become a foreign-owned enterprise. Our PRC counsel, Guantao Law Firm, has completed substantial amount of research and study of the regulation and precedents and found that this approach has been widely used in the past. In addition, it has never been penalized or challenged with respect to the legality of this matter. While our PRC counsel, Guantao Law Firm, believes that it is permitted to structure the acquisition in this manner and the acquisition, in fact, has been completed without any challenge by any regulator, there is uncertainty with respect to the interpretation of the current regulation as it is still evolving. In the event that this approach is deemed invalid or illegal and it is applied retroactively, WFOE’s acquisition of Taizhou Kepuni could be deemed invalid and we will not be able to consolidate the financial statements of Taizhou Kepuni. We have added a risk factor to disclose such risk on page 43.

We do not believe that the seventeen day interval will impact the consolidation of financial statements by Taizhou Kepuni. During the seventeen day interval, the major shareholder of Taizhou Kepuni is the same major shareholder of Kepuni Holdings Inc., and hence Taizhou Kepuni can be consolidated under common control. Besides, the timing gap was created as a result of administrative process from the converting the VIE to a wholly-owned subsidiary. In the interim period, the individual shareholders undertook and agreed to attribute all equity and economic interest to the WFOE and no dividends shall be paid in the period. The agreement has included as Exhibit 10.13 to the Registration Statement.

Business Overview

Taizhou Kepuni is a high-tech enterprise integrating schematic designs, research and development (“R & D”), and supporting marine communication for marine engineering, ship communication, navigation, driving control and power distribution equipment. An enterprise is recognized as a High-Tech Enterprise by the government if an enterprise (1) has been registered and established for more than one year in China and (2) obtain the ownership of the intellectual property rights of its main products and services through its independent research and development. Taizhou Kepuni has been recognized as a High-Tech Enterprise and has obtained certification from the government. Founded in 2012, Taizhou Kepuni specializes in the marine communications and electronic equipment industries in China. The factory of Taizhou Kepuni has passed the certification of ISO 9001:2015. Taizhou Kepuni is the system integrator partner of Asea Brown Boveri Ltd. (ABB) and strategic partner of Schneider Electric Co., Ltd. in China.

The products are customized, and Taizhou Kepuni uses a build-to-order, or BTO, business model which means a flexible order placing model for production scheduling, material procurement, and delivery arrangement according to different customer orders. Taizhou Kepuni adopts an integrated business model to meet our clients’ needs. Customers firstly list their specified requirements to our sales department. The sales department later communicates with its technical department to evaluate the feasibility. After that, the production department produces samples and submits them to the quality inspection department for inspection. The quality inspection department will submit the issued material warranty and inspection report to the sales department. The sales department will submit the samples, inspection report, quality assurance, and quotation to the customer for verification. After receiving the customer’s confirmation, the procurement department will purchase the raw materials and the production department will produce the products. The inspection department will inspect and issue the inspection report. Lastly, the production department will pack and deliver the products to the customer.

Our Products

Taizhou Kepuni is a high-tech enterprise that offers a comprehensive range of products and services for the ocean, integrating nautical communications and telecommunications electrical systems. The major products and services include engineering supporting communication and telecommunications electrical systems and devices, integrated information management systems, nautical internal communication systems, nautical automation (control) systems, and navigational driving consoles and power distribution systems.

The following products are currently available to the market:

1.	Electrical Control System: This series of products is a comprehensive console, which can realize the centralized control of the cab, with reasonable structure and simple operation. It is suitable for various types of ships to ensure the safe navigation of ships.

2.	Nautical Main Switchboard: This series of Nautical Main Switchboards is suitable for all kinds of nautical power stations which are below three-phase alternating current (“AC”) 380V/50Hz or 440V/60Hz and below direct current (“DC”) 230V. These nautical main switchboards are used to control, monitor and protect generator sets and distribution grids.

3.	Waterproof Sound and Light Alarm: It is designed with reference to the relevant specifications of Carbon Capture and Storage (“CCS”) and The International Convention for the Safety of Life at Sea (“SOLAS”) “SOLAS”. It is used in the general emergency alarm system and can also be connected to the public broadcasting system, so that the alarm signal can cover the entire ship through the broadcast speaker.

4.	Engine Room Monitoring Station: This series of Engine Room Monitoring Stations is an important part of modern ship automation control, which can realize centralized monitoring, alarm monitoring, and safety protection of the main engine and various auxiliary engines.

5.	Power Box: KP-5A and KP-10A DC power supplies of the Power Box are mainly used for radar, general communication and monitoring equipment, with functions such as automatic switching between AC and DC, input and output indication, and overvoltage protection, among which, the AC power supply can be AC220V or AC110V. It can effectively protect the safety of equipment.

Typically, shipyards and shipowners need to purchase nautical electrical products for production, including steering consoles, switchboards, internal communications, and external communications. Therefore, it will require at least four ship supporting enterprises to engage in the industry and at least four supporting enterprises to coordinate installation and commissioning. The integration is also beneficial to shipyards since it reduces equipment procurement costs and improves technical communication and installation coordination efficiency.

Taizhou Kepuni has a professional customer service team to provide comprehensive after-sales services. Each customer service staff has been professionally trained and is familiar with technical capabilities such as product grading, adjustment, quality analysis, and control. Taizhou Kepuni also seeks to provide high-quality customer service through increasing digitization, dispatch logistics and technical support availability. A specialized engineering department is also responsible for managing after-sales services. When receiving a customer request, the engineering department will ask for the customer’s information in detail and product failure causes. Generally, the customer service team would handle the problem within the same day, three days at the latest. On the technical side, an engineer would be dispatched to deal with the problem. For paid maintenance services or product replacement due to quality problems, the charging rate will be explained to the customer and customer consent will be obtained before the maintenance or replacement, and charge in accordance with regulations after the completion. If the problem cannot be handled properly on the spot, the situation to the customer will be explained to the customer and a new after-sales service time will be set.

Growth Strategy

●	Increase Sales – We plan to increase the sales by providing sufficient training to our sales professionals, making full use of the existing client base, taking initiatives to leverage our advantages, and maintaining existing customer relationships.

●	Brand Recognition – We plan to increase our brand recognition through publicity. We plan to promote our brand in terms of industry and geographic regions, including branching out into medium and large shipyard markets from small and medium-sized shipyard markets and exploring long-term customer partnerships from the coastal region base. Additionally, we aim to promote Taizhou Kepuni by providing customers with satisfactory and high-quality customer service. We expect our expansion plan to bring sustainable development.

●	Strategic & Management Development – We plan to set clear goals and strategies based on the company’s current situation. We plan to better adapt to market changes, build stronger teamwork, and better judge future trends.

Competitive Advantages

We are committed to offering our customers superior product diversity, quality, and reliability. Taizhou Kepuni offers a flexible order placing model to satisfy our customers’ specialized needs. We believe the Taizhou Kepuni has a number of competitive advantages that will enable us to maintain and further increase our market position in the industry for the national market. The competitive strengths include:

●	Top-Notch Technology. The technology team has extensive experience. Our management believes that Taizhou Kepuni can provide the best solutions for customers promptly at reasonable prices. Taizhou Kepuni has a specialized technology research and development team with 6 people, which helped the integration of new technologies into product development.

●	Integration of Intelligence System. Taizhou Kepuni has established a sophisticated intelligence system by integrating artificial intelligence and a systematic management platform.

●	Competitive Pricing. Taizhou Kepuni provides reasonable and competitive pricing for the products and services. Taizhou Kepuni also offers guarantees that the prices are comparable to those of the same quality provided by other companies in the industry in China.

●	Rigorous Quality Control and Superior Customer Services. Our products play a critical role in various construction, infrastructure, equipment, and safety applications. Our emphasis on establishing a comprehensive quality management system, manufacturing processes, quality control testing, and product development help us deliver a high-quality product to our customers. Taizhou Kepuni provides a one-year warranty and are dedicated to responding any customer service inquiries or complaints within 24 hours for all the products.

●	Experienced Management Team. Our management team has extensive experience in the nautical electronics industry, has a keen focus on tracking changes in the business environment, and has strong judgment on the industry’s future development trends. Additionally, the production team and inspection team of Taizhou Kepuni are equally skilled and experienced, ensuring the company’s efficient operation.

●	Manufacture Capacity Efficient Operations with Significant Scale. Taizhou Kepuni is a manufacturing integrator, specializing in integrated information management system design, ship internal communication system, ship automation control system, and ship driving control and power distribution system. The expertise and the manufacturing facilities are the prerequisites that enable Taizhou Kepuni to maintain lean manufacturing processes, which results in lower procurement costs for shipowners and shipyards, efficient shipyard design, and convenient customer services.

Coronavirus (COVID-19) Update

Beginning in January 2020, the outbreak of COVID-19 has severely impacted China and the rest of the world. Our business and operations have also been affected as a result. In early 2020, the COVID-19 pandemic resulted in the temporary closure of many corporate offices, retail stores, and manufacturing facilities across China. Given the strict implementation of quarantine measures during this period, social and economic activities throughout China were sharply curtailed, and opportunities for discretionary consumption were significantly limited during the period.

Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control.

The business of Taizhou Kepuni returned to normal by the end of 2020. We have made some emergency plans for COVID-19 and reminded our personnel to pay attention to the COVID-19. Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the related financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time. For a detailed description of the risks associated with the novel coronavirus, see “Risk Factors—Risks Related to Our Business—Our business could be materially harmed by the coronavirus (COVID-19) pandemic” on page 39.

Summary of Risk Factors

Investing in our ordinary shares involves a high degree of risk. Below is a summary of material factors that make an investment in our ordinary shares speculative or risky. Importantly, this summary does not address all of the risks that we face. Please refer to the information contained in and incorporated by reference under the heading “Risk Factors” on page 21 of this prospectus.

Risks Related to Our Business

Risks related to our business, beginning on page 21 of this prospectus, include but are not limited to the following:

●	We rely on China’s shipbuilding and maritime supporting industries for our revenues and future growth, the prospects of which are subject to many uncertainties, including government regulations and policies.

●	Our business is substantially dependent on our collaboration with our suppliers, including electronic component supplier, material dealers, and shipyard service providers, and our agreements with them typically do not contain long-term contractual commitments. Changes or difficulties in our relationships with our suppliers may harm our business and financial results.

●	Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results.

●	Adverse worldwide economic or other conditions could result in prolonged reduction in the demand for maritime products and services, adversely impacting our operating results, cash flows and financial and potentially affecting other critical accounting estimates where the change may be material to our operating results.

●	Increases in the shipbuilding costs, labor costs, and raw material prices may adversely impact our pricing.

●	Our success depends on our ability to protect our intellectual property.

Risks Related to Our Corporate Structure

Risks related to our corporate structure, beginning on page 24 of this prospectus, include but are not limited to the following:

●	We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.

Risks Related to Doing Business in China

Risks related to doing business in China, beginning on page 25 of this prospectus, include but are not limited to the following:

●	There are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities.

●	PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

●	We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete.

●	PRC regulation of loans to and direct investment in PRC entities by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries.

●	Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and services and materially and adversely affect our competitive position.

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

●	Uncertainties with respect to the Chinese legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us.

●	Chinese government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which could result in a material change in our operations and/or the value of our ordinary shares. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

●	Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer our ordinary shares to investors and cause the value of our ordinary shares to significantly decline or be worthless.

●	We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

●	We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

●	Trading in our securities may be prohibited under the HFCAA and as a result an exchange may determine to delist our securities if it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction.

●	Recent joint statement by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

●	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

●	The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management and directors named in the prospectus. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

Risks Related to the Offering and Our Ordinary Shares

Risks related to the offering and our ordinary shares, beginning on page 44 of this prospectus, include but are not limited to the following:

●	The trading price of the Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

●	We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

●	We have not paid dividends to our shareholders. And we do not expect to pay cash dividends in the foreseeable future.

●	For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements.

●	As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

Holding Foreign Companies Accountable Act

U.S. laws and regulations, including the Holding Foreign Companies Accountable Act, or HFCAA, may restrict or eliminate our ability to complete a business combination with certain companies, particularly those acquisition candidates with substantial operations in China.

Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

As of the date of the prospectus, WWC, P.C., our auditor, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. The Company’s auditor is based in California, U.S. and is registered with PCAOB and subject to PCAOB inspection. See “Risk Factors — Risks Related to Doing Business in China.”

The recent developments would add uncertainties to our offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. See “Risk Factors — Risks Related to Doing Business in China – Recent joint statement by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB” on page 40.

Transfers of Cash to and from Our Subsidiaries

Kepuni Holdings relies on dividends paid by its subsidiaries for its working capital and cash needs, including the funds necessary to pay dividends to its shareholders. If Kepuni Holdings’ subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to Kepuni Holdings.

Kepuni Holdings is permitted under the laws of the Cayman Islands to provide funding to Kepuni HK through loans or capital contributions without restrictions on the amount of the funds. Kepuni HK is permitted under the respective laws of Hong Kong to provide funding to WFOE through dividend distribution without restrictions on the amount of the funds. There are no restrictions on dividends transfers from Hong Kong to the Cayman Islands.

To transfer cash from Kepuni HK to WFOE, Kepuni HK can increase its registered capital in WFOE, which requires a filing with the local commerce department, or through a shareholder loan, which requires a filing with the State Administration of Foreign Exchange or its local bureau. Aside from the declaration to the State Administration of Foreign Exchange, there is no restriction or limitations on such cash transfer or earnings distribution.

To transfer cash from WFOE to Taizhou Kepuni, WFOE can increase its registered capital in Taizhou Kepuni, which requires a filing with the local commerce department, or through a shareholder loan to Taizhou Kepuni, which requires a filing with the State Administration of Foreign Exchange or its local bureau. Aside from the declaration to the State Administration of Foreign Exchange, there is no restriction or limitations on such cash transfer or earnings distribution. However, our PRC subsidiaries may not procure loans which exceed the difference between their respective registered capital and total investment amount as recorded in the Foreign Investment Comprehensive Management Information System.

To make loans to Kepuni HK, WFOE or Taizhou Kepuni, according to Matters relating to the Macro-prudential Management of Comprehensive Cross-border Financing, or PBOC Circular 9 promulgated by the People’s Bank of China, the total cross-border financing of a company shall be calculated using a risk-weighted approach and shall not exceed an upper limit. The upper limit shall be calculated as capital or assets (for enterprises, net assets shall apply) multiplied by a cross-border financing leverage ratio and multiplied by a macro-prudential regulation parameter. The macro-prudential regulation parameter is currently 1, which may be adjusted by the People’s Bank of China and the State Administration of Foreign Exchange in the future, and the cross-border financing leverage ratio is 2 for enterprises. Therefore, the upper limit of the loans that a PRC company can borrow from foreign companies shall be calculated at 2 times the borrower’s net assets. When WFOE and Taizhou Kepuni jointly apply for borrowing foreign debt, the upper limit of borrowing shall be 2 times of the net assets in the consolidated financial statement, and Taizhou Kepuni shall make a commitment to refrain from borrowing foreign debt in their own respective names.

As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, WFOE is restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to Kepuni HK as a dividend. We note the following:

1.	PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with accounting standards and PRC regulations;

2.	WFOE is required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.	Such reserves may not be distributed as cash dividends;

4.	WFOE may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; the Company does not participate in a Common Welfare Fund; and

5.	The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay shareholder dividends or make other cash distributions.

As of the date of this prospectus, Kepuni Holdings and its subsidiaries have not distributed any earnings or settled any amounts owed under the previous VIE Agreements, nor does Kepuni Holdings and its subsidiaries have any plan to distribute earnings or settle amounts in the foreseeable future. As of the date of this prospectus, none of the subsidiaries have made any dividends or distributions to Kepuni Holdings and Kepuni Holdings has not made any dividends or distributions to our shareholders. For more information, see “Selected Condensed Consolidated Financial Data” on page 17.

Dividend Policy

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business after the Company’s initial public offering. Therefore, we do not expect to pay cash dividends again in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant. As of the date of this prospectus, we have not paid any dividends or distributions to our shareholders.

Implication of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the Nasdaq Stock Market Rules, as our Chief Executive Officer and Chairman of the Board, Mr. Xiaofei Cui, owns more than 50% of the voting right represented by our issued and outstanding ordinary shares. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our Board of Directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering. See “Risk Factors – Risks Related to the Offering and Our Ordinary Shares – We are a ‘controlled company’ within the meaning of the Nasdaq listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements” on page 48 of this prospectus.

Additionally, pursuant to Nasdaq’s phase-in rules for newly listed companies, we have one year from the date on which we are first listed on Nasdaq to comply fully with the Nasdaq listing standards. We do not plan to rely on the phase-in rules for newly listed companies and will comply fully with the Nasdaq listing standards at the time of listing.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our ordinary shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which permit us to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules applicable to U.S. companies. As a result, our corporate governance practices may differ from those you might otherwise expect from a U.S. company listed on Nasdaq.

Recent Regulatory Development in PRC

On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

On June 10, 2021, the Standing Committee of the NPC promulgated the PRC Data Security Law, which became effective on September 1, 2021. The Data Security Law mainly sets forth specific provisions regarding establishing basic systems for data security management, including hierarchical data classification management system, risk assessment system, monitoring and early warning system, and emergency disposal system. In addition, it clarifies the data security protection obligations of organizations and individuals carrying out data activities and implementing data security protection responsibility.

On October 29, 2021, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) required that, among others, in addition to “operator of critical information infrastructure” any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review.

In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, and will accept public comments until December 13, 2021. According to the draft Regulations on Network Data Security, if a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the CAC determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties.

We do not expect to be subject to the cybersecurity review by the CAC for this offering, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. Neither the CAC nor any other PRC regulatory agency or administration has contacted the Company in connection with Taizhou Kepuni’s operations. The Company is currently not required to obtain regulatory approval from the CAC nor any other PRC authorities for Taizhou Kepuni’s operations. However, there remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures for Cybersecurity Review (2021). We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that the applicable laws, regulations, or interpretations change such that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we cannot guarantee whether we can complete the registration process in a timely manner, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, results of operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

For more detailed information, see “Risk Factors — Risks Related to Doing Business in China — “We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information” on page 36 of this prospectus.

Permission Required from PRC Authorities

We and our PRC subsidiaries currently have received all material permissions and approvals required for our operations in compliance with the relevant PRC laws and regulations in the PRC. The business license is required for our operations. The business license is a permit issued by Market Supervision and Administration that allows the company to conduct specific business within the government’s geographical jurisdiction. Each of our PRC subsidiaries has received its business license.

Approval	Recipient	Issuing body	Issuing Date	Validity	Regions	The Scope of Conduct Allowed
Business License	Kepuni WFOE	Market Supervision and Administration of Taizhou City	September 27, 2020	Unlimited	Taizhou city, Jiangsu Province, PRC	Sales of communication equipment; Technology service, technology development, technology consultation, technology exchange, technology transfer and technology promotion; Sales of optical communication equipment; Sales of mobile communication equipment; Information system integration service and Network equipment sales

Business License	Taizhou Kepuni	Market Supervision and Administration of Taizhou City	March 9, 2022	Unlimited	Taizhou City, Jiangsu Province, PRC	Manufacturing of communication equipment; Manufacturing of marine automation, detection and monitoring system; Manufacturing of refrigeration and air conditioning equipment; Manufacturing of power transmission and distribution and control equipment; Sales of power transmission and distribution and control equipment; Manufacturing of electrical signal equipment; Sales of electrical signal equipment: repair of electrical equipment: manufacturing of mechanical and electrical equipment; Sales of mechanical and electrical equipment: Sales of electrical equipment; Domestic trade agent: software sales; Software development; Manufacturing of power electronic components: manufacturing of electronic components and wholesale of electronic components

The M&A Rules, which were adopted in 2006 by six PRC regulatory agencies and amended in 2009, including the CSRC, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that were formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing and trading of their securities on an overseas stock exchange. In September 2006, the CSRC published a notice on its official website specifying documents and materials required to be submitted to it by an SPV seeking the CSRC approval of its overseas listings. The application of the M&A Rules remains unclear.

Except the business license mentioned above and the completion of Trial Measure filing process, our PRC counsel, Guantao Law Firm, has advised us that the Company and our subsidiaries are not required to obtain the approval from the CSRC to list on U.S. exchanges or issue securities to foreign investors, given that: (i) our PRC subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; and (ii) the Chinese regulatory authority currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and the opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, would reach the same conclusion as our PRC counsel does, and hence we may face regulatory actions or other sanctions from the PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit the payments or remittance of dividends by our PRC subsidiaries or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of the shares. It is uncertain when and whether the Company will be required to obtain permission from The China regulatory authority to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Furthermore, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-based overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters. It is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

On December 24, 2021, the China Securities Regulatory Commission, or the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings.

On December 28, 2021, the Cyberspace Administration of China jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020). Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Since we are not an Operator, nor do we control more than one million users’ personal information, we would not be required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021).

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure to the CSRC. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, such as completion of registration in the market of the United States, but have not completed the overseas listing; and (2) domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges on or prior to the effective date of the Trial Measures, may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing before completion of their overseas offering and listing.

Since the Trial Measures have come into effect as of the date of this prospectus, under the currently effective PRC laws and regulations, we are required to make filings with the CSRC and should complete the filing before completion of our overseas offering and listing. The offering is contingent on completion of the application process with the CSRC. As of the date of this prospectus, we have submitted the recording materials with the CSRC. We shall complete the filing before the completion of our offering and listing on Nasdaq. Non-compliance with the Trial Measures, which includes offering and listing securities overseas without fulfilling the required filing procedures, shall result in legal liabilities. Offenders may face fines ranging from RMB 1.0 million (approximately $150,000) to RMB 10.0 million (approximately $1.5 million). The Trial Measures aim to increase the cost for offenders by implementing administrative penalties. Given the current PRC regulatory environment, it is uncertain whether we will be required to obtain approvals from the PRC government to offer securities to foreign investors in the future, and whether we would be able to obtain such approvals. If we are unable to obtain such approvals if required in the future, or inadvertently conclude that such approvals are not required then the value of our ordinary shares may depreciate significantly or become worthless. Upon the occurrence of any of the material events specified below after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of the event: (1) change of control, (2) investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, (3) change of listing status or transfer of listing segment, and (4) voluntary or mandatory delisting. Furthermore, we will be required to submit applications/filings to the CSRC pursuant to the Trial Measures if we conduct overseas follow-on offerings after listing.

On February 24, 2023, the CSRC, together with the Ministry of Finance, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the “Provisions.” The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. On or after March 31, 2023, any failure or perceived failure by our Company and our subsidiaries, to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares. Recently, The China regulatory authority initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares.” As confirmed by our PRC counsel, we currently are not subject to cybersecurity review with the CAC, to conduct business operations in China, given that: (i) we do not possess a large amount of personal information in our business operations; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. In addition, as confirmed by our PRC counsel, we are not subject to merger control review by China’s anti-monopoly enforcement agency due to the level of our revenues which provided from us and audited by our auditor WWC. P.C., and the fact that we currently do not expect to propose or implement any acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB 400 million.

Although we are currently only required to obtain permission from the CSRC and has not received any denial to list on the U.S. exchange or conduct our daily business operation, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list our securities on an U.S. or other foreign exchange. For more detailed information, see “Risk Factors — Risks Related to Doing Business in China — We are required to complete the filing requirement with PRC authorities to list on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC” and “The reinforcement by China regulatory authority on supervision or law enforcement on offerings that are conducted overseas and/or foreign investment in China-based issuers, which could limit or hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline.”

Corporate Information

Our principal executive office is located at No.209 Yongping Road, Xuzhuang Street, Gaogang District, Taizhou City, Jiangsu Province People’s Republic of China, 225300. The telephone number of our principal executive offices is +86-52382988888. Our registered agent in the Cayman Islands is Osiris International Cayman Limited. Our registered office and our registered agent’s office in the Cayman Islands are both located at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

THE OFFERING

Shares Offered	4,200,000 ordinary shares (or 4,830,000 ordinary shares assuming that the underwriters exercise their over-allotment option in full)

Over-allotment Option	We have granted the underwriter an option exercisable up to 45 days after the closing of this offering to purchase up to an additional 15% of the ordinary shares sold in this offering on the same terms as the other ordinary shares being purchased by the underwriter from us.

Ordinary share outstanding prior to completion of this offering	10,000,000 ordinary shares

Ordinary share outstanding immediately after this offering	14,200,000 ordinary shares (or 14,830,000 ordinary shares assuming that the underwriters exercise their over-allotment option in full)

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $22,100,000, based on an initial public offering price of $ 6.00 per ordinary share and after deducting estimated underwriting discounts and advisory fee and estimated offering expenses and assuming no exercise of the over-allotment option granted to the underwriters. See “Use of Proceeds” on page 53 of this prospectus for more information.

Underwriter	Boustead Securities, LLC

Underwriters’ Warrants	We have agreed to sell to Boustead Securities, LLC warrants (the “Underwriter’s Warrants”) to purchase up to a total of 294,000 ordinary shares (equal to 7% of the aggregate number of ordinary shares sold in the offering) at a price equal to the price of our ordinary shares offered hereby. The Underwriter will receive Underwriter’s Warrants if for the portion of the offering pursuant to the over-allotment option.

Nasdaq Trading symbol	We intend to list our ordinary shares on Nasdaq Capital Market under the symbol “KPN”. Our application could be rejected by Nasdaq, and this offering may not close until we have received Nasdaq’s approval for our application.

Transfer Agent	Transhare Corporation.

Risk Factors	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of, and elsewhere in, this prospectus before deciding to invest in our ordinary shares.

Lock-Up	Our directors, executive officers, and all shareholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our ordinary shares or securities convertible into ordinary shares for a period of 6 months from the date on which the trading of the ordinary shares commences. However, shareholders who own 5% or more of the outstanding ordinary shares have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our ordinary shares or securities convertible into ordinary shares for a period of 12 months from the date on which the trading of the ordinary shares commences. See “Underwriting” beginning on page 111 for more information.

SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

The consolidated financial statements included in this prospectus reflect financial position and cash flows of the registrant, Cayman Islands incorporated parent company, Kepuni Holdings, together with those of its subsidiaries, on a consolidated basis. The tables below are condensed consolidating schedules summarizing separately the financial position and cash flows of the registrant, Cayman Islands incorporated parent company, Kepuni Holdings (“Parent Company” in the tables below), its non-VIE subsidiaries and Taizhou Kepuni which was a VIE prior to its conversion to a wholly-owned subsidiary of Kepuni WFOE effective March 9, 2022, together with eliminating adjustments. After the restructure that dissolved the VIE structure, Kepuni Holdings now controls and receives the economic benefits of Taizhou Kepuni’s business operation, if any, through equity ownership.

Consolidated Statements of Operations Information

	For the year ended December 31, 2023
	Parent	Kepuni HK	WFOE and its subsidiary	VIE*	Elimination	Consolidated
Revenues	$—	$—	$12,869,146	$—	$—	$12,869,146
Cost of revenues	$—	$—	$9,106,865	$—	$—	$9,106,865
Gross profits	$—	$—	$3,762,281	$—	$—	$3,762,281
Selling and marketing expense	$—	$—	$971,345	$—	$—	$971,345
General and administrative expenses	$180,000	$—	$1,724,160	$—	$—	$1,904,160
Income taxes	$—	$—	$(94,973)	$—	$—	$(94,973)
Share of loss from non- VIE subsidiaries	$—	$—	$—	$—	$—	$—
Share of loss from VIEs	$—	$—	$—	$—	$—	$—
Net Income	$(180,000)	$—	$957,118	$—	$—	$777,118
Comprehensive income	$(180,000)	$—	$825,853	$—	$—	$645,853

	January 1 – March 8, 2022 (VIE structure)
	Parent	Kepuni HK	WFOE and its subsidiary	VIE*	Elimination	Consolidated
Revenues	$—	$—	$—	$3,758,860	$—	$—
Cost of revenues	$—	$—	$—	$2,386,580	$—	$—
Gross profits	$—	$—	$—	$1,372,780	$—	$—
Selling and marketing expense	$—	$—	$—	$872,894	$—	$—
General and administrative expenses	$—	$—	$—	$153,984	$—	$—
Income taxes	$—	$—	$—	$(5,282)	$—	$—
Share of loss from non- VIE subsidiaries	$—	$—	$—	$—	$—	$—
Share of loss from VIEs	$—	$—	$—	$—	$—	$—
Net income (loss)	$—	$—	$—	$329,477	$—	$—
Comprehensive loss	$—	$—	$—	$328,033	$—	$—

	March 9 – December 31, 2022 (No VIE Structure)
	Parent	Kepuni HK	WFOE and its subsidiary	VIE*	Elimination		Consolidated
Revenues	$—	$—	$9,553,342	$—		$—	$9,553,342
Cost of revenues	$—	$—	$6,053,659	$—		$—	$6,053,659
Gross profits	$—	$—	$3,499,683	$—		$—	$3,499,683
Selling and marketing expense	$—	$—	$1,541,797	$—		$—	$1,541,797
General and administrative expenses	$150,000	$—	$1,930,394	$—		$—	$2,080,394
Income taxes	$—	$—	$(37,174)	$—		$—	$(37,174)
Share of loss from non- VIE subsidiaries	$—	$—	$—	$—		$—	$—
Share of loss from VIEs	$—	$—	$—	$—		$—	$—
Net income (loss)	$(150,000)	$—	$(255,617)	$—	$		$(405,617)
Comprehensive loss	$(150,000)	$—	$(131,518)	$—	$		$(281,518)

*	Effective March 9, 2022, all shareholders of Taizhou Kepuni transferred their 100% equity interests to Kepuni WFOE. As a result, Taizhou Kepuni has become a wholly-owned subsidiary of Kepuni WFOE, and the VIE agreements were terminated. The Company no longer has any VIE as of the date of this prospectus.

Consolidated Balance Sheets Information

	As of December 31, 2023
	Parent	Kepuni HK	WFOE and its subsidiary	VIE*	Elimination	Consolidated
Cash and cash equivalents	$—	$—	$115,360	$—	$—	$115,360
Restricted cash	—	—	43,312	—	—	43,312
Notes receivables	—	—	152,914	—	—	152,914
Accounts receivable, net of $310,762 expected credit loss as of December 31, 2023	$—	$—	$6,726,443	$—	$—	$6,726,443
Prepayments	$—	$—	$1,883,517	$—	$—	$1,883,517
Other receivables, net of $156,043 expected credit loss as of December 31, 2023	$—	$—	$106,260	$—	$—	$106,260
Amounts due from related parties	$—	$—	$—	$—	$—	$—
Amount due from intercompany entity	$—	$—	$630,000	$—	$(630,000)	$—
Inventory	$—	$—	$2,597,780	$—	$—	$2,597,780
Total current assets	$—	$—	$11,625,586	$—	$—	$11,625,586
Construction in progress	$—	$—	$—	$—	$—	$—
Property, plant and equipment, net	$—	$—	$5,038,863	$—	$—	$5,038,863
Intangible assets, net	$—	$—	$862,426	$—	$—	$862,426
Deferred tax asset, net	$—	$—	$70,021	$—	$—	$70,021
Investments in non-VIE subsidiaries	$5,374,766	$—	$—	$—	$(5,374,766)	$—
Equity in VIEs through VIE agreements	$—	$—	$—	$—	$—	$—
Total non-current assets	$5,374,766	$—	$5,971,310	$—	$(5,374,766)	$5,971,310
Total assets	$5,374,766	$—	$17,596,897	$—	$(5,374,766)	$17,596,897
Short term bank loans	$—	$—	$2,542,445	$—	$—	$2,542,445
Notes payable		—	—	—	—	—
Accounts payable	$—	$—	$3,423,229	$—	$—	$3,423,229
Advance from customers	$—	$—	$336,413	$—	$—	$336,413
Amount due to related parties	$—	$—	$11,088	$—	$—	$11,088
Amount due to intercompany entity	$630,000	$—	$—	$—	$(630,000)	$—
Payroll payable	$—	$—	$55,287	$—	$—	$55,287
Tax payable	$—	$—	$4,632,501	$—	$—	$4,632,501
Other payables	$—	$—	$851,297	$—	$—	$851,297
Total liabilities	$—	$—	$11,852,260	$—	$—	$11,852,260
Shareholders’ equity (deficit)	$(630,000)	$—	$5,744,637	$—	$630,000	$5,744,637

	As of December 31, 2022
	Parent	Kepuni HK	WFOE and its subsidiary	VIE*	Elimination	Consolidated
Cash and cash equivalents	$—	$—	$527,060	$—	$—	$527,060
Restricted cash	—	—	44,451	—	—	44,451
Accounts receivable, net of $123,729 expected credit loss as of December 31, 2022	$—	$—	$2,140,082	$—	$—	$2,140,082
Prepayments	$—	$—	$796,788	$—	$—	$796,788
Other receivables, net of $76,540 expected credit loss as of December 31, 2022	$—	$—	$99,810	$—	$—	$99,810
Amounts due from related parties	$—	$—	$—	$—	$—	$—
Amount due from intercompany entity	$—	$—	$450,000	$—	$(450,000)	$—
Inventory	$—	$—	$2,934,576	$—	$—	$2,934,576
Total current assets	$—	$—	$6,634,121	$—	$—	$6,634,121
Construction in progress	$—	$—	$—	$—	$—	$—
Property, plant and equipment, net	$—	$—	$5,398,162	$—	$—	$5,398,162
Intangible assets, net	$—	$—	$1,082,071	$—	$—	$1,082,071
Deferred tax asset, net	$—	$—	$30,040	$—	$—	$30,040
Investments in non-VIE subsidiaries	$5,098,783	$—	$—	$—	$(5,098,783)	$—
Equity in VIEs through VIE agreements	$—	$—	$—	$—	$—	$—
Total non-current assets	$5,098,783	$—	$6,510,273	$—	$(5,098,783)	$6,510,273
Total assets	$5,098,783	$—	$13,144,394	$—	$(5,098,783)	$13,144,394
Short term bank loans	$—	$—	$507,371	$—	$—	$507,371
Notes payable		—	89,347	—	—	89,347
Accounts payable	$—	$—	$2,168,465	$—	$—	$2,168,465
Advance from customers	$—	$—	$760,173	$—	$—	$760,173
Amount due to related parties	$—	$—	$10,915	$—	$—	$10,915
Amount due to intercompany entity	$450,000	$—	$—	$—	$(450,000)	$—
Payroll payable	$—	$—	$36,233	$—	$—	$36,233
Tax payable	$—	$—	$4,007,918	$—	$—	$4,007,918
Other payables	$—	$—	$465,189	$—	$—	$465,189
Total liabilities	$—	$—	$8,045,611	$—	$—	$8,045,611
Shareholders’ equity	$(450,000)	$—	$5,098,783	$—	$450,000	$5,098,783

*	Effective March 9, 2022, all shareholders of Taizhou Kepuni transferred their 100% equity interests to Kepuni WFOE. As a result, Taizhou Kepuni has become a wholly-owned subsidiary of Kepuni WFOE, and the VIE agreements were terminated. The Company no longer has any VIE as of the date of this prospectus.

Consolidated Cash Flows Information

	For the year ended December 31, 2023
	Parent	Kepuni HK	WFOE and its subsidiary	VIE*	Elimination	Consolidated
Net cash used in operating activities	$(180,000)	$—	$(2,182,555)	$—	$—	$(2,362,555)
Net cash used in investing activities	$—	$—	$(265,898)	$—	180,000	$(85,898)
Net cash provided by financing activities	$180,000	$—	$2,053,425	$—	$(180,000)	$2,053,425

	For the year ended December 31, 2022
	Parent	Kepuni HK	WFOE and its subsidiary	VIE*	Elimination	Consolidated
Net cash provided by operating activities	$(150,000)	$—	$1,473,969	$—	$—	$1,623,969
Net cash used in investing activities	$—	$—	$(575,496)	$—	150,000	$(425,496)
Net cash used in financing activities	$150,000	$—	$(631,941)	$—	$(150,000)	$(631,941)

*	Effective March 9, 2022, all shareholders of Taizhou Kepuni transferred their 100% equity interests to Kepuni WFOE. As a result, Taizhou Kepuni has become a wholly-owned subsidiary of Kepuni WFOE, and the VIE agreements were terminated. The Company no longer has any VIE as of the date of this prospectus.

RISK FACTORS

An investment in our ordinary share involves a high degree of risk. Before deciding whether to invest in our ordinary share, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our ordinary share to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our ordinary share if you can bear the risk of loss of your entire investment.

Risks Related to Our Business

We rely on China’s shipbuilding and maritime supporting industries for our revenues and future growth, the prospects of which are subject to many uncertainties, including government regulations and policies.

We rely on China’s shipbuilding, nautical communication, nautical navigation industries for our revenues and future growth. We have greatly benefited from the rapid growth of China’s maritime industry during the past few years. However, the prospects of China’s maritime industry are subject to many uncertainties, including those relating to general economic conditions in China, government and state infrastructure plans and the costs of shipbuilding. In addition, government policies may have a considerable impact on the growth of the maritime industry in China. The uncertainties related to the strategic developments and state policies may affect the growth prospects of China’s maritime industry, and in turn, reduce the demand for shipbuilding parts and nautical communication equipment and system.

Our business is substantially dependent on our collaboration with our suppliers, including electronic component supplier, material dealers, and shipyard service providers, and our agreements with them typically do not contain long-term contractual commitments. Changes or difficulties in our relationships with our suppliers may harm our business and financial results.

Our business is substantially dependent on our collaboration with electronic component supplier, material dealers, and shipyard service providers. We consider major suppliers in each period to be those suppliers that accounted for more than 10% of overall purchases in such period.

For the year ended December 31, 2023, Taizhou Kepuni had five major suppliers whose purchases represented approximately 15%, 8%, 5%, 5% and 5% of the Company’s total purchases, respectively. For the year ended December 31, 2022, Taizhou Kepuni had two major suppliers whose purchases represented approximately 15% and 11% of the Company’s total purchases, respectively. As of December 31, 2023, two suppliers each accounted for 12.91% and 10.95% of the Company’s accounts payable, respectively. As of December 31, 2022, four suppliers each accounted for 23.79%, 15.62%, 12.48% and 12.35% of the Company’s accounts payable, respectively.

Our suppliers may fail to meet timelines or contractual obligations or provide us with sufficient products, which may adversely affect our business. Taizhou Kepuni generally enters into cooperation agreements with them without imposing any contractual obligations requiring them to maintain their relationships with us beyond the completion of each project or beyond the contractual term. Accordingly, there is no guarantee for future cooperation after the project completion and there is no assurance that Taizhou Kepuni can maintain stable and long-term business relationships with any such shipbuilders. If a significant number of our industry buyers terminate or do not renew their agreements with Taizhou Kepuni and Taizhou Kepuni is not able to replace these business partners on commercially reasonable terms in a timely manner or at all, our business, results of operations and financial condition would be materially and adversely affected.

Our business is dependent on certain major customers and changes or difficulties in our relationships with our major customers may harm our business and financial results.

Taizhou Kepuni had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows: For the year ended December 31, 2023, two customers accounted for 17.57% and 14.87% of the Company’s revenues, respectively. For the year ended December 31, 2022, one customer accounted for over 54.07% of the Company’s revenues. As of December 31, 2023, four customers each accounted for 16.61%, 14.23%, 7.95% and 7.11% of the Company’s accounts receivable, respectively. As of December 31, 2022, three customers accounted for 25.31%, 21.50% and 15.48% of the Company’s accounts receivable, respectively.

Adverse worldwide economic or other conditions could result in prolonged reduction in the demand for maritime products and services, adversely impacting our operating results, cash flows and financial and potentially affecting other critical accounting estimates where the change may be material to our operating results.

In addition to health and safety concerns, demand for ships and nautical transportation is affected by international, national, and local economic conditions. Accordingly, as a supplier of nautical communication system, terminal equipment, and data platform, we are highly likely to be impacted by the health and safety concerns as well. Furthermore, weak or uncertain economic conditions may impact consumer confidence and pose a risk as shipyards and major construction companies postpone or reduce product orders. This, in turn, may result in order slowdowns, lower revenues, even after the COVID-19 pandemic has ended and/or related health and safety concerns are reduced.

We are exposed to many different economies and our business could be hurt by challenging conditions in any of our markets. Any significant deterioration of international, national, or local economic conditions, including those resulting from geopolitical events and/or international disputes and the current economic and employment impact of the COVID-19 pandemic in countries where our customers reside could result in a prolonged period of order slowdowns and/or reduced revenues, even after the COVID-19 pandemic has ended and/or related health and safety concerns are reduced. The COVID-19 pandemic could cause a global recession, which would have a further adverse impact on our financial condition and results of operations. Additionally, the impact of COVID-19 on the financial markets is complicated and we cannot predict its effect on geopolitical events and/or international trade policies as countries attempt to mitigate the impact as economies re-open.

Increases in the shipbuilding costs, labor costs, and raw material prices may adversely impact our pricing.

We may be impacted by economic, market and political conditions in China, such as shipbuilding costs, labor costs, raw materials costs, regulatory requirements, supply disruptions and related infrastructure needs, which make it difficult to predict the total production cost and our product pricings.

According to the industry report by the China State Shipbuilding Association, China’s labor costs and material prices have risen over the past couple of years, significantly impacting on the shipbuilding industry. Shipbuilding costs also fluctuated as a result of changes in exchange rates and interest rates. The rising shipbuilding cost has indirectly affected the profit margin of ship equipment. In order to reduce costs, domestic shipbuilders often pass on the rising costs of labor and raw materials to upstream ship supporting enterprises by reducing procurement costs or improving quality requirements, which indirectly affects the overall profitability of ship supporting industries, especially for ship electrical and automation systems.

We depend on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and research and development expertise of key personnel. We depend upon the services of Mr. Xiaofei Cui, our Chief Executive Officer and Chairman of the Board, and Mr. Fangzhong Ni, our Chief Operating Officer for the continued growth and operation of our Company, due to their industry experience, technical expertise, as well as their personal and business contacts in the PRC. Although we have no reason to believe that our directors and executive officers will discontinue their services with us or Taizhou Kepuni, the interruption or loss of their services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations. We do not carry key man life insurance for any of our key personnel, nor do we foresee purchasing such insurance to protect against the loss of key personnel.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire these personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

We must attract, recruit and retain a sizeable workforce of technically competent employees. Competition for senior management and personnel in the PRC is intense and the pool of qualified candidates in the PRC is limited. We may not be able to retain the services of our senior executives or personnel, or attract and retain high-quality senior executives or personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

If we fail to maintain and enhance Taizhou Kepuni’s brand name recognition, we may face difficulty in attracting new customers and meeting customer demands.

Although Taizhou Kepuni’s brand is well-respected in the small and medium-sized shipyard equipment industry in the China east coast market, we still believe that maintaining and enhancing our brand name recognition in a cost-effective manner is critical to achieving a transition into a long term development in the medium and large-sized shipyard equipment industry in the national market. The brand recognition is an important element in our effort to increase our customer base. Successful promotion of our brand name will depend largely on our marketing efforts and ability to provide reliable and quality products at competitive prices. Brand promotion activities may not necessarily yield increased revenue, and even if they do, any increased revenue may not offset the expenses we will incur in marketing activities. If we fail to successfully promote and maintain Taizhou Kepuni’s brand, or if Taizhou Kepuni incurs substantial expenses in an unsuccessful attempt to promote and maintain the brand, Taizhou Kepuni may fail to attract new buyers or retain our existing equipment buyers, in which case our business, operating results and financial condition, would be materially adversely affected.

Our success depends on our ability to protect our intellectual property.

Our success depends on our ability to obtain and maintain trademark protection for our brand name, in the PRC and in other countries. There is no assurance that any of our existing and future trademarks will be held valid and enforceable against third-party infringement or that our equipment and services will not infringe any third-party patent or intellectual property. Taizhou Kepuni owns valid trademarks within PRC. Third parties may oppose our trademark applications or otherwise challenge our use of the trademarks. In the event that the trademarks are successfully challenged, Taizhou Kepuni could be forced to rebrand the products, which could result in loss of brand recognition and could require Taizhou Kepuni to devote resources to advertising and marketing these new brands. Further, the competitors may infringe Taizhou Kepuni’s trademarks, and Taizhou Kepuni may not have adequate resources to enforce our trademarks.

Adverse publicity associated with the network marketing program, or those of similar companies, could harm our financial condition and operating results.

The results of our operations may be significantly affected by the public’s perception of the products of Taizhou Kepuni and of similar companies. This perception depends upon opinions concerning:

●	the safety and quality of the equipment and services we sell; and

●	the safety and quality of similar equipment and services distributed by other companies.

Adverse publicity concerning any actual or purported failure to comply with applicable laws and regulations regarding product claims and advertising, good manufacturing practices, or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our sales and ability to generate revenue.

Risks Related to Our Corporate Structure

We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our ordinary shares.

We are a holding company and conduct substantially all of our business through our PRC subsidiary, which is a limited liability company established in China. We may rely on dividends to be paid by our PRC subsidiary to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our PRC subsidiary, which is a wholly foreign-owned enterprise in China, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital.

Our PRC subsidiary generates primarily all of its revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of our PRC subsidiary to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by State Administration of Foreign Exchange (the “SAFE”) for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

If we decide to reestablish a VIE structure in the future, there might have adverse material impacts to our business operations and the value of our ordinary shares.

The VIE structure has not been tested in a court of law and future regulations are uncertain. We are concerned about the risk of future changes in the Chinese securities laws that may disallow the VIE structure. In other words, if we decide to reestablish the VIE structure in the future, we may directly violate the Chinese securities laws and may be fined or regulated by the Chinese Government. However, we do not plan to reestablish a VIE structure.

The Chinese government may impose additional restrictions on our operations, or tightens enforcements of existing or new laws or regulations, it has the authority, among other things, to levy fines, confiscate income, revoke business licenses, and require us to discontinue our relevant business or impose restrictions on the affected our business. Any of these actions by the Chinese government may have a material and adverse effect on our results of operations. As a result, our business, reputation, value of our ordinary shares, financial condition and results of operations may be materially and adversely affected. Also, our shareholders’ interest might be harmed.

Risks Related to Doing Business in China

There are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities.

We conduct substantially all of our business operations in China, and a majority of our directors and senior management are based in China, which is an emerging market. The SEC, U.S. Department of Justice and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class action securities law and fraud claims, generally are difficult to pursue as a matter of law or practicality in many emerging markets, including China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the local authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the Unities States has not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

As a result, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

In July 2014, SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, and limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

As an offshore holding company with PRC subsidiaries, we may transfer funds to or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries, including from the proceeds of this offering, are subject to the above PRC regulations. We may not be able to obtain necessary government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our Company’s PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take several months to complete.

The process for sending the proceeds from this offering back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds” on page 53 of this prospectus, we may make capital contributions or loans to Kepuni WFOE and Taizhou Kepuni, our subsidiaries in China. Any loans to Kepuni WFOE or Taizhou Kepuni are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with SAFE.

To remit the proceeds of the offering, we must take the following steps:

●	First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company. As of the date of this prospectus, we have already opened a special foreign exchange account for capital account transactions.

●	Second, we will remit the offering proceeds into this special foreign exchange account.

●	Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary significantly. Ordinarily the process takes several months but is required by law to be accomplished within 180 days of application.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. If we fail to receive such approvals, our ability to use the proceeds of this offering and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries.

As an offshore holding company of our PRC subsidiary, we may make loans to our PRC subsidiaries or may make additional capital contributions to our PRC subsidiaries, subject to satisfaction of applicable governmental registration and approval requirements.

Any loans we extend to our PRC subsidiaries cannot exceed the statutory limit and must be registered with the local counterpart of the SAFE.

We may also decide to finance our PRC subsidiary by means of capital contributions. According to the relevant PRC regulations on foreign-invested enterprises in China, these capital contributions are subject to registration with or approval by the MOFCOM or its local counterparts. In addition, the PRC government also restricts the convertibility of foreign currencies into Renminbi and use of the proceeds. On March 30, 2015, SAFE promulgated Circular 19, which took effect and replaced certain previous SAFE regulations from June 1, 2015. SAFE further promulgated Circular 16, effective on June 9, 2016, which, among other things, amend certain provisions of Circular 19. According to SAFE Circular 19 and SAFE Circular 16, the flow and use of the Renminbi capital converted from foreign currency denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for business beyond its business scope or to provide loans to persons other than affiliates unless otherwise permitted under its business scope. Violations of the applicable circulars and rules may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Regulations.

SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund our PRC operating subsidiary, to invest in or acquire any other PRC companies through our PRC Subsidiary, which may adversely affect our business, financial condition and results of operations.

Adverse changes in political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could reduce the demand for our products and services and materially and adversely affect our competitive position.

Substantially all of our business operations are conducted in China. Accordingly, our business, results of operations, financial condition and prospects are subject to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

These government involvements have been instrumental in China’s significant growth in the past 30 years. In response to the recent global and Chinese economic downturn, the PRC government has adopted policy measures aimed at stimulating the economic growth in China. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of our industry or otherwise negatively affects our business, our growth rate or strategy, our results of operations could be adversely affected as a result.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

All of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

The Chinese government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of our ordinary shares.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including but not limited to the State Administration for Market Regulation. Together, these governmental authorities promulgate and enforce regulations that cover many aspects of our day-to-day operations. If we are deemed to be not in compliance with these requirements, we may be subject to fines and other administrative penalties from the relevant PRC government authorities. In case of our failure to rectify our noncompliance within required period by the relevant PRC government authorities, we may be forced to suspend our operation.

Existing and new laws and regulations may be enforced from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to us. If the PRC government promulgates new laws and regulations that impose additional restrictions on our operations, or tightens enforcements of existing or new laws or regulations, it has the authority, among other things, to levy fines, confiscate income, revoke business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations. As a result, our business, reputation, value of our ordinary shares, financial condition and results of operations may be materially and adversely affected.

We may lose the ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless if the Chinese government may exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers.

The recently issued Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities and the supervision on listings by China-based companies in foreign countries, and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based companies listed in foreign countries, and provided that the special provisions of the State Council on offering and listing by those companies in foreign countries limited by shares will be revised and therefore the duties of domestic industry competent authorities and regulatory agencies will be clarified. As these opinions were newly issued and there are no further explanations or detailed rules and regulations with respect to such opinions, there are still uncertainties regarding the interpretation and implementation of such opinions. And new rules or regulations promulgated in future could impose additional requirements on us.

On July 10, 2021, the Cyberspace Administration of China, or the CAC, issued a revised draft of the Measures for Cybersecurity Review for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On January 4, 2022, thirteen PRC regulatory agencies, namely, the CAC, the NDRC, the Ministry of Industry and Information Technology, the Ministry of Public Security, the Ministry of State Security, the Ministry of Finance, MOFCOM, SAMR, CSRC, the People’s Bank of China, the National Radio and Television Administration, National Administration of State Secrets Protection and the National Cryptography Administration, jointly adopted and published the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021) required that, among others, in addition to “operator of critical information infrastructure” any “operator of network platform” holding personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review.

In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, and will accept public comments until December 13, 2021. According to the draft Regulations on Network Data Security, if a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the CAC determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties.

We do not expect to be subject to the cybersecurity review by the CAC for this offering, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. Neither the CAC nor any other PRC regulatory agency or administration has contacted the Company in connection with Taizhou Kepuni’s operations. The Company is currently not required to obtain regulatory approval from the CAC nor any other PRC authorities for Taizhou Kepuni’s operations. However, there remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures for Cybersecurity Review (2021). We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that the applicable laws, regulations, or interpretations change such that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we cannot guarantee whether we can complete the registration process in a timely manner, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, results of operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

Uncertainties with respect to the PRC legal system, including uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in China with little advance notice could adversely affect us and limit the legal protections available to you and us.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our current understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value. In addition, any new or changes in PRC laws and regulations related to foreign investment in China could affect the business environment and our ability to operate our business in China.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business and results of operations.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. Such unpredictability towards our contractual, property and procedural rights could adversely affect our business and impede our ability to continue our operations.

The financial and taxation solution services industry in China is subject to extensive regulation. Related laws and regulations are relatively new and evolving. The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the financial and taxation solution services industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, financial and taxation solution services businesses in China, including our business. We cannot assure you that we will be able to maintain our existing licenses or obtain new ones. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

The PRC government has significant oversight and discretion over the conduct of our business and may intervene or influence our operations as the government deems appropriate to further regulatory, political and societal goals. The PRC government has recently published new policies that significantly affected certain industries, such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management and directors named in the prospectus. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are a company incorporated under the laws of the Cayman Islands, and we conduct most of our operations in China and most of our assets are located in China. In addition, all of our senior executive officers and directors reside within China, are physically there for a significant portion of each year, and are PRC nationals. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us, or such persons predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state. In addition, it may be difficult for you to bring an original action in a court in the PRC to enforce liabilities against directors and officers based on the U.S. federal securities laws.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While the detailed interpretation of or implementing of rules under Article 177 have to be promulgated, the inability of an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties faced by you in protecting your interests.

Under the PRC Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

China passed the PRC Enterprise Income Tax Law, or the EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and shareholder minutes are kept in China; and (iv) all of its directors with voting rights or senior management reside in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. Because substantially all of our operations and senior management are located within the PRC and are expected to remain so for the foreseeable future, we may be considered a PRC resident enterprise for enterprise income tax purposes and therefore subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise controlled by a Chinese natural person. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, we do not have any non-China source income, as we conduct our sales in China. However, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would be deemed as “qualified investment income between resident enterprises” and therefore qualify as “tax-exempt income” pursuant to clause 26 of the EIT Law. Second, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which the dividends we pay with respect to our ordinary shares, or the gain our non-PRC shareholders may realize from the transfer of our ordinary shares, may be treated as PRC-sourced income and may therefore be subject to a 10% PRC withholding tax. The EIT Law and its implementing regulations are, however, relatively new and ambiguities exist with respect to the interpretation and identification of PRC-sourced income, and the application and assessment of withholding taxes. If we are required under the EIT Law and its implementing regulations to withhold PRC income tax on dividends payable to our non-PRC shareholders, or if non-PRC shareholders are required to pay PRC income tax on gains on the transfer of their ordinary shares, our business could be negatively impacted and the value of your investment may be materially reduced. Further, if we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both China and such countries in which we have taxable income, and our PRC tax may not be creditable against such other taxes.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption law.

In connection with this offering, we will become subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. We are also subject to Chinese anti-corruption laws, which strictly prohibit the payment of bribes to government officials. We have operations agreements with third parties, and make sales in China, which may experience corruption. Our activities in China create the risk of unauthorized payments.

Although we believe, to date, we have complied in all material respects with the provisions of the FCPA and Chinese anti-corruption law, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, or distributors may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption law may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Uncertainties with respect to the PRC legal system and changes in laws and regulations in China could adversely affect us.

We conduct all of our business through our subsidiary, Taizhou Kepuni, in China. Our operations in China are governed by PRC laws and regulations. Our PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

In utilizing the proceeds of this offering in the manner described in “Use of Proceeds” on page 53 of this prospectus, as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries.

Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign invested entities (“FIEs”), to finance their activities cannot exceed statutory limits and must be registered with SAFE. On March 30, 2015, SAFE promulgated Hui Fa [2015] No.19, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB. The foreign exchange capital, for which the monetary contribution has been confirmed by the foreign exchange authorities (or for which the monetary contribution has been registered for account entry) in the capital account of a foreign-invested enterprise may be settled at a bank as required by the enterprise’s actual management needs. Foreign-invested enterprises with investment as their main business (including foreign-oriented companies, foreign-invested venture capital enterprises and foreign-invested equity investment enterprises) are allowed to, under the premise of authenticity and compliance of their domestic investment projects, carry out based on their actual investment scales direct settlement of foreign exchange capital or transfer the RMB funds in the foreign exchange settlement account for pending payment to the invested enterprises’ accounts.

On May 10, 2013, SAFE released Circular 21, which came into effect on May 13, 2013. According to Circular 21, SAFE has simplified the foreign exchange administration procedures with respect to the registration, account openings and conversions, settlements of FDI-related foreign exchange, as well as fund remittances.

Circular 21 may significantly limit our ability to convert, transfer and use the net proceeds from this offering and any offering of additional equity securities in China, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart, which usually takes no more than 30 working days to complete. We may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our PRC subsidiaries. If we fail to receive such approvals, we will not be able to capitalize our PRC operations, which could adversely affect our liquidity and our ability to fund and expand our business.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

We are a holding company and we rely on our subsidiaries for funding dividend payments, which are subject to restrictions under PRC laws.

We are a holding company incorporated in the Cayman Islands, and we operate our core businesses through our subsidiary, Taizhou Kepuni, in the PRC. Therefore, the availability of funds for us to pay dividends to our shareholders and to service our indebtedness depends upon dividends received from Taizhou Kepuni. If our subsidiaries incur debt or losses, their ability to pay dividends or other distributions to us may be impaired. As a result, our ability to pay dividends and to repay our indebtedness will be restricted. PRC laws require that dividends be paid only out of the after-tax profit of our subsidiary in the PRC calculated according to PRC accounting principles, which differ in many aspects from generally accepted accounting principles in other jurisdictions. PRC laws also require enterprises established in the PRC to set aside part of their after-tax profits as statutory reserves. These statutory reserves are not available for distribution as cash dividends. In addition, restrictive covenants in bank credit facilities or other agreements that we or our subsidiaries in the PRC may enter into in the future may also restrict the ability of our subsidiaries in the PRC to pay dividends to us. These restrictions on the availability of our funding may impact our ability to pay dividends to our shareholders and to service our indebtedness.

Our business may be materially and adversely affected if any of our PRC subsidiaries declare bankruptcy or become subject to a dissolution or liquidation proceeding.

The Enterprise Bankruptcy Law of the PRC, or the Bankruptcy Law, came into effect on June 1, 2007. The Bankruptcy Law provides that an enterprise will be liquidated if the enterprise fails to settle its debts as and when they fall due and if the enterprise’s assets are, or are demonstrably, insufficient to clear such debts.

Our PRC subsidiaries hold certain assets that are important to our business operations. If our PRC subsidiaries undergo a voluntary or involuntary liquidation proceeding, unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

According to SAFE’s Notice of the State Administration of Foreign Exchange on Further Improving and Adjusting Foreign Exchange Administration Policies for Direct Investment, effective on December 17, 2012, and the Provisions for Administration of Foreign Exchange Relating to Inbound Direct Investment by Foreign Investors, effective May 13, 2013, if any of our PRC subsidiaries undergo a voluntary or involuntary liquidation proceeding, prior approval from SAFE for remittance of foreign exchange to our shareholders abroad is no longer required, but we still need to conduct a registration process with the SAFE local branch. It is not clear whether “registration” is a mere formality or involves the kind of substantive review process undertaken by SAFE and its relevant branches in the past.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S. exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

For example, the Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC central or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the RMB against the U.S. dollar, Euro and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. Any significant revaluation of the RMB may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. dollars for the purpose of paying dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. In addition, fluctuations of the RMB against other currencies may increase or decrease the cost of imports and exports, and thus affect the price-competitiveness of our products against products of foreign manufacturers or products relying on foreign inputs.

Since July 2005, the RMB is no longer pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The currently effective PRC Labor Contract Law, or the Labor Contract Law was first adopted on June 29, 2007 and later amended on December 28, 2012. The PRC Labor Contract Law has reinforced the protection of employees who, under the Labor Contract Law, have the right, among others, to have written employment contracts, to enter into employment contracts with no fixed term under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. Furthermore, the Labor Contract Law sets forth additional restrictions and increases the costs involved with dismissing employees. To the extent that we need to significantly reduce our workforce, the Labor Contract Law could adversely affect our ability to do so in a timely and cost-effective manner, and our results of operations could be adversely affected. In addition, for employees whose employment contracts include noncompetition terms, the Labor Contract Law requires us to pay monthly compensation after such employment is terminated, which will increase our operating expenses.

We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our buyers by increasing the prices of our products and services, our financial condition and results of operations would be materially and adversely affected.

Currently, all of our shareholders have completed the Circular 37 registration. The Chinese resident shareholders’ failure to comply with Circular 37 registration would not impose penalties on our Company, while it may result in restrictions being imposed on part of foreign exchange activities of the offshore special purpose vehicles, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders who fail to complete Circular 37 registration.

In July 2014, the State Administration of Foreign Exchange promulgated the Circular on Issues Concerning Foreign Exchange Administration over the Overseas Investment and Financing and Roundtrip Investment by Domestic Residents via Special Purpose Vehicles, or “Circular 37”. According to Circular 37, prior registration with the local SAFE branch is required for Chinese residents to contribute domestic assets or interests to offshore companies, known as SPVs. Circular 37 further requires amendment to a PRC resident’s registration in the event of any significant changes with respect to the SPV, such as an increase or decrease in the capital contributed by PRC individuals, share transfer or exchange, merger, division, or other material event. Further, foreign investment enterprises established by way of round-tripping shall complete the relevant foreign exchange registration formalities pursuant to the prevailing foreign exchange control provisions for direct investments by foreign investors, and disclose the relevant information such as actual controlling party of the shareholders truthfully.

Currently, all of our shareholders have completed the Circular 37 registration. We will ask our prospective shareholders who are Chinese residents to make the necessary applications and filings as required by Circular 37. We attempt to comply, and attempt to ensure that our shareholders who are subject to these rules comply, with the relevant requirements. We cannot, however, provide any assurances that all of our shareholders who are Chinese residents will comply with our request to make or obtain any applicable registration or comply with other requirements required by Circular 37 or other related rules. The Chinese resident shareholders’ failure to comply with Circular 37 registration would not impose penalties on our Company, while it may result in restrictions being imposed on part of foreign exchange activities of the offshore special purpose vehicles, including restrictions on its ability to receive registered capital as well as additional capital from Chinese resident shareholders who fail to complete Circular 37 registration; and repatriation of profits and dividends derived from special purpose vehicles to China, by the Chinese resident shareholders who fail to complete Circular 37 registration, are also illegal. In addition, the failure of the Chinese resident shareholders to complete Circular 37 registration may subject each of the shareholders to fines no less than RMB50,000. We cannot assure you that each of our Chinese resident shareholders will in the future complete the registration process as required by Circular 37.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. We may be liable for improper use or appropriation of personal information provided by our customers.

We may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. These laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain information about various aspects of our operations as well as regarding our employees and third parties. We also maintain information about various aspects of our operations as well as regarding our employees. The integrity and protection of our customer, employee and company data is critical to our business. Our customers and employees expect that we will adequately protect their personal information. We are required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits.

On December 28, 2021, 13 governmental departments of the PRC, including the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that, in addition to CIIO that intend to purchase Internet products and services, net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries.

In addition, on November 14, 2021, the CAC released the Regulations on Network Data Security (draft for public comments), or the draft Regulations on Network Data Security, and will accept public comments until December 13, 2021. According to the draft Regulations on Network Data Security, if a data processor that processes personal data of more than one million users intends to list overseas, it shall apply for a cybersecurity review. In addition, data processors that process important data or are listed overseas shall carry out an annual data security assessment on their own or by engaging a data security services institution, and the data security assessment report for the prior year should be submitted to the local cyberspace affairs administration department before January 31 of each year. Currently, the draft Regulations on Network Data Security has been released for public comment only, and its implementation provisions and anticipated adoption or effective date remains substantially uncertain and may be subject to change. We do not know what regulations will be adopted or how such regulations will affect us and our listing on Nasdaq. In the event that the CAC determines that we are subject to these regulations, we may be required to delist from Nasdaq and we may be subject to fines and penalties.

We do not expect to be subject to the cybersecurity review by the CAC for this offering, given that: (i) using our products and services does not require users to provide any personal information; (ii) we do not possess any personal information of users in our business operations; and (iii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. Neither the CAC nor any other PRC regulatory agency or administration has contacted the Company in connection with Taizhou Kepuni’s operations. The Company is currently not required to obtain regulatory approval from the CAC nor any other PRC authorities for Taizhou Kepuni’s operations. However, there remains uncertainty as to how the Measures for Cybersecurity Review (2021) will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Measures for Cybersecurity Review (2021). We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that the applicable laws, regulations, or interpretations change such that we are subject to any mandatory cybersecurity review and other specific actions required by the CAC, we cannot guarantee whether we can complete the registration process in a timely manner, or at all. Given such uncertainty, we may be further required to suspend our relevant business, shut down our website, or face other penalties, which could materially and adversely affect our business, financial condition, results of operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

We are not enrolled in the PRC’s employee’s housing funds program, and as a result, Taizhou Kepuni may be subject to future additional requirements should local government regulations on housing funds change.

Pursuant to the Social Security Law of the PRC, or the Social Security Law, which was promulgated by the SCNPC on October 28, 2010 and amended on December 29, 2018, employers shall pay the basic pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance for employees. We have been complying with local regulations regarding social security and employee insurance. We have not received any notification or warning from PRC authorities. We have not provided employees with housing funds. All our employees are located in Taizhou, Jiangsu, where local government imposes no mandatory requirements on employers to provide housing funds to employees. However, central government promulgated rules regarding employees housing funds. For example, in accordance with the Regulations on Management of Housing Provident Fund (the “Regulations of HPF”), which were promulgated by the PRC State Council on April 3, 1999, and last amended on March 24, 2002, employers must register at the designated administrative centers and open bank accounts for employees’ housing funds deposits. Employers and employees are also required to pay and deposit housing funds in an amount no less than 5% of the monthly average salary of each of the employees in the preceding year in full and on time. Taizhou Kepuni had not opened such bank accounts or deposited its employees’ housing funds. We believe that we are currently not in violation of the housing funds regulations as it is not mandatory in Taizhou city. If in the future, local government adopts new rules requiring employers to provide housing funds to employees, we will be required to provide housing funds to our employees, failing which we may be subject to administrative and monetary penalties.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our ordinary shares, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and this offering. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company. This situation may be a major distraction to our management. If such allegations are not proven to be groundless, our Company and business operations will be severely hampered and your investment in our ordinary shares could be rendered worthless.

You may face difficulties in protecting your interests and exercising your rights as a shareholder since we conduct substantially all of our operations in China, and almost all of our officers and directors reside outside the U.S.

Although we are incorporated in the Cayman Islands, we conduct substantially all of our operations in China. All of our current officers and almost all of our directors reside outside the U.S. and substantially all of the assets of those persons are located outside of the U.S. It may be difficult for you to conduct due diligence on the Company or such directors in your election of the directors and attend shareholders meeting if the meeting is held in China. We plan to have one shareholder meeting each year at a location to be determined, potentially in China. As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely or predominantly within the U.S.

Our financial and operating performance may be adversely affected by general economic conditions, natural catastrophic events, epidemics, and public health crises that impact the nautical communication and navigation industry.

Our operating results will be subject to fluctuations based on general economic conditions, in particular those conditions that impact the nautical communication and navigation industry. Deterioration in economic conditions could cause decreases in both volume and reduce and/or negatively impact our short-term ability to grow our revenues. Further, any decreased collectability of accounts receivable or early termination of agreements due to deterioration in economic conditions could negatively impact our results of operations.

Our business is subject to the impact of natural catastrophic events such as earthquakes, floods or power outages, political crises such as terrorism or war, and public health crises, such as disease outbreaks, epidemics, or pandemics in the U.S. and global economies, our markets and business locations. Currently, the rapid spread of coronavirus (COVID-19) globally has resulted in increased travel restrictions and disruption and shutdown of businesses. Our buyers may experience financial distress, file for bankruptcy protection, go out of business, or suffer disruptions in their business due to the coronavirus outbreak; as a result, our revenues may be impacted. The extent to which the coronavirus impacts our results will depend on future developments, which are highly uncertain and will include emerging information concerning the severity of the coronavirus and the actions taken by governments and private businesses to attempt to contain the coronavirus, but is likely to result in a material adverse impact on our business, results of operations and financial condition at least for the near term.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel volume and may in turn have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis, and as a result, our operational continuity may be adversely and materially affected, which in turn may harm our reputation.

Our business could be materially harmed by the coronavirus (COVID-19) pandemic

The outbreak of a novel strain of coronavirus (COVID-19) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past year. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and our workforce are concentrated in China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control.

Our business returned to normal by the end of 2020. We have made some emergency plans for COVID-19 and reminded our personnel to pay attention to the COVID-19. Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the related financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time.

We believe that our current cash and cash equivalents, proceeds from additional equity and debt financing and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional capital in the future to fund our continuing operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In addition, the COVID-19 outbreak was declared to be a pandemic by the World Health Organization on March 10, 2020. Actions taken around the world to help mitigate the spread of the COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. The COVID-19 and actions taken to mitigate it are expected to continue to have an adverse impact on our planned operations. Such events could result in the complete or partial closure of our offices or the operations of our factories which could impact our operations. In addition, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The reinforcement by China regulatory authority on supervision or law enforcement on offerings that are conducted overseas and/or foreign investment in China-based issuers, which could limit or hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline.

Recent statements by The China regulatory authority have indicated an intent to exert more exert oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On December 28, 2021, the CAC, the National Development and Reform Commission, and several other administrations jointly adopted and published the new Measures for Cybersecurity Review (“New Measures”), which came into effect on February 15, 2022. According to the New Measures, an operator of critical information infrastructure who purchase network products or services that affects or may affect national security or a network platform operator who possesses the personal information of more than 1 million users and intends to list in a foreign country shall declare to the Office of Cybersecurity Review for cybersecurity review. Our clients are businesses and our operation does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. As a result, the likelihood of us being subject to the review is remote.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which have become effective on March 31, 2023. According to the Trial Measures, our offering will be identified as an indirect overseas issuance and listing by CSRC, we shall fulfill the filing procedure with the CSRC as per requirement of the Trial Measures. We may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC.

As of the date of this prospectus, except for the filing required by the CSRC, our registered public offering in the U.S. is not subject to the review nor prior approval of the CAC. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in the PRC could change in the future. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations may restrict or otherwise impact our ability or way to conduct business and may require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities.

In the event that (i) The China regulatory authority expands the categories of industries and companies whose foreign securities offerings are subject to review by the CAC that we are required to obtain such permissions or approvals; or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by The China regulatory authority could affect our operations, limit our ability to offer our ordinary shares to investors and cause the value of such ordinary shares to significantly decline.

We are required to complete the filing requirement with PRC authorities to list on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. The companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

Our PRC counsel, Guantao Law Firm, has advised us that, based on its understanding of the current PRC laws and regulations, our offering will be identified as an indirect overseas issuance and listing by CSRC, in view of the fact that the Trial Measures have come into effect on March 31, 2023. As of the date of this prospectus, we have not yet submitted the recording materials and are in the process of preparing the filing documents. We shall complete the filing before the completion of our offering and listing on Nasdaq.

Recent joint statement by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

The HFCAA was enacted on December 18, 2020. The HFCAA states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC will prohibit the company’s shares from being traded on a national securities exchange and in over the counter markets in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCAA.

On June 22, 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would decrease the number of non-inspection years from three years to two years, and thus, would reduce the time before our securities may be prohibited from trading or delisted.

The SEC adopted rules to implement the HFCAA and, pursuant to the HFCAA, the PCAOB issued its report on December 16, 2021, notifying SEC of its determination that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China or Hong Kong because of a position taken by one or more authorities in China or in Hong Kong, respectively. The rules apply to foreign issuers whose registered public accounting firm is located in a foreign jurisdiction that does not permit the PCAOB to inspect or investigate (“Commission-Identified Issuers”). The rules further provide notice regarding the procedures the SEC has established to identify issuers and to impose trading prohibitions on the securities of certain Commission-Identified Issuers, as required by the HFCAA. As of the date of the prospectus, WWC, P.C., our auditor, is not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. The Company’s auditor is based in California, U.S. and is registered with PCAOB and subject to PCAOB inspection. As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, it is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor in relation to our U.S. listing. The recent developments therefore would add uncertainties to our offering, and we cannot assure you whether U.S. regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

On August 26, 2022, the PCAOB signed the SOP Agreements with the CSRC and China’s Ministry of Finance. The SOP Agreements established a specific, accountable framework. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should China regulatory authorities fail to agree to the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. On June 22, 2021, the U.S. Senate passed Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before our ordinary shares may be prohibited from trading or delisted.

Uncertainties of the ability of auditors to comply with the requirements of the HFCAA, as well as further rulemakings by U.S, regulators with respect to their work in China, could cause the market price of our ordinary shares to fall. If the PRC adopts positions at any time in the future that would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong and the PCAOB determines that it cannot inspect the audits of our PRC operating subsidiaries, the trading of our securities may be prohibited under the HFCAA and, as a result, the Nasdaq may delist our securities. The delisting of our ordinary shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the SCNPC which was amended in June 24, 2022 and effective in August 1, 2022 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB 2 billion, and at least two of these operators each had a turnover of more than RMB 400 million within China) must be cleared by MOFCOM before they can be completed.

Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We circumvent the application of M&A rules by taking a “two-step slow-walk” method. In the event that this approach is deemed invalid or illegal and it is applied retroactively, WFOE’s acquisition of Taizhou Kepuni could be deemed invalid and we will not be able to consolidate the financial statements of Taizhou Kepuni.

we acquired the domestic operating entities through a “two-step slow-walk” method, so the approval process of the Ministry of Commerce is not applicable. The acquisition was broken into two steps: 1) adding a non-PRC shareholder so that the domestic operating entity will be categorized as a Sino-foreign joint venture (an entity with mixed capital between one or more foreign and Chinese shareholders); 2) WFOE to complete the equity acquisition of Taizhou Kepuni from both the Chinese and foreign shareholders so that it would become a foreign-owned enterprise. Our PRC counsel, Guantao Law Firm, has completed substantial amount of research and study of the regulation and precedents and found that this approach has been widely used in the past. In addition, it has never been penalized or challenged with respect to the legality of this matter. While our PRC counsel, Guantao Law Firm, believes that it permitted to structure the acquisition in this manner and the acquisition, in fact, has been completed without any challenge by any regulator, there is uncertainty with respect to the interpretation of the current regulation as it is still evolving. In the event that this approach is deemed invalid or illegal and it is applied retroactively, WFOE’s acquisition of Taizhou Kepuni could be deemed invalid and we will not be able to consolidate the financial statements of Taizhou Kepuni.

The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies requires an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

Our PRC counsel, Guantao Law Firm, has advised us  based on their understanding of the M&A Rules, rules and regulations that the CSRC’s approval is not required for the listing and trading of our ordinary shares on Nasdaq in the context of this offering, given that: (i) our PRC subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; and (ii) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to the M&A Rules.

However,  our PRC counsel, Guantao Law Firm, has further advised us that there remain some uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering. These sanctions may include fines and penalties on our operations in the PRC, limitations on our operating privileges in the PRC, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. Furthermore, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severe and Lawful Crackdown on Illegal Securities Activities, which was available to the public on July 6, 2021. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies. These opinions proposed to take effective measures, such as promoting the construction of relevant regulatory systems, to deal with the risks and incidents facing China-based overseas-listed companies and the demand for cybersecurity and data privacy protection. The aforementioned policies and any related implementation rules to be enacted may subject us to additional compliance requirement in the future. As of the date of this prospectus, we have not received any or been denied of any permission from the PRC authorities to list on U.S. stock exchanges. As these opinions were recently issued, official guidance and interpretation of the opinions remain unclear in several respects at this time. Therefore, we cannot assure you that we will remain fully compliant with all new regulatory requirements of these opinions or any future implementation rules on a timely basis, or at all. We face uncertainty about future actions by the PRC government that could significantly affect the operating entity’s financial performance.

On December 24, 2021, the China Securities Regulatory Commission, or the CSRC, issued Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Administration Provisions”), and the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Measures”), which are now open for public comments. The Administration Provisions and Measures for overseas listings lay out specific requirements for filing documents and include unified regulation management, strengthening regulatory coordination, and cross-border regulatory cooperation. Domestic companies seeking to list abroad must carry out relevant security screening procedures if their businesses involve such supervision. Companies endangering national security are among those off-limits for overseas listings.

Furthermore, on February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. Based on the foregoing, our PRC counsel is of the view that we are required to complete the filing procedures with the CSRC in connection with the offering and listing. The offering is contingent on completion of the application process with the CSRC. As of the date of this prospectus, we have filed the recording materials with the CSRC. There is no assurance that we can complete such filing in a timely manner or even at all. Any failure by us to comply with such filing requirements may result in orders to rectify, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities. We shall complete the filing before the completion of our offering and listing on Nasdaq. Non-compliance with the Trial Measures, which includes offering and listing securities overseas without fulfilling the required filing procedures, shall result in legal liabilities. Offenders may face fines ranging from RMB 1.0 million (approximately $150,000) to RMB 10.0 million (approximately $1.5 million). The Trial Measures aim to increase the cost for offenders by implementing administrative penalties. Given the current PRC regulatory environment, it is uncertain whether we will be required to obtain approvals from the PRC government to offer securities to foreign investors in the future, and whether we would be able to obtain such approvals. Any failure on our part to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless. Upon the occurrence of any of the material events specified below after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of the event: (1) change of control, (2) investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, (3) change of listing status or transfer of listing segment, and (4) voluntary or mandatory delisting. Furthermore, we will be required to submit applications/filings to the CSRC pursuant to the Trial Measures if we conduct overseas follow-on offerings after listing.

A downturn in the Hong Kong, China or global economy, and economic and political policies of China could materially and adversely affect our business and financial condition.

The recent outbreak of war in Ukraine has already affected global economic markets, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our client’s business and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

Risks Related to the Offering and Our Ordinary Shares

The trading price of the Ordinary Shares is likely to be volatile, which could result in substantial losses to investors.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalized company with relatively small public float after this offering, we may experience greater stock price volatility, lower trading volume and less liquidity than large-capitalized companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices due to factors beyond our control. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for the Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow;

●	fluctuations in operating metrics;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new solutions and services and expansions by us or our competitors;

●	termination or non-renewal of contracts or any other material adverse change in our relationship with our key customers or strategic investors;

●	changes in financial estimates by securities analysts;

●	detrimental negative publicity about us, our competitors or our industry;

●	additions or departures of key personnel;

●	release of lockup or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

●	regulatory developments affecting us or our industry; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Ordinary Shares will trade. Furthermore, the stock market in general experiences price and volume fluctuations that are often unrelated or disproportionate to the operating performance of companies like us. These broad market and industry fluctuations may adversely affect the market price of our Ordinary Shares. Volatility or a lack of positive performance in our Ordinary Shares price may also adversely affect our ability to retain key employees, most of whom have been granted share incentives.

In addition, if the trading volumes of our Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Ordinary Shares. This low volume of trades could also cause the price of our Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Ordinary Shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. A decline in the market price of our Ordinary Shares also could adversely affect our ability to issue additional Ordinary Shares or other of our securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Ordinary Shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

In the past, shareholders of public companies have often brought securities class action suits against companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

In addition to the risks addressed above in “The trading price of the Ordinary Shares is likely to be volatile, which could result in substantial losses to investors,” our Ordinary Shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we will have relatively small public floats after this offering. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of our Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Ordinary Shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of our Ordinary Shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our Ordinary Shares and understand the value thereof.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of which this prospectus forms a part. We are currently utilizing or intend to utilize both of these exemptions. We have not made a decision whether to take advantage of any other exemptions available to emerging growth companies. We do not know if some investors will find our ordinary shares less attractive as a result of our utilization of these or other exemptions. The result may be a less active trading market for our ordinary shares and our share price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We prepare our consolidated financial statements as of and for the year ended December 31, 2021 in accordance with International Financial Reporting Standards and International Accounting Standards and Interpretations as issued by the International Accounting Standards Board (IASB) and as adopted by the European Union, which do not have separate provisions for publicly traded and private companies. However, in the event we convert to accounting principles generally accepted in the United States of America (“U.S. GAAP”) while we are still an “emerging growth company”, we may be able to take advantage of the benefits of this extended transition period.

We will remain an “emerging growth company” until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.235 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period or (d) the last day of our fiscal year containing the fifth anniversary of the date on which our shares become publicly traded in the United States.

If we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we will be required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

The presence of material weaknesses in internal control over financial reporting could result in financial statement errors which, in turn, could lead to errors in our financial reports and/or delays in our financial reporting, which could require us to restate our operating results. We might not identify one or more material weaknesses in our internal controls in connection with evaluating our compliance with Section 404 of the Sarbanes-Oxley Act. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, we will need to expend significant resources and provide significant management oversight. Implementing any appropriate changes to our internal controls may require specific compliance training of our directors and employees, entail substantial costs in order to modify our existing accounting systems, take a significant period of time to complete and divert management’s attention from other business concerns. These changes may not, however, be effective in maintaining the adequacy of our internal control.

If we are unable to conclude that we have effective internal controls over financial reporting, investors may lose confidence in our operating results, the price of the ordinary shares could decline and we may be subject to litigation or regulatory enforcement actions. In addition, if we are unable to meet the requirements of Section 404 of the Sarbanes-Oxley Act, the ordinary shares may not be able to remain listed on Nasdaq.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States and disclosure with respect to our annual general meetings will be governed by Cayman Islands’ requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our ordinary shares.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

The Nasdaq Listed Company Manual requires listed companies to have, among other things, a majority of its board members be independent. As a foreign private issuer, however, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the Nasdaq Listed Company Manual also requires U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, may not be subject to all these requirements. The Nasdaq Listed Company Manual may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of the Nasdaq Listed Company Manual in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under the Nasdaq Listed Company Manual with respect to certain corporate governance standards which may afford less protection to investors.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination with respect to our status will be made on June 30, 2023. We would lose our foreign private issuer status if, for example, more than 50% of our ordinary share are directly or indirectly held by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms beginning on December 31, 2023, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act.

In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal, accounting, and financial compliance costs and investor relations and public relations costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results as well as proxy statements.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

There can be no assurance we will not be a passive foreign investment company (“PFIC”), for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our ordinary shares or Warrants.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% (by value) of the stock.

Based upon the manner in which we currently operate our business, the expected composition of our income and assets and the value of our assets, we do not expect to be a PFIC for the current taxable year or in the foreseeable future. However, this is a factual determination that must be made annually after the close of each taxable year, and the application of the PFIC rules is subject to uncertainty in several respects. The value of our assets for purposes of the PFIC determination will generally be determined by reference to the market price of our ordinary shares, which could fluctuate significantly. In addition, our PFIC status will depend on the manner we operate our workspace business (and the extent to which our income from workspace membership continues to qualify as active for PFIC purposes). Because of these uncertainties, there can be no assurance we will not be a PFIC for the current taxable year, or will not be a PFIC in the future.

If we were a PFIC for any taxable year during which a U.S. investor owns our ordinary shares or Warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Taxation — United States Federal Income Taxation— Passive Foreign Investment Company” on page 109 of this prospectus.

We are a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

We are a “controlled company” as defined under the rules of the Nasdaq since our directors and officers beneficially own, when combined, more than 50% of our total voting power. For so long as we remain a controlled company under this definition, we are permitted to elect to rely on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Although we currently do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules, we could elect to rely on those exemptions in the future. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” on page 53 of this prospectus or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

We have not paid dividends to our shareholders. And we do not expect to pay cash dividends in the foreseeable future.

We have never declared or paid any cash dividends on our stock. We have been retaining funds for our business operation and expansion. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Our ability to pay dividends will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board may deem relevant. As a result, you may only receive a return on your investment in our ordinary shares if we are successfully listed and the market price of our ordinary shares increases.

The price of the ordinary shares and other terms of this offering have been determined by us along with our Underwriter.

If you purchase our ordinary shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our Underwriter. The offering price for our ordinary shares may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of the ordinary shares that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our ordinary shares.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a public company in the United States. As a public company, we will be required to file periodic reports with the Securities and Exchange Commission upon the occurrence of matters that are material to our Company and shareholders. Although we may be able to attain confidential treatment of some of our developments, in some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S. public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public company status could affect our results of operations.

Shares eligible for future sale may adversely affect the market price of our ordinary shares if the shares are successfully listed on the Nasdaq or other stock markets, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our ordinary shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. All of the ordinary shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining ordinary shares will be “restricted securities” as defined in Rule 144. These ordinary shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale” on page 105 of this prospectus.

If you purchase our ordinary shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing our ordinary shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per share. As a result, investors purchasing ordinary shares in this offering will incur immediate dilution of $4.13 per share (or $3.86 per share if the over-allotment option is exercised in full), representing the difference between our assumed initial public offering price of $6.00 per share and our pro forma as adjusted net tangible book value per share as of June 30, 2023. For more information on the dilution, you may experience as a result of investing in this offering, see the section of this prospectus entitled “Dilution.”

A sale or perceived sale of a substantial number of shares of our ordinary share may cause the price of our ordinary shares to decline.

Our directors, executive officers, and all shareholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge, charge, mortgage or otherwise dispose of any of our ordinary shares or securities convertible into ordinary shares for a period of 6 months from the date on which the trading of the ordinary shares commences. However, shareholders who own 5% or more of the issued and outstanding ordinary shares have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge, charge, mortgage or otherwise dispose of any of our ordinary shares or securities convertible into ordinary shares for a period of 12 months from the date on which the trading of the ordinary shares commences. See “Underwriting – Lock-Up Agreements” on page 112 of this prospectus. Ordinary shares subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our shareholders sell substantial amounts of our ordinary shares in the public market, the market price of our ordinary shares could fall. Moreover, the perceived risk of this potential dilution could cause shareholders to attempt to sell their ordinary shares and investors to short our ordinary shares. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the United States.

Our corporate affairs are governed by our memorandum and articles of association, by the Companies Act (As Revised) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the Privy Council (which is the final Court of Appeal for British overseas territories such as the Cayman Islands) are binding on a court in the Cayman Islands. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States. In particular, the Cayman Islands have a less developed body of securities laws relative to the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our articles of association allow our shareholders holding shares representing in aggregate not less than 10% of our voting share capital in issue, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. Advance notice of at least ten (10) calendar days is required for the convening of any general meeting.  A quorum required for a meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of the total issued shares carrying the right to vote at a general meeting of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients, win primary agency sale bids, and further enhance our brand recognition; and

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of our directors, officers and key employees;

●	trends and competition in the advertising industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability on January 8, 2020. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provide significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Substantially all of our assets are located in the PRC. In addition, all of our directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder (Hong Kong) LLP, our counsel with respect to the laws of the Cayman Islands and Guantao Law Firm, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. A judgment obtained in the United States, however, may be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination on the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) is final; (iii) is not in respect of taxes, a fine or a penalty; and (iv) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. Furthermore, it is uncertain that the Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

Our PRC counsel, Guantao Law Firm, has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Our PRC counsel, Guantao Law Firm, has advised us further that there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of 4,200,000 ordinary share in this offering will be approximately $22,100,000, after deducting the underwriting discounts, estimated offering expenses payable by us and advising fees, based on the assumed initial public offering price of $6.00 per ordinary share. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us from this offering will be approximately $23,700,000, after deducting the underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering as follows, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Estimated Amount of Net Proceeds (US$)
Product research and development	2,652,000
General working capital	6,188,000
Marketing and business development	2,652,000
New production equipment purchase	3,536,000
New business assessment	4,420,000
Talent acquisition and training	2,652,000
Total	22,100,000

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the offering proceeds in China until remittance is completed. See “Risk Factors” beginning on page 21 for further information.

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

We are a holding company incorporated in the Cayman Islands. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Kepuni HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our ordinary shares.

Cash dividends, if any, on our ordinary share will be paid in U.S. dollars. Kepuni HK may be considered a non-resident enterprise for tax purposes, so that any dividends WFOE pays to Kepuni HK may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—People’s Republic of China Enterprise Taxation” beginning of page 106 of this prospectus.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023 on:

●	an actual basis; and

●	a pro forma as adjusted basis to give effect to the sale of 4,200,000 ordinary shares in this offering at the assumed initial public offering price of $6.00 per ordinary share after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2023
	Actual	Pro Forma As Adjusted (1) (2)
	US$	US$
Shareholders’ Equity
Ordinary shares, $0.0001 par value: 500,000,000 shares authorized; 10,000,000 shares issued and outstanding; 14,200,000 shares issued and outstanding pro forma	1,000	1,420
Shares subscription receivable	(1,000)	(1,000)
Additional paid-in capital	3,018,352	25,118,352
Statutory reserve	77,712	77,712
Retained earnings	2,989,067	2,761,955
Accumulated other comprehensive loss	(262,781)	(405,541)
Total shareholders’ equity	5,744,637	27,475,186
Total capitalization	5,744,637	27,475,186

(1)	Reflects the sale of ordinary shares in this offering (excluding any ordinary share that may be sold as a result of the Underwriter exercising its over-allotment option) at an assumed initial public offering price of $6.00 per share, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $22,100,000.

(2)	Assuming the underwriters do not exercise their over-allotment option.

Each $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per ordinary share would increase (decrease) the pro forma as adjusted amount of total capitalization by $3,880,000, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $5,500,000, assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our ordinary shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per ordinary share in this offering and the net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of December 31, 2023, we had a historical net tangible book value of $4,882,211, or $0.49 per ordinary share. Our net tangible book value per share represents total tangible assets less total liabilities and intangible assets, all divided by the number of ordinary shares outstanding on December 31, 2023.

After giving effect to the sale of 4,200,000 ordinary shares in this offering at the assumed initial public offering price of $6.00 per ordinary share and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at December 31, 2023 would have been $26,982,211, or $1.90 per ordinary share. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.41 per ordinary share to existing investors and immediate dilution of $4.10 per ordinary share to new investors. The following table illustrates this dilution to new investors purchasing ordinary share in this offering:

	Offering without Over-allotment Option	Offering with Full Exercise of Over- allotment Option
Assumed initial public offering price per ordinary share	$6.00	$6.00
Net tangible book value per ordinary share as of December 31, 2023	$0.49	$0.49
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing ordinary shares in this offering	$1.41	$1.68
Pro forma as adjusted net tangible book value per ordinary share after this offering	$1.90	$2.17
Dilution per ordinary share to new investors in this offering	$4.10	$3.83

Each $1.00 increase (decrease) in the assumed initial public offering price of $6.00 per ordinary share would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2023 after this offering by approximately $0.30 per ordinary share, and would increase (decrease) dilution to new investors by $0.70 per ordinary share, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of ordinary shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of December 31, 2023 after this offering by approximately $0.21 per ordinary share, and would decrease (increase) dilution to new investors by approximately $0.31 per ordinary share, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after the offering would be $2.17, the increase in net tangible book value per ordinary share to existing shareholders would be $1.68, and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $3.83.

The following table summarizes, on a pro forma as adjusted basis as of December 31, 2023, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated commissions to the underwriters and the estimated offering expenses payable by us.

	Ordinary shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
	($ in thousands)
Existing shareholders (1)	10,000,000	70%	$3,018,352	11%	$0.30
New investors	4,200,000	30%	$25,200,000	89%	$6.00
Total	14,200,000	100%	$28,218,352	100%	$1.99

(1)	Not including over-allotment shares.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS.

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section headed “Summary Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Taizhou Kepuni is a high-tech enterprise integrating schematic designs, research and development (“R & D”), and supporting marine communication for marine engineering, ship communication, navigation, driving control and power distribution equipment. An enterprise is recognized as a High-Tech Enterprise by the government if an enterprise (1) has been registered and established for more than one year in China and (2) obtain the ownership of the intellectual property rights of its main products and services through its independent research and development. Taizhou Kepuni has been recognized as a High-Tech Enterprise and has obtained certification from the government. Founded in 2012, Taizhou Kepuni specializes in the marine communications and electronic equipment industries in China. The factory of Taizhou Kepuni has passed the certification of ISO 9001:2015. Taizhou Kepuni is the system integrator partner of Asea Brown Boveri Ltd. (ABB) and strategic partner of Schneider Electric Co., Ltd. in China.

The products are customized, and Taizhou Kepuni uses a build-to-order, or BTO, business model which means a flexible order placing model for production scheduling, material procurement, and delivery arrangement according to different customer orders. Taizhou Kepuni adopts an integrated business model to meet our clients’ needs. Customers firstly list their specified requirements to our sales department. The sales department later communicates with its technical department to evaluate the feasibility. After that, the production department produces samples and submits them to the quality inspection department for inspection. The quality inspection department will submit the issued material warranty and inspection report to the sales department. The sales department will submit the samples, inspection report, quality assurance, and quotation to the customer for verification. After receiving the customer’s confirmation, the procurement department will purchase the raw materials and the production department will produce the products. The inspection department will inspect and issue the inspection report. Lastly, the production department will pack and deliver the products to the customer.

Prospect of the electric appliance integration market

According to the “Action Plan for Improving Capacity of Shipbuilding Industry” issued by the Ministry of Industry and Information Technology of China in 2020, and the China Shipbuilding website, at present, the matching rate of domestic equipment for conventional ships in China is approximately 30%, and the matching rate of domestic equipment for high-tech ships is approximately 20%. In particular, the localization rate of nautical electronic products with high added value is less than 10%, which is in great contrast to the rapid development of China’s shipbuilding industry. At present, the global demand for ship electronic equipment is close to RMB 30 billion annually, of which China’s shipbuilding and ship repair market can provide a market of nearly RMB 10 billion annually for ship electronic equipment, where we see a potential huge market.

Impact of COVID-19

The spread of COVID-19 around China and other parts of the world has caused significant volatility in the markets of China, the U.S., and the rest of the world. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and facilities in China and elsewhere. Although the Company’s operations in China have fully resumed in early March 2020, the COVID-19 pandemic will affect the Company’s business performance in 2020. However, the extent to which the COVID-19 pandemic impacts our operations will depend on its future developments, which are highly uncertain and cannot be predicted with confidence, including the duration of the outbreak, new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or minimize its harm, among others. We will continue to closely monitor our collections throughout 2024.

Critical Accounting Policies, Judgments and Estimates

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principle of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and their VIE. All inter-company transactions and balances are eliminated upon consolidation.

Use of Estimates

The preparation of these consolidated financial statements requires management of the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Identified below are the accounting policies that reflect the Company’s most significant estimates and judgments, and those that the Company believes are the most critical to fully understanding and evaluating its consolidated financial statements.

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. The COVID-19 pandemic has negatively impacted the global economy, workforces, customers, and created significant volatility and disruption of financial markets. The pandemic may impact Company’s future estimates including, but not limited to, our expected credit loss, inventory valuations, fair value measurements, asset impairment charges. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on its business or results of operations at this time.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption.

The Company recognizes revenues when its customer obtains control of promised goods, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods. The Company recognizes revenues following the five step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition. Hence, the Company’s accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to the adoption. The effect from the adoption of ASC Topic 606 was not material to the Company’s consolidated financial statements.

The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience.

Judgment is used in determining: (1) whether the financing component in the sales agreement is significant and, if so, (2) the discount rate used in calculating the significant financing component. The Company assesses the significance of the financing component based on the timing of payments agreed to by the parties to the contract that provides the customer with a significant benefit of financing. If determined to be significant, the Company adjusts the promised amount of consideration for the effects of the time value of money.

Judgment is also used in assessing whether the long-term accounts receivable results in variable consideration and, if so, the amount to be included in the transaction price. The Company applies the portfolio approach to estimating the amount of variable consideration in these arrangements using the most likely amount method that is based on the Company’s historical collection experience under similar arrangements.

Based on the above significant judgements, the financing component, arising from the long-term accounts receivable was recognized as financing revenue over the time of payment. There was no financing revenue for the years ended December 31, 2023, and 2022, respectively.

There are two revenue streams within the Company’s operations: (1) normal product sales of communication devices which constitutes the majority of the revenues, and (2) others.

	Years Ended December 31
	2023	2022
	Sales	Sales
Normal product sales	$12,206,780	$12,424,800
Others	662,366	887,402
Total revenues	$12,869,146	$13,312,202

The normal product sales of the communication devices simply ship the products to the customers. There is no variable consideration and non-cash consideration agreed with the customers. The transaction price is fixed and allocated to the agreed product, the only performance obligation. The revenue is recognized at a point in time once the Company has determined that the customers have obtained control over the products. Control is typically deemed to have been transferred to the customers when the performance obligation is fulfilled, usually at the time of delivery, at the net sales price (transaction price).

There is no contract asset that the Company has right to consideration in exchange for the product sales that the Company has transferred to customers. Such right is not conditional on something other than the passage of time.

For both revenue streams, revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Shipping and handling costs for product shipments occur prior to the customer obtaining control of the goods are accounted for as fulfillment costs rather than separate performance obligations and recorded as sales and marketing expenses.

The standard warranty included in the price of the products is an assurance-type warranty for a period not to exceed one year from the point when the customers have obtained control over the products, and the nature of tasks under the warranty only remedying defective product. It is not considered as a distinct performance obligation.

Practical expedients and exemption

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised deliverables to its customers and when the customers pay for those deliverables will be more than one year.

Advertising and promotional expenses

Advertising costs are expensed as incurred and included in selling expenses. Advertising costs amounted to $1,344,863 and $1,568,465 for the years ended December 31, 2023 and 2022, respectively.

Fair Value of Financial Instruments

U.S. GAAP establishes a three-tier hierarchy to prioritize the inputs used in the valuation methodologies in measuring the fair value of financial instruments. This hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three-tier fair value hierarchy is:

Level 1 – observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – include other inputs that are directly or indirectly observable in the marketplace.

Level 3 – unobservable inputs which are supported by little or no market activity.

The carrying value of the Company’s financial instruments, including cash, accounts receivable, other current assets, accounts payable, and accruals and other payables approximate their fair value due to their short maturities.

In accordance with ASC 825, for investments in financial instruments with a variable interest rate indexed to performance of underlying assets, the Company elected the fair value method at the date of initial recognition and carried these investments at fair value. Changes in the fair value are reflected in the accompanying consolidated statements of operations and comprehensive income (loss) as other income (expense). To estimate fair value, the Company refers to the quoted rate of return provided by banks at the end of each period using the discounted cash flow method. The Company classifies the valuation techniques that use these inputs as Level 2 of fair value measurements.

As of December 31, 2023 and 2022, the Company had no investments in financial instruments.

Income tax

The Company’s subsidiary and VIE in China are subject to the income tax laws of the relevant tax jurisdiction. No taxable income was generated outside the PRC for the years ended December 31, 2023 and 2022. The Company accounts for income tax in accordance with U.S. GAAP.

Current income taxes are provided on the basis of net profit (loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations and comprehensive income (loss) in the period of the enactment of the change.

The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2023 and 2022 are subject to examination by any applicable tax authorities. The Company had no uncertain tax position for the years ended December 31, 2023 and 2022.

Recent Accounting Pronouncements

See the discussion of the recent accounting pronouncements contained in Note 2 to the consolidated financial statements, “Summary of Significant Accounting Policies”.

Results of Operations

Comparison of Years Ended December 31, 2023 and 2022

The following table sets forth key components of our results of operations during the years ended December 31, 2023 and 2022, both in dollars and as a percentage of our revenue.

	Years Ended December 31,
	2023		2022
	US$	% of Revenue	US$	% of Revenue
Revenues	$12,869,146	100.00%	$13,312,202	100.00%
Cost of revenues	(9,106,865)	(70.77)%	(8,440,240)	(63.40)%
Gross profit	3,762,281	29.23%	4,871,962	36.60%
Operating expenses
Selling expenses	(971,345)	(7.55)%	(2,414,691)	(18.14)%
General and administrative expenses	(1,904,160)	(14.80)%	(2,234,378)	(16.79)%
Income from operations	886,776	1.20%	222,893	1.67%

Other Income (expense)
Interest expenses	(93,003)	(0.72)%	(107,500)	(0.81)%
Other incomes	79,658	0.62%	11,716	0.09%
Other expenses	(1,340)	(0.01)%	(10,795)	(0.08)%
Net Income before taxes	872,091	6.78%	116,315	0.87%
Income tax expenses	(94,973)	(0.74)%	(42,456)	(0.32)%
Net income	$777,118	6.04%	$73,859	0.55%

Revenues. Our revenues were $12,869,146 for the year ended December 31, 2023, representing a decrease of $443,056 or 3% from $13,312,202 for the year ended December 31, 2022. There are two revenue streams within the Company’s operations: (1) normal product sales of communication devices, which constitutes the majority of the revenue; and (2) others. The communication devices include external communication and internal communication devices, as well as other electronic devices utilized in the ships such as electrical control systems, automatic systems, integrated information management control systems, etc. The slight decrease was mainly due to China’s cancellation of COVID-19 prevention and control policies, and exacerbated by the rampant spread of COVID-19 across the country during the first quarter of 2023, which interfered with both operations of our customers and our production.

The following table summarizes our revenue by revenue streams for the years ended December 31, 2023 and 2022:

	Years Ended December 31
	2023	2022

Normal product sales	$12,206,780	$12,424,800
Others	662,366	887,402
Total revenues	$12,869,146	$13,312,202

Cost of revenues. Our cost of revenues was $9,106,865 for the year ended December 31, 2023, compared to $8,440,240 for the same period last year. Cost of revenues refers to the cost of material and labor cost, direct material and overhead costs. The increase of cost of revenues compared to 2022 was primarily due to the fact that the factory had not stopped operating during 2023, unlike the shutdowns of operations during 2022, and hence the related fixed costs and overheads increased in 2023 compared to 2022.

Gross profit and gross margin. Our gross profit was $3,762,281 for the year ended December 31, 2023, compared with a gross profit of $4,871,962 for the same period last year. Gross margin decreased from 36.60% during 2022 to 29.23% during 2023. The decrease was in line with the increase of costs of revenues and a decrease in revenue.

Selling expenses. As shown below, our selling expenses consist primarily of compensation and benefits to our selling department and other expenses incurred in connection with general operations. Our selling expenses decreased by $1,443,346, to $971,345 for year ended December 31, 2023, from $2,414,691 for the same period in 2022. The main components of selling expenses such as installation and maintenance fees, advertising fees and travel fees decreased by $223,416, $961,593 and $118,164 from December 31, 2022 to December 31, 2023, respectively, as a result of fewer promotional activities and exhibitions attended by the Company during 2023.

	Year ended December 31, 2023		Year ended December 31, 2022		Fluctuation
	Amount	% of selling expenses	Amount	% of selling expenses	Amount	%
Salaries and commission	$42,981	4.42%	$109,971	4.55%	$(66,990)	(60.92)%
Installation and maintenance fee	82,680	8.51%	306,096	12.68%	(223,416)	(72.99)%
Transportation expenses	25,578	2.63%	47,098	1.95%	(21,520)	(45.69)%
Advertising fee	606,872	62.48%	1,568,465	64.96%	(961,593)	(61.31)%
Travel fee	21,431	2.21%	139,595	5.78%	(118,164)	(84.65)%
Depreciation expense	6,499	0.67%	11,644	0.48%	(5,145)	(44.19)%
Social Insurance	8,376	0.86%	4,432	0.18%	3,944	89.00%
Business entertainment	169,104	17.41%	112,920	4.68%	56,184	49.76%
Office expense	-	-%	6,761	0.28%	(6,761)	(100.00)%
Rental	-	-%	15,478	0.64%	(15,478)	(100.00)%
Others	7,824	0.81%	92,231	3.82%	(84,407)	(91.52)%
Total selling expenses	$971,345	100.00%	$2,414,691	100.00%	$(1,443,346)	(59.77)%

General and administrative expenses. As shown below, our general and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional fees, research and development expenses and other expenses incurred in connection with general operations. Our general and administrative expenses decreased by $330,218 to $1,904,160 for year ended December 31, 2023, from $2,234,378 for the same period in 2022.

Business entertainment, professional fees and research and development expenses decreased by $115,736, $357,496 and $96,038 from December 31, 2022 to December 31, 2023, respectively, resulting from fewer business entertainment and professional activities as well as less research and development in 2023. On the other hand, bad debt provision increased by $271,861 during the year ended December 31, 2023, due to the slower collection of accounts receivable compared to 2022.

	Year ended December 31, 2023		Year ended December 31, 2022		Fluctuation
	Amount	% of General and administrative expenses	Amount	% if General and administrative expenses	Amount	%
Salary and social insurance	$142,924	7.51%	$223,868	10.02%	$(80,944)	(36.16)%
Business entertainment	4,631	0.24%	120,367	5.39%	(115,736)	(96.15)%
Depreciation and amortization	336,075	17.65%	319,775	14.31%	16,300	5.10%
Office expenses	184,377	9.68%	169,416	7.58%	14,961	8.83%
Professional fee	494,571	25.97%	852,067	38.13%	(357,496)	(41.96)%
Rental fee	14,135	0.74%	5,349	0.24%	8,786	164.25%
Research and development expenses	348,320	18.29%	444,358	19.89%	(96,038)	(21.61)%
Bad debt provision	271,861	14.28%	-	-	271,861	100.00%
Other	107,266	5.63%	99,178	4.44%	8,087	8.15%
Total general and administrative expenses	$1,904,160	100.00%	$2,234,378	100.00%	$(330,218)	(14.78)%

Other income. Our other income increased by $67,942, to $79,658 for the year ended December 31, 2023, from $11,716 for the year ended December 31, 2022, as a result from an increase in government grant.

Other expense. Our other expense decreased by $9,455, to $1,340 for the year ended December 31, 2023, from $10,795 for the year ended December 31, 2022, as a result from the decrease in overdue fees.

Income tax benefit (expense). Our income tax expense was $94,973 for the year ended December 31, 2023. Our income tax expense was $42,456 for the year ended December 31, 2022.

Net income. As a result of the cumulative effect of the factors described above, our net income was $777,118 for the year ended December 31, 2023 and net income was $73,859 for the year ended December 31, 2022.

Liquidity and Capital Resources

The Company’s primary need for liquidity stems from its need to fund working capital requirements of the Company’s businesses, its capital expenditures and its general operations, including debt repayment. The Company has historically financed its operations through short-term and long-term commercial bank loans from Chinese banks, as well as its ongoing operating activities by using funds from loans from directors and shareholders, and other third party. The Company routinely monitors current and expected operational requirements and financial market conditions to evaluate the use of available financing sources. Considering the existing working capital position and the ability to access debt funding sources, the management believes that the Company’s operations and borrowing resources are sufficient to provide for its current and foreseeable capital requirements to support its ongoing operations for the next twelve months.

The following table set forth a summary of its cash flows for the periods indicated:

	For the Years Ended
	December 31,
	2023	2022
Net cash (used in) provided by operating activities	$(2,362,555)	$1,623,969
Net cash used in investing activities	$(85,898)	$(425,496)
Net cash provided by (used in) financing activities	$2,053,425	$(631,941)

Operating Activities

Net cash used in operating activities was $2,362,555 for the year ended December 31, 2023, as compared to $1,623,969 net cash provided by operating activities for the year ended December 31, 2022.

The net cash used in operating activities for the year ended December 31, 2023 was mainly due to our net income of $777,118, an increase in accounts payable of $ 1,311,283, an increase in tax payable of $727,847 and a decrease in inventory of $261,750, partially offset by an increase in accounts receivable of $4,898,799, an increase in prepayments of $1,107,940 and a decrease in advance from customers of $404,558. The net cash provided by operating activities for the year ended December 31, 2022 was mainly due to our net income of $73,859, an increase in account payable of $1,919,739, an increase in advance from customers of $577,891 and an increase in other payables of $234,670, partially offset an increase in accounts receivable of $1,312,890.

Investing Activities

Net cash used in investing activities was $85,898 for the year ended December 31, 2023, as compared to $425,496 net cash used in investing activities for the year ended December 31, 2022. The net cash used in investing activities was mainly attributable to purchase of property and equipment of $32,910 and intangible assets of $52,988 for the year ended December 31, 2023. The net cash used in investing activities was mainly attributable to purchase of property and equipment of $19,074 and intangible assets of $697,416, loans made to related parties of $1,359,422 and repayment of loans made to related parties of $1,650,416 for the year ended December 31, 2022.

Financing Activities

Net cash provided by financing for the year ended December 31, 2023 was $2,053,425, as compared to $631,941 net cash used in financing activities for the year ended December 31, 2022. During the year of 2023, we obtained short-term loan borrowings of $2,544,245 and loans from related parties of $181,002, repaid $494,714 in short-term loan borrowings and $177,108 to related parties. For the year ended December 31, 2022, we obtained short-term loan borrowings of $520,175 and loans from related parties of $7,643,802, repaid $1,264,769 in short-term loan borrowings and $7,531,149 to related parties.

Contractual Obligations

The Company had short-term bank loans of $2,542,445 and 507,371 as of December 31, 2023 and 2022, respectively.

The following table summarizes our contractual obligations as of December 31, 2023:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years		More than 5 years
Short-term bank loans		$2,542,445	$-	$-	$-	$-
Total		$2,542,445	$-	$-	$-	$-

Off-Balance Sheet Transactions

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, eases certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures about Market Risk

(a) Concentrations

For the year ended December 31, 2023, two customers accounted for over 17.57% and 14.87% of the Company’s revenues. For the year ended December 31, 2022, one customer accounted for over 54.07% of the Company’s revenues. No other customer accounts for more than 10% of the Company’s revenue in the years ended December 31, 2023 and 2022.

As of December 31, 2023, two customers accounted for 16.61% and 14.23% of the Company’s accounts receivable, respectively. As of December 31, 2022, three customers accounted for 25.31%, 21.50% and 15.48% of the Company’s accounts receivable, respectively. No other customer accounts for more than 10% of the Company’s accounts receivable for the years ended December 31, 2023 and 2022.

As of December 31, 2023, two suppliers each accounted for 12.91% and 10.95% of the Company’s accounts payable, respectively. As of December 31, 2022, four suppliers each accounted for 23.79%, 15.62%, 12.48% and 12.35% of the Company’s accounts payable, respectively. No other supplier accounts for over 10% of the Company’s accounts payable for the years ended December 31, 2023 and 2022.

(b) Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. As of December 31, 2023 and December 31, 2022, substantially all of the Company’s cash was held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to trade accounts receivable, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations.

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. As of December 31, 2023 and December 31, 2022, substantially all of the Company’s cash was held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to trade accounts receivable, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations.

BUSINESS

Overview

We were incorporated in the Cayman Islands on January 8, 2020. As a holding company with no material operations of our own, we conduct our operations in China through our subsidiary, Taizhou Kepuni, in the PRC.

Taizhou Kepuni specializes in providing services and products in nautical communications electrical systems. Our products are widely used in the maritime, shipyard, internet communication industries. Our primary office is located in Jiangsu province, where we serve 557 customers throughout the PRC. Our product portfolio includes navigation systems for internal and external, electrical control systems, automatic systems, integrated information management control systems.

Taizhou Kepuni is a High-Tech Enterprise integrating schematic designs, research and development (“R&D”), and supporting marine communication for marine engineering, ship communication, navigation, driving control and power distribution equipment. An enterprise is recognized as a High-Tech Enterprise by the government if an enterprise (1) has been registered and established for more than one year in China and (2) obtain the ownership of the intellectual property rights of its main products and services through its independent research and development. Taizhou Kepuni has been recognized as a High-Tech Enterprise and has obtained certification from the government. Founded in 2012, Taizhou Kepuni specializes in the marine communications and electronic equipment industries in China. Our factory has passed the certification of ISO 9001:2015. Taizhou Kepuni is the system integrator partner of Asea Brown Boveri Ltd. (ABB) and strategic partner of Schneider Electric Co., Ltd. in China.

The products are customized, and Taizhou Kepuni uses a build-to-order, or BTO, business model which means a flexible order placing model for production scheduling, material procurement, and delivery arrangement according to different customer orders. Taizhou Kepuni adopts an integrated business model to meet the clients’ needs. Customers firstly list their specified requirements to our sales department. The sales department later communicates with its technical department to evaluate the feasibility. After that, the production department produces samples and submits them to the quality inspection department for inspection. The quality inspection department will submit the issued material warranty and inspection report to the sales department. The sales department will submit the samples, inspection report, quality assurance, and quotation to the customer for verification. After receiving the customer’s confirmation, the procurement department will purchase the raw materials and the production department will produce the products. The inspection department will inspect and issue the inspection report. Lastly, the production department will pack and deliver the products to the customer.

Corporate History and Structure

We are a holding company incorporated under the laws of the Cayman Islands, with operations conducted by our operating subsidiary, Taizhou Kepuni in China.

The following diagram illustrates our corporate structure as of the date of this prospectus. For more detail on our corporate history, please refer to “Business - Corporate History and Structure” beginning on page 67 of this prospectus.

Kepuni Holdings is a Cayman Islands exempted company incorporated on January 8, 2020. We are a holding company with no significant assets or operation. We conduct our business in China through Taizhou Kepuni. Under its memorandum of association, our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares, par value US$0.0001. The registered office of Kepuni Holding shall be situated at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands.

Kepuni HK was incorporated on February 24, 2020 under the law of Hong Kong SAR. Kepuni HK is our wholly-owned subsidiary and is currently not engaging in any active business and merely acting as a holding company.

Kepuni WFOE was incorporated on September 27, 2020 under the laws of the People’s Republic of China. It is a wholly-owned subsidiary of Kepuni HK and a wholly foreign-owned entity under the PRC laws. Kepuni WFOE had entered into VIE Agreements with Taizhou Kepuni and its shareholders.

Taizhou Kepuni was incorporated on February 14, 2012 under the laws of the People’s Republic of China. It is registered under the category of the computer communications and electronic equipment manufacturing industries. The business scope of Taizhou Kepuni includes nautical communication equipment, nautical electrical equipment, ship automation, etc. Its registered capital amount is approximately $14,781,966 (RMB 100,000,000).

The Restructure

On September 29, 2020, Kepuni WFOE entered into a series of VIE agreements (the “VIE Agreements”) with Taizhou Kepuni and the shareholders of Taizhou Kepuni, which established the VIE structure. As a result of the VIE Agreements, Kepuni WFOE was regarded as the primary beneficiary of Taizhou Kepuni, and we treated Taizhou Kepuni and its subsidiaries as the variable interest entities under U.S. GAAP for accounting purposes. We have consolidated the financial results of Taizhou Kepuni and its subsidiaries in our consolidated financial statements in accordance with the U.S. GAAP.

On February 20, 2022, Kepuni WFOE, Taizhou Kepuni and shareholders of Taizhou Kepuni signed a termination agreement of the VIE Agreements. The VIE structure was dissolved.

On March 1, 2022, a shareholder of Taizhou Kepuni transferred part of his shares to a non-Chinese individual. As a result, Taizhou Kepuni transformed from a Chinese domestic enterprise to a foreign-invested joint venture.

On March 7, 2022, Kepuni WFOE entered into equity transfer agreements with each shareholder of Taizhou Kepuni to purchase all the equity interest in Taizhou Kepuni. The restructure was completed on March 9, 2022. As a result, Taizhou Kepuni became a wholly owned subsidiary of Kepuni WFOE. Taizhou Kepuni was a foreign-invested joint venture at the time of the acquisition of its 100% equity interests by Kepuni WFOE, our PRC counsel, Guantao Law Firm, is of the opinion that the establishment of Kepuni WFOE and the abovementioned acquisition of Taizhou Kepuni by Kepuni WFOE were not subject to the M&A Rules and no approvals from CSRC or MOFCOM under the M&A Rules are required. For more detailed information on interpretations and implementations related to the M&A Rules, see “Risk Factors – Risks Related to Doing Business in China –The approval of the China Securities Regulatory Commission may be required in connection with this offering, and, if required, we cannot predict whether we will be able to obtain such approval” on page 42.

As of the date of this prospectus, all of our shareholders have completed the Circular 37 registration. We will ask our prospective shareholders who are Chinese residents to make the necessary applications and filings as required by Circular 37. However, we cannot assure you that each of our shareholders who are PRC residents will in the future complete the registration process as required by Circular 37. Shareholders of offshore SPV who are PRC residents and who have not completed their registrations in accordance with Circular 37 are subject to certain absolute restrictions, under which they cannot contribute any registered or additional capital to such SPV for offshore financing purposes. In addition, these shareholders cannot repatriate any profits and dividends from the SPV to China either. Shareholders who have completed the Circular 37 registration would not be adversely affected and are allowed to contribute assets into the offshore special purpose vehicle and repatriate profits and dividends from them. Since Kepuni WFOE has completed its foreign exchange registration as a foreign investment enterprise, its ability to receive capital contribution, make distributions and pay dividends is not restricted.

With respect to the application of the M&A Rules, we acquired the domestic operating entities through a “two-step slow-walk” method, so the approval process of the Ministry of Commerce is not applicable. The acquisition was broken into two steps: 1) adding a non-PRC shareholder so that the domestic operating entity will be categorized as a Sino-foreign joint venture (an entity with mixed capital between one or more foreign and Chinese shareholders); 2) WFOE to complete the equity acquisition of Taizhou Kepuni from both the Chinese and foreign shareholders so that it would become a foreign-owned enterprise. Our PRC counsel, Guantao Law Firm, has completed substantial amount of research and study of the regulation and precedents and found that this approach has been widely used in the past. In addition, it has never been penalized or challenged with respect to the legality of this matter. While our PRC counsel, Guantao Law Firm, believes that it is permitted to structure the acquisition in this manner and the acquisition, in fact, has been completed without any challenge by any regulator, there is uncertainty with respect to the interpretation of the current regulation as it is still evolving. In the event that this approach is deemed invalid or illegal and it is applied retroactively, WFOE’s acquisition of Taizhou Kepuni could be deemed invalid and we will not be able to consolidate the financial statements of Taizhou Kepuni. We have added a risk factor to disclose such risk on page 42.

We do not believe that the seventeen day interval will impact the consolidation of financial statements by Taizhou Kepuni. During the seventeen day interval, the major shareholder of Taizhou Kepuni is the same major shareholder of Kepuni Holdings Inc., and hence Taizhou Kepuni can be consolidated under common control. Besides, the timing gap was created as a result of administrative process from the converting the VIE to a wholly-owned subsidiary. In the interim period, the individual shareholders undertook and agreed to attribute all equity and economic interest to the WFOE and no dividends shall be paid in the period. The agreement has included as Exhibit 10.13 to the Amendment No. 3 to the Registration Statement.

Our Products

Taizhou Kepuni is a high-tech enterprise that offers a comprehensive range of products and services for the ocean, integrating nautical communications and telecommunications electrical systems. The major products and services include engineering supporting communication and telecommunications electrical systems and devices, integrated information management systems, nautical internal communication systems, nautical automation (control) systems, and navigational driving consoles and power distribution systems.

The following products are currently available to the market:

1.	Electrical Control System: This series of products is a comprehensive console, which can realize the centralized control of the cab, with reasonable structure and simple operation. It is suitable for various types of ships to ensure the safe navigation of ships.

2.	Nautical Main Switchboard: This series of Nautical Main Switchboards is suitable for all kinds of nautical power stations which are below three-phase alternating current (“AC”) 380V/50Hz or 440V/60Hz and below direct current (“DC”) 230V. These nautical main switchboards are used to control, monitor and protect generator sets and distribution grids.

3.	Waterproof Sound and Light Alarm: It is designed with reference to the relevant specifications of Carbon Capture and Storage (“CCS”) and The International Convention for the Safety of Life at Sea (“SOLAS”) “SOLAS”. It is used in the general emergency alarm system and can also be connected to the public broadcasting system, so that the alarm signal can cover the entire ship through the broadcast speaker.

4.	Engine Room Monitoring Station: This series of Engine Room Monitoring Stations is an important part of modern ship automation control, which can realize centralized monitoring, alarm monitoring, and safety protection of the main engine and various auxiliary engines.

5.	Power Box: KP-5A and KP-10A DC power supplies of the Power Box are mainly used for radar, general communication and monitoring equipment, with functions such as automatic switching between AC and DC, input and output indication, and overvoltage protection, among which, the AC power supply can be AC220V or AC110V. It can effectively protect the safety of equipment.

Typically, shipyards and shipowners need to purchase nautical electrical products for production, including steering consoles, switchboards, internal communications, and external communications. Therefore, it will require at least four ship supporting enterprises to engage in the industry and at least four supporting enterprises to coordinate installation and commissioning. The integration is also beneficial to shipyards since it reduces equipment procurement costs and improves technical communication and installation coordination efficiency.

Taizhou Kepuni has a professional customer service team to provide comprehensive after-sales services. Each customer service staff has been professionally trained and is familiar with technical capabilities such as product grading, adjustment, quality analysis, and control. Taizhou Kepuni seeks to provide high-quality customer service through increasing digitization, dispatch logistics and technical support availability. A specialized engineering department is also responsible for managing after-sales services. When receiving a customer request, the engineering department will ask for the customer’s information in detail and product failure causes. Generally, the customer service team would handle the problem within the same day, three days at the latest. On the technical side, an engineer would be dispatched to deal with the problem. For paid maintenance services or product replacement due to quality problems, the charging rate will be explained to the customer and obtain customer consent before the maintenance or replacement, and charge in accordance with regulations after the completion. If the problem cannot be handled properly on the spot, the situation will be explained to the customer and a new after-sales service time will be set.

Production Procedure

Taizhou Kepuni makes corresponding regulations on the type, number, requirements of materials and parts in the production process to ensure the quality of the process materials and maintain the applicability and fitness of the products. Taizhou Kepuni also marks the materials in the process to ensure the materials are traceable in terms of identification and verification status. The following are the main steps of the production procedure:

1)	Raw material procurement All raw materials of the company come from external procurement;

2)	Incoming inspection After the raw materials arrive, the quality inspector will check whether the raw materials are qualified;

3)	Material storage Raw materials that have passed the inspection enter the raw material warehouse;

4)	Production order The production department receives the customer’s order and notifies the production line team to produce;

5)	Production picking After receiving the order, the production line team goes to the warehouse to collect production materials;.

6)	Production and processing After receiving the materials needed for production, the production line team will produce using our patented technology;

7)	Quality Inspection After the production is completed, the quality inspector is responsible for the quality inspection of the finished products;

8)	Finished products warehousing The finished products shall be stored in the finished product warehouse after passing the quality inspection;

Sales and Marketing

Taizhou Kepuni determines the specific products and services provided to customers through contract negotiations, technical agreements, orders, market surveys, and other activities. The sales department ensures that the requirements for products and services are stipulated, including guaranteed general requirements of products and services, applicable legal regulations and the specified requirements of products and services provided. Specifically, before committing to provide products and services to customers, the sales department organizes technical quality, procurement, production and other departments to review the following requirements:

a)	the requirements specified by the customer (such as function, performance, reliability, appearance, price, quantity, etc.), delivery requirements (such as delivery method, delivery date, packaging, etc.), and requirements for post-delivery activities (such as training), after-sales service, etc.);

b)	whether the requirements are necessary for the stipulated use or the known intended use, even if the customer does not clearly stipulate;

c)	additional requirements determined by the company, such as the company’s specified responsibilities and obligations in manuals, contracts and other documents;

d)	legal and regulatory requirements applicable to products that must be fulfilled in relation to products and services, such as quality, safety, and environmental protection requirements;

e)	contract or order requirements that are inconsistent with those previously stated; and

f)	the identification of risks and the formulation of corresponding control measures.

Taizhou Kepuni will conduct a contract review to ensure that the inconsistencies between the contract or order requirements and the previous statements are resolved. If the customer does not provide documented requirements, the company will confirm before accepting the customer’s request. Generally, such confirmation will be conducted through telephone calls, oral negotiations, etc. Taizhou Kepuni will proceed with post-delivery activities in accordance with the promised requirements and the requirements of laws and regulations. Products with quality problems that occur during the specified quality assurance period shall be repaired or replaced free of charge. Failures or damages caused by improper storage, use or maintenance of the customer himself or herself shall also be explained in time and paid services shall be provided.

Taizhou Kepuni sells and promotes the products and services through the following channels:

1)	Integrated Sales. Taizhou Kepuni frequently makes immediate and dynamic adjustments to our sales plans and schemes. After receiving customer’s instruction, the sales department coordinates and adjusts the sales plan according to customer’s needs with flexibility.

2)	Joint Sales. Taizhou Kepuni formed strategic alliances with companies or brands that has different key resources. The alliances enable Taizhou Kepuni to exchange resources with the partners and cooperate in sales to create competitive advantages.

3)	Direct Sales. By removing or minimizing intermediate sales agents and sales links, Taizhou Kepuni sells the products directly to customers.

4)	Opposing Sales. Taizhou Kepuni analyzes and learns from the competitors’ sales strategies and sales systems.

5)	Word of Mouth. Taizhou Kepuni strives to build the product reputation and spread brand information through word of mouth of existing customers and business communities.

6)	Product Sales and Packaging Techniques. Taizhou Kepuni seeks to promote the products by finding unique selling points and packaging techniques.

7)	Feedback Information. Taizhou Kepuni organizes feedback, communicates with customers, understands their needs, and, accordingly, solve customer’s problems professionally.

Industry Background

After electrical automation technology has matured, it has been applied in various field and greatly improves production efficiency and promote social development and progress. After electrical automation technology is applied to nautical machinery and equipment, the power supply system of nautical machinery and equipment has been optimized. In addition, after the application of electrical automation technology to ship machinery, the original complex electrical equipment system has been replaced by modular and intelligent equipment, which has improved the supply of energy for ships. The efficiency of operation improves the safety during the ship operation.

The application status of electrical automation technology in ship engineering

China has made great progress in the automation of our national ships by learning foreign advanced electrical automation technology, introducing advanced electrical equipment, and researching on ship automation technology. At present, our national ship electrical technology has achieved engine room automation. In the field of ship electrical automation, China has independently developed some high-performance switches, automatic tracking control devices, etc. China’s synchronous control technology has also achieved a leap from Relay Control Technology to Programmable Logic Controller (“PLC”) and computer network control technology.

With the continuous development of modern network and information technology, electrical automation technology is also constantly improving. In the development of the shipbuilding industry, applying electrical automation technology to it can effectively improve the overall automation of ships.

Development prospects of electrical automation technology in shipbuilding engineering

The application of network technology in ship electrical system can effectively improve the automation and intelligence level of electrical technology, realize the information exchange, and build ship communication. The network reduces the operating errors of the ship’s electrical system and promotes the normal operation of the ship’s electrical system. With the continuous development of science and technology in China, the efficiency of ship electrical automation will become better, and the human-computer interaction will become more and more convenient. In the progress of human-computer interaction, complex functions will be much easier conducted by human.

Suppliers

Taizhou Kepuni purchases raw materials from a variety of sources and consolidate purchases among our top suppliers to improve cost and delivery terms. Taizhou Kepuni maintains the flexibility to purchase raw materials from various sources based on price, availability, and end-user specifications. Taizhou Kepuni have also developed an evaluation system to forecast our needs and product supply. We believe our scale is a key competitive advantage. We can leverage our purchasing volume and market insights to obtain more favorable terms from our suppliers and drive procurement savings.

For the fiscal year ended December 31, 2023, the following are Taizhou Kepuni’s main suppliers:

Number	Supplier Name	Raw Material	% of purchase
1	Koden Electronics Co., LTD	Pneumatic components	15
2	Nanjing Zhengfan Steel Structure Manufacturing Co., LTD	Ship equipment	8
3	Witjoint Electrical Technology (Shanghai) Co., LTD	Electronic equipment	5
4	Guangzhou Information win Marine Electronic Equipment Co., LTD	Navigation equipment	5
5	Guangzhou Wuqi communication navigation equipment Co., LTD	Navigation equipment	5
6	Hailing District Yunxiang Electronic Business Department	Electronic components	4
7	Shanghai Haipan Automation Equipment Co., LTD	Automatic components	4
8	Nanjing Changhua communication equipment Co., LTD	Navigation components	4
9	Hailing District Yunxiang Electronic Business Department	Electronic components	3
10	Yangzhou Fengyuan Boneng Electric Co., LTD	Electronic components	3

For the fiscal year ended December 31, 2022, the following are Taizhou Kepuni’s main suppliers:

Number	Supplier Name	Raw Material	% of purchase
1	Sinosat Satellite Communication Co. LTD	Navigation equipment	15
2	Koden Electronics Co., LTD	Pneumatic components	11
3	Guangzhou Wuqi communication navigation equipment Co., LTD	Navigation equipment	6
4	Shanghai Haipan Automation Equipment Co., LTD	Automatic components	6
5	Kunshan Yunhao precision Equipment Co., LTD	Automatic components	5
6	Shanghai Zhenji Automation Equipment Co., LTD	Automatic components	5
7	Shanghai Chonghan Biological Technology Co., LTD	Automatic components	5
8	Yangzhou red flag cable manufacturing Co., LTD	Cables	5
9	Nanjing Changhua communication equipment Co., LTD	Navigation equipment	4
10	Zhanhai (Zhoushan) Ship Equipment Co., LTD	Electronic components	3

Customers and Sales

Taizhou Kepuni cooperates with major players in the technology industry and trading companies.

For the fiscal year ended December 31, 2023, the following are Taizhou Kepuni’s main customers:

Number	Customer Name	Product/Project	% of sales
1	Shanghai Marine Diesel Engine Research Institute	Electrical and automatic equipment	18
2	Hailing District Yunxiang Electronic Business Department	Marine communication and navigation equipment	15
3	Shanghai Qiyao Heavy Industry Co., LTD	Electrical equipment	10
4	Taizhou Shentai Shipbuilding Industry Co., LTD	Electrical equipment	6
5	Yichang Xinhui Ship Repair Co., Ltd	Ship Repair	4
6	Shanghai Zhonghui Automation Engineering Technology Co., LTD	Marine communication and navigation equipment	4
7	Yangpu Jiejun shipping Co., LTD	Marine communication, navigation and electrical equipment	4
8	Jiangsu Huatai Shipbuilding Industry Co., LTD	Marine communication, navigation and electrical equipment	4
9	Jiangsu Hongfu Shipbuilding Co., LTD	Electrical equipment	3
10	China Nuclear Power Operation Technology Corporation, Ltd	Research	2

For the fiscal year December 31, 2022, the following are Taizhou Kepuni’s main customers:

Number	Customer Name	Product/Project	% of sales
1	Shanghai Marine Diesel Engine Research Institute	Electrical and automatic equipment	54
2	Home Credit (Zhejiang) Communication Technology Co., LTD	Marine communication, navigation and electrical equipment	8
3	Shanghai Qiyao Heavy Industry Co., LTD	Electrical equipment	7
4	Yangpu Jiejun shipping Co., LTD	Marine communication, navigation and electrical equipment	3
5	Jiangsu Hongfu Shipbuilding Co., LTD	Electrical equipment	3
6	Taizhou Kejian shipping Co., LTD	Electrical equipment	2
7	Yichang Xinhui Ship repair Co., LTD	Electrical equipment	2
8	Jiangsu Xinghang Shipping Co., LTD	Electrical equipment	1
9	Taizhou Shenru shipping Co., LTD	Electrical equipment	1
10	Shanghai Zhonghui Automation Engineering Technology Co., LTD	Marine communication and navigation equipment	1

Growth Strategy

●	Increase Sales – We plan to increase the sales by providing sufficient training to our sales professionals, making full use of our existing client base, taking initiatives to leverage our advantages, and maintaining existing customer relationships.

●	Brand Recognition – We plan to increase the brand recognition through publicity. We plan to promote our brand in terms of industry and geographic regions, including branching out into medium and large shipyard markets from small and medium-sized shipyard markets and exploring long-term customer partnerships from the southern coastal region base. Additionally, we aim to promote Taizhou Kepuni by providing customers with satisfactory and high-quality customer service. We expect our expansion plan to bring sustainable development.

●	Strategic & Management Development – We plan to set clear goals and strategies based on Taizhou Kepuni’s current situation. We plan to better adapt to market changes, build stronger teamwork, and better judge future trends.

Competitive Advantages

We are committed to offering our customers superior product diversity, quality, and reliability. Taizhou Kepuni offers a flexible order placing model to satisfy our customers’ specialized needs. We believe Taizhou Kepuni has a number of competitive advantages that will enable us to maintain and further increase our market position in the industry for the national market. The competitive strengths include:

●	Top-Notch Technology. Taizhou Kepuni’s technology team has extensive experience. Our management believes that Taizhou Kepuni can provide the best solutions for customers promptly at reasonable prices. Taizhou Kepuni has a specialized technology research and development team with 6 people, which helped the integration of new technologies into product development. Recent technologies include high-performance control technology, automatic beam switching technology, high-performance waveguide array antenna, mechanical structure innovative design technology, and C-bank and Ku-band core algorithm.

●	Integration of Intelligence System. Taizhou Kepuni has established a sophisticated intelligence system by integrating artificial intelligence, big data information sharing platform, and a systematic management platform.

●	Competitive Pricing. We provide reasonable and competitive pricing for our products and services. We also offer guarantees that our prices are comparable to those of the same quality provided by other companies in the industry in China.

●	Rigorous Quality Control and Superior Customer Services. Our products play a critical role in various construction, infrastructure, equipment, and safety applications. Our emphasis on establishing a comprehensive quality management system, manufacturing processes, quality control testing, and product development help us deliver a high-quality product to our customers. Taizhou Kepuni provides a one-year warranty and are dedicated to responding any customer service inquiries or complaints within 24 hours for all the products.

●	Experienced Management Team. Our management team has extensive experience in the nautical electronics industry, has a keen focus on tracking changes in the business environment, and has strong judgment on the industry’s future development trends. Additionally, the production team and inspection team of Taizhou Kepuni are equally skilled and experienced, ensuring Taizhou Kepuni’s efficient operation.

●	Manufacture Capacity Efficient Operations with Significant Scale. Taizhou Kepuni is a manufacturing integrator, specializing in nautical engineering communications, integrated information management system design, ship ratio navigation, ship internal communication systems, ship automation control systems, and ship driving control and power distribution systems. The expertise and the manufacturing facilities are the prerequisites that enable Taizhou Kepuni to maintain lean manufacturing processes, which results in lower procurement costs for shipowners and shipyards, efficient shipyard design, and convenient customer services.

Intellectual Property

Taizhou Kepuni relies on a combination of trademarks, patents and proprietary technology and contractual restrictions on disclosure to protect Taizhou Kepuni’s intellectual property rights. We do not rely on third-party licenses of intellectual property for use in our business. Taizhou Kepuni enters into relevant confidentiality agreements or provisions with its employees and certain customers and suppliers and rely on such confidentiality agreements or provisions and other protection of the technical know-how to maintain our technical advantages in the products and design.

Patent

Taizhou Kepuni has several issued Chinese patents with exclusive rights to utilize the processes rights within the valid term.

The following table sets forth a brief description of Taizhou Kepuni’s issued Chinese patents, including their respective patent name, owner, patent number, and authorization date.

Serial No.	Patent type	Patent name	Patent No. / Application No.	Patent authorization date	Period of validity	Owner
1.	utility model	A visual detection device with a mixed-color wiring harness	ZL2023210101925	2023-09-29	10 years	Taizhou Kepuni
2.	utility model	A kind of ship electrical equipment training equipment	ZL2023209916183	2023-09-15	10 years	Taizhou Kepuni
3.	utility model	A device for lifting ship electrical machinery	ZL2023209916056	2023-08-15	10 years	Taizhou Kepuni
4.	utility model	A line aging detection device for the ship main control room	ZL2023206184573	2023-09-08	10 years	Taizhou Kepuni
5.	utility model	A moisture-proof protection device for ship lines	ZL2023205861779	2023-08-15	10 years	Taizhou Kepuni
6.	utility model	A kind of antenna device	ZL2020227133690	2021-07-13	10 years	Taizhou Kepuni
7.	utility model	A kind of antenna device	ZL2020227136909	2021-05-11	10 years	Taizhou Kepuni
8.	utility model	A kind of low cost antenna device	ZL2020227133703	2021-05-11	10 years	Taizhou Kepuni
9.	utility model	A kind of boat for vehicle transfer operation	ZL2019214169687	2020-06-16	10 years	Taizhou Kepuni
10.	utility model	Marine communication remote control	ZL2019206479639	2020-02-07	10 years	Taizhou Kepuni
11.	utility model	A kind of shipboard antenna device	ZL2018219266496	2019-05-28	10 years	Taizhou Kepuni
12.	utility model	Water-cooled shipborne antenna device	ZL2018219266462	2019-06-11	10 years	Taizhou Kepuni
13.	utility model	A kind of marine communication system	ZL2018219219851	2019-05-31	10 years	Taizhou Kepuni
14.	utility model	Rain-proof and frost-resistant shell for antenna	ZL2018218755692	2019-07-19	10 years	Taizhou Kepuni
15.	utility model	Rain-proof device for marine antenna	ZL2018218749901	2019-06-11	10 years	Taizhou Kepuni
16.	utility model	Solar photovoltaic supply type marine communication antenna system	ZL2018217950838	2019-06-11	10 years	Taizhou Kepuni
17.	utility model	A kind of marine antenna	ZL2018217946264	2019-07-19	10 years	Taizhou Kepuni
18.	utility model	Marine communication antenna system	ZL2018217950819	2019-06-11	10 years	Taizhou Kepuni
19.	utility model	Anti-rolling shaking ship antenna	ZL2018217950734	2019-07-19	10 years	Taizhou Kepuni
20.	utility model	Public radio host	ZL2015209940101	2016-05-11	10 years	Taizhou Kepuni
21.	utility model	The fog flute controller	ZL2015209939706	2016-05-11	10 years	Taizhou Kepuni
22.	utility model	Ward call controller	ZL2015209939710	2016-05-11	10 years	Taizhou Kepuni
23.	utility model	Host marine telegraph device	ZL201520994007X	2016-05-11	10 years	Taizhou Kepuni
24.	utility model	Rotary LED alarm device	ZL2015209939725	2016-05-11	10 years	Taizhou Kepuni

Serial No.	Patent type	Patent name	Patent No. / Application No.	Patent authorization date	Period of validity	Owner
25.	utility model	alarm bell	ZL2015209940864	2016-05-11	10 years	Taizhou Kepuni
26.	patent for invention	Dynamic stabilization system and stabilization method of ship communication system	ZL2020115039480	2022-05-31	20 years	Taizhou Kepuni
27.	patent for invention	A kind of low-cost shipboard antenna system	ZL2020113038248	2022-05-06	20 years	Taizhou Kepuni
28.	patent for invention	Small, low-cost shipborne antenna system	ZL2020113085766	2022-08-16	20 years	Taizhou Kepuni
29.	patent for invention	A kind of economy-type simple onboard antenna system	ZL2020113038106	2022-05-17	20 years	Taizhou Kepuni
30.	patent for invention	A wave-free pedal-control surfing system	ZL2020111818616	2021-10-22	20 years	Taizhou Kepuni
31.	patent for invention	A kind of ship information delivery device	ZL2020106253998	2021-05-18	20 years	Taizhou Kepuni
32.	patent for invention	Ship information classification and storage system and its method	ZL2020106238945	2021-12-03	20 years	Taizhou Kepuni
33.	patent for invention	Information transmission system for ships and its method	ZL2020105756400	2022-05-06	20 years	Taizhou Kepuni
34.	patent for invention	System and method of antenna for commercial ships	ZL202010576660X	2022-04-22	20 years	Taizhou Kepuni
35.	patent for invention	Shipborne antenna device and its use method	ZL2018113932017	2023-08-01	20 years	Taizhou Kepuni
36.	patent for invention	Marine network system	ZL2018113931832	2023-09-29	20 years	Taizhou Kepuni

Trademark

The following table sets forth a brief description of Taizhou Kepuni’s trademarks issued in China, including their respective publication numbers, application filing date, expiration date, trademark name and international category.

Trademark Number	File Date	Expiration Date	Trademark Name	International Category
7375640	2009.05.06	2030.12.14	柯普尼 KE PU NI A	9	(1)
30282763	2018.04.16	2029.02.13	柯普尼 @	42	(2)
30280519	2018.04.16	2029.02.06	柯普尼	38	(3)
21516012	2016.10.19	2027.11.27	咪咿	3	(4)
21516224	2016.10.10	2027.11.27	咪咿	32	(5)

(1)	Class 9: Scientific, research, navigation, surveying, photographic, cinematographic, audiovisual, optical, weighing, measuring, signaling, detecting, testing, inspecting, life-saving and teaching apparatus and instruments; apparatus and instruments for conducting, switching, transforming, accumulating, regulating or controlling the distribution or use of electricity; apparatus and instruments for recording, transmitting, reproducing or processing sound, images or data; recorded and downloadable media, computer software, blank digital or analogue recording and storage media; mechanisms for coin-operated apparatus; cash registers, calculating devices; computers and computer peripheral devices; diving suits, divers’ masks, ear plugs for divers, nose clips for divers and swimmers, gloves for divers, breathing apparatus for underwater swimming; fire-extinguishing apparatus.

(2)	Class 42: Scientific and technological services and research and design relating thereto; industrial analysis and industrial research services; design and development of computer hardware and software.

(3)	Class 38: Telecommunications.

(4)	Class 3: Non-medicated cosmetics and toiletry preparations; non-medicated dentifrices; perfumery, essential oils; bleaching preparations and other substances for laundry use; cleaning, polishing, scouring and abrasive preparations.

(5)	Class 32: Beers; non-alcoholic beverages; mineral and aerated waters; fruit beverages and fruit juices; syrups and other non-alcoholic preparations for making beverages.

Domain

Taizhou Kepuni has the right to use the following domain registration issued in the PRC.

Number	Domain Name	Owner
1	kepunijt.com	Taizhou Kepuni

Properties and Equipment

Real Property

There is no private land ownership in China. Individuals and entities are permitted to acquire land use rights for specific purposes. Taizhou Kepuni was granted land use rights for the following property:

Location	Type of Right	Area	Usage	Period of Usage
No. 209 Yongping Road, Xuzhuang Street, Gaogang District, Taizhou City, Jiangsu Province, People’s Republic of China	land use right/property ownership	12,495m2	Industrial Land	November 17, 2067

Equipment

Our production relies on a wide variety of equipment, including equipment for office use, and multiple factories equipment facilitating a complete production cycle. As of December 31, 2023, the total amount of equipment is worth around RMB35,674,125 (USD5,038,863). As of December 31, 2022, the total amount of equipment is worth around RMB37,238,143 (USD5,398,162).

Our Employees

As of the date of this prospectus, Taizhou Kepuni had a total of 35 full-time employees, including 2 in the sales department, 2 in the finance department, 5 in the administrative department, 1 in the procurement department, 19 in the production department, 2 in the research development department, 3 in the warehousing department and 1 in the inspection department.

Taizhou Kepuni’s employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that Taizhou Kepuni maintains a good working relationship with our employees and Taizhou Kepuni has not experienced any significant labor disputes. Taizhou Kepuni is required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of the employees, up to a maximum amount specified by the local government from time to time. As required by regulations in China, Taizhou Kepuni participates in various employee social securities plans that are organized by local governments. We believe Taizhou Kepuni has paid social insurance for all of its employees, covering housing provident fund and all five types of social insurance, including pension insurance, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance.

Legal Proceedings

From time to time, we are subject to legal proceedings, investigations and claims incidental to the conduct of our business. We record a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. As of the date of this prospectus, we are not involved in any legal or administrative proceedings that may have a material adverse impact on our business, balance sheets or results of operations and cash flows, other than as described herein.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China.

As an electronic manufacturing company, we are regulated by various government authorities, including, among others:

●	the Ministry of Industry and Information Technology, or the MIIT, regulating the telecommunications and telecommunications-related activities, including, but not limited to, the internet information services and other value-added telecommunication services;

●	the People’s Bank of China, or the PBOC, as the central bank of China, regulating the formation and implementation of monetary policy, issuing the currency, supervising the commercial banks and assisting the administration of the financing;

●	China Banking Regulatory Commission, or the CBRC, regulating financial institutions and promulgating the regulations related to the administration of financial institutions.

●	the State Administration of Foreign Exchange, or the SAFE, promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37.

●	the PRC Ministry of Commerce, or the MOFCOM, published Foreign Investment Law.

●	the Ministry of Finance and the State Administration of Taxation, promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax and further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax.

Regulations Relating to Foreign Investment

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which has come into effect on January 1, 2020 and has replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The existing foreign-invested enterprises established prior to the effectiveness of the Foreign Investment Law may keep their corporate forms, among other things, within five years after January 1, 2020. Pursuant to the Foreign Investment Law, “foreign investors” means natural person, enterprise, or other organization of a foreign country, “foreign-invested enterprises” (FIEs) means any enterprise established under PRC law that is wholly or partially invested by foreign investors and “foreign investment” means any foreign investor’s direct or indirect investment in mainland China, including: (i) establishing FIEs in mainland China either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new projects in mainland China either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations, or State Council provisions.

The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment and the government generally will not expropriate foreign investment, except under special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on that list. When a license is required to enter a certain industry, the foreign investor must apply for one, and the government must treat the application the same as one by a domestic enterprise, except where laws or regulations provide otherwise. In addition, foreign investors or FIEs are required to file information reports and foreign investment shall be subject to the national security review.

The Industry Guidelines on Encouraged Foreign Investment (Year 2019) approved by the State Council is hereby promulgated and shall be implemented with effect from 30 July 2019. China has introduced an Industry Guidelines on Encouraged Foreign Investment to encourage and allow foreign-invested enterprises to set up businesses in China. The scope of encouragement mainly includes Agriculture, forestry, husbandry, fishing, Mining, Manufacturing, Information transfer, software and technical services Chinese subsidiaries are principally engaged in the provision of investment and financing consulting and technical services, which fall into the category of “encouraged” or “allowed” under the directory.

The Special Administrative Measures (Negative List) for Admission of Foreign Investment (Year 2019) approved by the State Council is hereby promulgated and shall be implemented with effect from 30 July 2019.The Special Administrative Measures (Negative List) for Admission of Foreign Investment sets out on a unified basis the special administrative measures for admission of foreign investments such as equity requirements, senior management personnel requirements etc. And the Negative List sets out the transition period for removing or relaxing restriction on admission for certain fields, and the restriction on admission shall be removed or relaxed in accordance with the schedule upon expiry of the transition period. Industries such as the foreign investment ratio for value-add telecommunications services (except for ecommerce, domestic multi-party communication, store-and-forward, and call center) shall not exceed 50%.

Industry Catalog Relating to Foreign Investment

Industries listed in the Catalog are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalog are generally deemed as constituting a fourth “permitted” category. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalog are generally open to foreign investment unless specifically restricted by other PRC regulations.

On March 15, 2019, the National People’s Congress adopted the Foreign Investment Law of the PRC, which became effective on January 1, 2020 and replaced three existing laws regulating foreign investment in China, namely, the Wholly Foreign-Invested Enterprise Law of the PRC, the Sino-Foreign Cooperative Joint Venture Enterprise Law of the PRC and the Sino-Foreign Equity Joint Venture Enterprise Law of the PRC, together with their implementation rules and ancillary regulations. On December 26, 2019, the State Council issued the Regulations on Implementing the Foreign Investment Law of the PRC, which came into effect on January 1, 2020, and replaced the Regulations on Implementing the Sino-Foreign Equity Joint Venture Enterprise Law of the PRC, Provisional Regulations on the Duration of Sino-Foreign Equity Joint Venture Enterprise Law, the Regulations on Implementing the Wholly Foreign-Invested Enterprise Law of the PRC, and the Regulations on Implementing the Sino-Foreign Cooperative Joint Venture Enterprise Law of the PRC. The Foreign Investment Law of the PRC embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments.

On June 30, 2019, the MOFCOM and the NDRC promulgated the Special Management Measures (Negative List) for the Access of Foreign Investment, or the Negative List, which took effective from July 30, 2019. The Negative List expands the scope of industries in which foreign investment is permitted by reducing the number of industries that fall within the Negative List. Foreign investment in value-added telecommunications services (other than e-commerce, domestic multi-party communications, store-and-forward and call center), including internet data center services, still falls within the Negative List.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, or the SAT, the SAIC, the CSRC, and the State Administration of Foreign Exchange, or the SAFE jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

Our PRC subsidiaries are mainly engaged in providing investment and financing consultations and technical services, which fall into the “encouraged” or “permitted” category under the Catalog. Our PRC subsidiaries have obtained all material approvals required for its business operations. However, industries such as value-added telecommunication services (except e-commerce), including internet information services, are restricted from foreign investment.

Anti-money Laundering Regulations

The PRC Anti-money Laundering Law, which was promulgated by the Standing Committee of the National People’s Congress in October 2006 and became effective in January 2007, sets forth the principal anti-money laundering requirements applicable to financial institutions as well as non-financial institutions with anti-money laundering obligations, including the adoption of precautionary and supervisory measures, establishment of various systems for client identification, retention of clients’ identification information and transactions records, and reports on large transactions and suspicious transactions. According to the PRC Anti-money Laundering Law, conducts of money-laundering includes dissimulating, concealing through various means the source and nature of gains and profits from drug offences, organized gangsterdom crime, terrorist activities, smuggling, corruption and bribery, disruption of financial order, and financial fraud. Financial institutions subject to the PRC Anti-money Laundering Law include duly established policy banks, commercial banks, credit unions, postal saving organizations, trust investment companies, securities companies, futures brokerage companies, insurance companies and other institutions engaging in financial business as determined and published by the competent anti-money laundering administrative authorities of the State Council, while the list of the non-financial institutions with anti-money laundering obligations will be published by the State Council. The PBOC and other governmental authorities issued a series of administrative rules and regulations to specify the anti-money laundering obligations of financial institutions and certain non-financial institutions, such as payment institutions.

The Guidelines jointly released by ten PRC regulatory agencies  in July 2015, purport, among other things, to require internet financial service providers, including online lending information intermediaries, to comply with certain anti-money laundering requirements, including the establishment of a customer identification program, the monitoring and reporting of suspicious transactions, the preservation of customer information and transaction records, and the provision of assistance to the public security department and judicial authority in investigations and proceedings in relation to anti-money laundering matters. The Interim Measures jointly issued by four PRC regulatory agencies in August 2016 require the online lending information intermediaries, among other things, to comply with certain anti-money laundering obligations, including verifying customer identification, reporting suspicious transactions and preserving customer information and transaction records. The Custodian Guidelines issued by PBOC in February 2017 require the online lending platforms to set up custody accounts with commercial banks and comply with the anti-money laundry requirements of the relevant commercial banks.

In cooperation with our partnering custody banks and payment companies, we have adopted various policies and procedures for anti-money laundering purposes.

Regulations Relating to Overseas Listings

In August 2006, six PRC regulatory authorities, including the China Securities Regulatory Commission, or the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an Overseas SPV formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such Overseas SPV’s securities on an overseas stock exchange.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. Where an enterprise whose principal business activities are conducted in PRC seeks to issue and list its shares in the name of an overseas enterprise (“Overseas Issuer”) on the basis of the equity, assets, income or other similar rights and interests of the relevant PRC domestic enterprise, such activities shall be deemed an indirect overseas issuance and listing (“Indirect Overseas Issuance and Listing”) under the Draft Overseas Listing Regulations. Therefore, the proposed offering would be deemed an Indirect Overseas Issuance and Listing under the Draft Overseas Listing Regulations. As such, the Company would be required to complete the filing procedures of and submit the relevant information to CSRC after the Draft Overseas Listing Regulations become effective.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure to the CSRC. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, such as completion of registration in the market of the United States, but have not completed the overseas listing; and (2) domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges on or prior to the effective date of the Trial Measures, may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing before completion of their overseas offering and listing.

Since the Trial Measures have come into effect as of the date of this prospectus, under the currently effective PRC laws and regulations, we are required to make filings with the CSRC and should complete the filing before completion of our overseas offering and listing. The offering is contingent on completion of the application process with the CSRC. As of the date of this prospectus, we have file the recording materials to the CSRC. We shall complete the filing before the completion of our offering and listing on Nasdaq. Non-compliance with the Trial Measures, which includes offering and listing securities overseas without fulfilling the required filing procedures, shall result in legal liabilities. Offenders may face fines ranging from RMB 1.0 million (approximately $150,000) to RMB 10.0 million (approximately $1.5 million). The Trial Measures aim to increase the cost for offenders by implementing administrative penalties. Given the current PRC regulatory environment, it is uncertain whether we will be required to obtain approvals from the PRC government to offer securities to foreign investors in the future, and whether we would be able to obtain such approvals. If we are unable to obtain such approvals if required in the future, or inadvertently conclude that such approvals are not required then the value of our ordinary shares may depreciate significantly or become worthless. Upon the occurrence of any of the material events specified below after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within 3 working days after the occurrence and public disclosure of the event: (1) change of control, (2) investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities, (3) change of listing status or transfer of listing segment, and (4) voluntary or mandatory delisting. Furthermore, we will be required to submit applications/filings to the CSRC pursuant to the Trial Measures if we conduct overseas follow-on offerings after listing. For a description of relevant PRC-related risks to this offering, see “Risk Factors — Risks Related to Doing Business in China — We are required to complete the filing requirement with PRC authorities to list on overseas stock exchanges and may not be able to complete the filing because the filing materials are incomplete or do not meet the requirements of the CSRC.”

On February 24, 2023, the CSRC, together with the Ministry of Finance, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the “Provisions.” The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023 together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. On or after March 31, 2023, any failure or perceived failure by our Company and our subsidiaries, to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Trial Measures, the revised Provisions and any related implementing rules to be enacted may subject us to additional compliance requirements in the future. See “Risk Factors — Risks Relating to Doing Business in the PRC.”

Regulations on Intellectual Property Rights

Patents. Patents in the PRC are principally protected under the Patent Law of the PRC. Patents in the PRC are classified into three categories, namely, inventions, utility models and designs. The protection period of a patent right is 10 years for utility models and designs and 20 years for inventions from the date of application.

Copyrights. Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software for legal persons is 50 years and ends on December 31 of the 50th year from the date of first publishing of the software.

Trademarks. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAIC. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. The validity period of registered trademarks is 10 years from the date of approval of trademark application, and may be renewed for another 10 years provided relevant application procedures have been completed within 12 months before the end of the validity period.

Regulations Relating to Dividend Withholding Tax

Pursuant to the Enterprise Income Tax Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in the PRC, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. In August 2015, the State Administration of Taxation promulgated the Administrative Measures for Non-Resident Taxpayers to Enjoy Treatments under Tax Treaties, or Circular 60, which became effective on November 1, 2015. Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax rate. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, Kepuni HK, our Hong Kong subsidiary, may be able to enjoy the 5% withholding tax rate for the dividends they receive from our PRC subsidiary, respectively, if they satisfy the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81 and Circular 60, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 28, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of SAFE, may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated Circular 16 to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

We are aware that all of our PRC resident beneficial owners subject to these registration requirements have registered with the Beijing SAFE branch and/or qualified banks to reflect the recent changes to our corporate structure.

Regulations on Dividend Distribution

The principal regulations governing distribution of dividends of foreign-invested enterprises include the Foreign-Invested Enterprise Law, as amended in September 2016, and its implementation rules. Under these laws and regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until these reserves have reached 50% of the registered capital of the enterprises. Wholly foreign-owned companies may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserves are not distributable as cash dividends.

PRC Laws and Regulations on Wholly Foreign-owned Enterprises

The establishment, operation and management of corporate entities in China are governed by the PRC Company Law, which was promulgated by the SCNPC on December 29, 1993 and became effective on July 1, 1994. It was last amended on October 26, 2018 and the amendments became effective on October 26, 2018. Under the PRC Company Law, companies are generally classified into two categories, namely, limited liability companies and joint stock limited companies. The PRC Company Law also applies to limited liability companies and joint stock limited companies with foreign investors. Where there are otherwise different provisions in any law on foreign investment, such provisions shall prevail.

The Law of the PRC on Wholly Foreign-invested Enterprises was promulgated and became effective on April 12, 1986, and was last amended and became effective on October 1, 2016. The Implementing Regulations of the PRC Law on Foreign-invested Enterprises were promulgated by the State Council on October 28, 1990. They were last amended on February 19, 2014 and the amendments became effective on March 1, 2014. The Provisional Measures on Administration of Filing for Establishment and Change of Foreign Investment Enterprises were promulgated by MOFCOM and became effective on October 8, 2016, and were last amended on July 20, 2017 with immediate effect. The above-mentioned laws form the legal framework for the PRC Government to regulate Foreign-invested Enterprises. These laws and regulations govern the establishment, modification, including changes to registered capital, shareholders, corporate form, merger and split, dissolution and termination of Foreign-invested Enterprises.

According to the above regulations, a Foreign-invested Enterprise should get approval by MOFCOM before its establishment and operation. Kepuni WFOE is a Foreign-invested Enterprise since established, and has obtained the approval of the local administration of MOFCOM. Its establishment and operation are in compliance with the above-mentioned laws. Taizhou Kepuni is a PRC domestic company, and it is not subject to the record-filling or examination applicable to Foreign-invested Enterprises.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. If an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

According to the Social Insurance Law of the PRC, which was promulgated by the Standing Committee of the NPC on October 28, 2010 and became effective on July 1, 2011, without force majeure reasons, employers must not suspend or reduce their payment of social insurance for employees, otherwise, competent governmental authorities will have the power to enforce employers to pay up social insurance within a prescribed time limit, and a fine of 0.05% of the unpaid social insurance will be charged on the part of the employers per day commencing from the first day of default. Provided that the employers still fail to make the payment within the prescribed time limit, a fine of over one time and up to three times of the unpaid sum of social insurance will be charged.

Currently, we are making contributions to the plans based on the minimum standards although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans as well as to pay late contribution fees and fines. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

MANAGEMENT

The following individuals are members of our Board and/or executive management.

Name	Age	Position(s)
Xiaofei Cui	38	Chief Executive Officer, Director, and Chairman of the Board
Jianming Peng	49	Chief Financial Officer
Fangzhong Ni	54	Chief Operating Officer, Director
Richard Chen	45	Independent Director Nominee, Chair of Audit Committee
Han (Francis) Zhang	44	Independent Director Nominee, Chair of Compensation Committee
Dingfa Liu	63	Independent Director Nominee, Chair of Nominating Committee

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

*	The individual shall be appointed and consents to be in such position effective upon the effectiveness of the registration statement of which this prospectus forms a part.

Xiaofei Cui, Chief Executive Officer, Director, and Chairman of the Board

Mr. Xiaofei Cui has been our Chief Executive Officer, director, and Chairman of the Board of Directors since our incorporation. Since 2012, he has been the general manager of Taizhou Kepuni, presiding over the overall work of the enterprise. From 2005 to 2012, he served as the general manager of Taizhou Feiming Electronics Co., Ltd., mainly engaged in the promotion and sales of nautical equipment. From 2004 to 2005, he served as the nautical equipment market salesman in the Taizhou Office of Nantong Hezhong Xieda Electronics Co., Ltd. Mr. Cui is an Executive MBA candidate of Hong Kong Asia Business College.

Jianming Peng, Chief Financial Officer

Mr. Jianming Peng has been our Chief Financial Officer since May 2022. Prior to that, he serves as the Chief Financial Officer of Shanghai UNRE Information Technology Co., Ltd. since March 2019 and is mainly responsible for financial control and management of company and assisting with the Chief Executive Officer of company strategy. From February 2017 to March 2019, he was the vice-general manager and the Chief Financial Officer of Pengxin International Mining Co., Ltd. and was mainly responsible for establishing internal control function of the whole Pengxin Group. From May 2010 to February 2017, he was the Chief Financial Officer of Dynamax Group and was mainly responsible for providing leadership role on the full spectrum of finance and internal audit activities and setting up oversea compliance to established policies, procedures and guidelines, in line with China GAAP and policies. From May 2007 to May 2010, he was the senior manager, accounting and tax services of HW Intertrust (Shanghai) Consultants Limited and was mainly responsible for communicating with the clients, and providing accounting and tax service to clients. From October 2005 to May 2007, he was the finance manager of the Sega (China) Network Technology Co., Ltd. and was mainly responsible for setting up and maintaining the corporate finance internal control system. From July 1995 to October 2005, he was the finance manager and the internal audit director of Shanghai Jin Ling Co., Ltd. and was mainly responsible for providing leadership role on the full spectrum of finance activities, including financial and management accounting, budget, forecast and investment, tax compliance, treasury functions, internal audit and effective internal control. Mr. Peng specialized in computerized accounting and graduated from Shanghai Tongji University in 1995 and earned his bachelor’s degree in Accounting from Shanghai University of Finance and Economics in 2008.

Fangzhong Ni, Chief Operating Officer and Director

Mr. Fangzhong Ni has been the Chief Operating Officer and Director, presiding over enterprise R & D and production management since July 2019. From 1999 to June 2019, Mr. Ni served as the chief engineer of Jiangsu Huahao Navigation Electric Appliance Co., Ltd. and production supervisor, where he engaged in R & D and production management of new products. From 1989 to 1999, he worked in Yangzhou Jiangdu Nautical Electronic Instrument Factory, where he was responsible for the development, R & D and production of nautical engine room automation products. The “Ship Engine Room Detection Alarm” developed in 1995 won the second prize of Yangzhou Jiangdu Scientific and Technological Progress Award. Mr. Ni acquired his bachelor’s degree in electronics from Yangzhou Jiangdu Institute of Technology in 1989.

Richard Chen, Independent Director Nominee, Chair of Audit Committee

Mr. Richard Chen, one of our independent director appointees, is a financial professional with over 18 years of public and private management experience. Mr. Chen specializes in financial planning, corporate strategy, tax planning, fund raising, public offering and cross border investment Richard Chen is the co-founder and a managing partner at CLC LLP, an accounting firm based in California, from 2015 to 2017 and from 2020 onward. Mr. Chen has also been an independent director and the Chair of the Audit Committee of Jiuzi Holding, Inc. (NASDAQ: JZXN) since May 2021. Mr. Chen was the Chief Financial Officer of Fuqin Fintech Limited and led the U.S. IPO efforts and improved internal control and tax efficiency from 2017 to 2020. Mr. Chen was the senior manager at Deloitte Touche Tohmatsu Certified Public Accountants LLP, Beijing office, from 2008 to 2015, where he was involved in many Chinese companies’ U.S. IPO processes. From 2003 to 2008, Mr. Chen was the senior tax consultant at Grant Thornton LLP, Los Angeles office. Mr. Chen graduated from University of California Riverside with a bachelor’s degree in Business Economics in 2003. Mr. Chen is also a U.S. citizen.

Han (Francis) Zhang, Independent Director Nominee, Chair of Compensation Committee

Mr. Han (Francis) Zhang, one of our independent director appointees, has been the Chief Financial Officer of Jiuzi Holdings Inc., a Nasdaq listed public company, since August 2020 and the director of the same company since July 2022. Mr. Zhang was the Executive Director of Shanghai Qianzhe Consulting Co., Ltd and was mainly responsible for overseas M&A projects, and follow-on investments and management of newly formed financial holding groups. Prior to that, he served as the Deputy General Manager of Tebon Innovation Capital Co., Ltd and was responsible for its business development and asset management. Mr. Zhang earned an MBA degree from the University of Birmingham in 2005, his Master of Science in Finance with honors from Leeds Metropolitan University in 2004, and his bachelor’s degree in Economy from Zhejiang University of Technology in 2003.

Dingfa Liu, Independent Director Nominee, Chair of Nominating Committee

Mr. Dingfa Liu, one of our independent director appointees, is a lawyer licensed to practice in the State of Indiana and in China. Mr. Liu has over 25 years’ professional experience in the Greater China area.  Mr. Liu specializes in mergers and acquisitions, international arbitration, tax, customs and commercial matters affecting cross-border investment. Mr. Liu has been a consultant at Duan & Duan Law Firm in Shanghai, China since December 2019. Prior to that, Mr. Liu was a partner at FuJae Partners for 4 years, a partner at JunHe LLP for over 8 years, the managing partner of the Shanghai office of Bryan Cave Leighton Paisner LLP for over 2 years, and a senior lawyer at the Shanghai office of Sidley Austin LLP for five and a half years. From August 1983 to August 1988, Mr. Liu worked at the PRC State Administration of Taxation, serving first as a tax official and then as a Deputy Section Chief in charge of income tax policies affecting foreign investment.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of five directors upon closing of this offering, three of whom shall be “independent” within the meaning of the corporate governance standards of Nasdaq.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (As Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Terms of Directors and Executive Officers

Each of our directors holds office until a successor has been duly elected and qualified unless the director was appointed by the board of directors, in which case such director holds office until the next following annual meeting of shareholders at which time such director is eligible for re-election. All of our executive officers are appointed by and serve at the discretion of our board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Board Committees

Upon the initial closing of this offering, our Board of Directors will have an Audit Committee, Compensation Committee and Nomination Committee.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is applicable to all of our directors, officers and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

Foreign Private Issuer Exemption

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which permit us to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules applicable to U.S. companies. As a result, our corporate governance practices may differ from those you might otherwise expect from a U.S. company listed on Nasdaq.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2023 and 2022, earned by or paid to our chief executive officer and principal executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded US$100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (US$)

Mr. Xiaofei Cui,	2023	$20,000.00	5,000.00	-	-	-	-	-	$25,000.00
CEO	2022	$20,000.00	5,000.00	-	-	-	-	-	$25,000.00

Mr. Fangzhong Ni,	2023	$30,000.00	12,000.00	-	-	-	-	-	$42,000.00
COO	2022	$30,000.00	12,000.00	-	-	-	-	-	$42,000.00

Jiaming Peng, CFO	2023	$120,000	-	-	-	-	-	-	$120,000
	2022	-	-	-	-	-	-	-	-

Agreements with Named Executive Officers

On June 9, 2020, Taizhou Kepuni entered into an employment agreement with our Chief Executive Officer, Xiaofei Cui, for a term of two years. Mr. Cui is entitled to an annual base salary of USD20,000. The termination of this agreement is subject to PRC Labor Law and PRC Labor Contract Law. On June 8, 2022, Kepuni Holdings Inc. has entered into a new employment agreement with Mr. Cui, for a term of five years. The annual base salary is USD20,000.

On June 9, 2020, Taizhou Kepuni entered into an employment agreement with our Chief Operating Officer, Fangzhong Ni, for a term of two years. Mr. Ni is entitled to an annual base salary of USD30,000. The termination of this agreement is subject to PRC Labor Law and PRC Labor Contract Law. On June 8, 2022, Kepuni Holdings Inc. has entered into a new employment agreement with Mr. Ni, for a term of five years. The annual base salary is USD30,000.

On May 1, 2022, Kepuni Holdings Inc. entered into an employment agreement with our Chief Financial Officer, Jiaming Peng, for a term of five years. Mr. Peng is entitled to an annual base salary of USD120,000.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary share as of the date of this prospectus, and as adjusted to reflect the sale of the ordinary share offered in this offering for

●	each of our directors and executive officers who beneficially owns our ordinary share; and

●	each person known to us to own beneficially more than 5% of our ordinary share.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on (i) 10,000,000 ordinary shares issued and outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) ordinary share outstanding immediately after the completion of this offering and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus, but excludes any shares issuable upon the exercise of the over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of 5% or more of our ordinary share.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of ordinary shares beneficially owned by a person listed below and the percentage ownership of such person, ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all ordinary shares shown as beneficially owned by them. As of the date of the prospectus, we have 2 shareholders of record, none of which are located in the United States.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering
	Number	Percent	Number	Percent
Directors and Executive Officers:
Xiaofei Cui	9,994,000	99.9%	9,994,000	70.4%
Fangzhong Ni	-	-%	-	-%
Jianming Peng	-	-%	-	-%
Richard Chen	-	-%	-	-%
Han (Francis) Zhang	-	-%	-	-%
Dingfa Liu	-	-%	-	-%
All directors and executive officers as a group (6 persons)	9,994,000	99.9%	9,994,000	70.4%

5% Shareholders:
Optimal Coefficient Holdings Limited(1)	9,994,000	99.9%	9,994,000	70.4%

(1)	Xiaofei Cui beneficially owns 9,994,000 ordinary shares indirectly through Optimal Coefficient Holdings Limited, a company incorporated under the laws of the BVI and of which Mr. Cui has voting and dispositive control.

RELATED PARTY TRANSACTIONS

In addition to the executive officer and director compensation arrangements discussed in “Compensation of Directors and Executive Officers,” below we describe transactions since incorporation, to which we have been a participant, in which the amount involved in the transaction is material to our Company and in which any of the following is a party: (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, our Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of our Company that gives them significant influence over our Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of our Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Amount Due From And Due To Related Parties

	Note	December 31, 2023	December 31, 2022
Amounts due from related parties:
		nil	nil
Amounts due to related parties:
Mr. Xiaofei Cui	(a)	$7,629	$3,667
Ms. Huaqin Cai	(b)	3,459	-
Mr. Fangzhong Ni	(c)	-	7,248
Total		$11,088	$10,915

(a)	Mr. Xiaofei Cui is the Company’s Chairman of the Board of Directors and Chief Executive Officer.

(b)	Wife of Mr. Xiaofei Cui.

(c)	The amount due to Mr. Fangzhong Ni, who is the Company’s Chief Operating Officer.

Transactions with Mr. Xiaofei Cui

The amounts due from Mr. Xiaofei Cui represent the prepaid reimbursements for daily operating activities.

The Company obtained unsecured interest-free loans from Mr. Xiaofei Cui for daily operation purposes. During the fiscal year ended December 31, 2023, The Company obtained loans in the amount of US$177,459 and repaid loans in the amount of US$173,497. As of December 31, 2023, the total outstanding amount was $7,629.

Transactions with Ms. Huaqin Cai

The Company obtained unsecured interest-free loans from Ms. Huaqin Cai for daily operation purposes. During the fiscal year ended December 31, 2023, The Company obtained loans in the amount of US$3,459.  As of December 31, 2023, the total outstanding amount was $3,459.

Transactions with Mr. Fangzhong Ni

The Company obtained unsecured interest-free loans from Mr. Fangzhong Ni for daily operation purposes. During the fiscal year ended December 31, 2023, The Company obtained loans in the amount of nil and repaid loans in the amount of US$7,248. As of December 31, 2023, the total outstanding amount was nil.

DESCRIPTION OF SHARE CAPITAL

A copy of our amended and restated memorandum and articles of association is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (As Revised) of the Cayman Islands, or the “Cayman Islands Companies Act”, on January 8, 2020. A Cayman Islands exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We include summaries of material provisions of our amended and restated memorandum and articles of association and the Cayman Islands Companies Act insofar as they relate to the material terms of our share capital.

Ordinary Share

All of our issued and outstanding ordinary share are fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the Board of Directors determine otherwise, each holder of our ordinary share will not receive a certificate in respect of such ordinary share. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary share. We may not issue shares or warrants to bearer.

Our authorized share capital is US$50,000 divided into 500,000,000 ordinary shares, par value US$0.0001 per share. Subject to the provisions of the Cayman Islands Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary share. No share may be issued at a discount except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering assuming no exercise of the underwriters’ over-allotment option, there will be 14,200,000 ordinary shares issued and outstanding. Each ordinary share of the Company shall entitle its holder to one (1) vote. Shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about [    ], 2024.

Reverse Stock Split and Forward Stock Split

On September 1, 2020, the Company’s board of directors and a majority of the Company’s shareholders approved a reverse stock split of its issued and outstanding ordinary shares at a ratio of 1 for 5 (the “Reverse Stock Split”). Every five ordinary shares of the Company’s issued and outstanding were automatically converted into one issued and outstanding ordinary share, with the change in par value from $0.001 per share to $0.005 per share accordingly.

On September 5, 2022, we have amended our Memorandum and Articles of Association and effected a 50-to-1 forward stock split of our ordinary shares (the “Forward Stock Split”). Every one ordinary share of the Company’s issued and outstanding were automatically converted into fifty issued and outstanding ordinary shares, with the change in par value from $0.005 per share to $0.0001 per share accordingly.

After the Forward Stock Split, all shareholders have subsequently surrendered in an aggregative of 490,000,000 ordinary shares on a pro-rata basis (the “Share Surrender”). As a result of the Share Surrender and as of the date of this prospectus, we have 10,000,000 ordinary shares issued and outstanding. We effected the Forward Stock Split in order to restructure and recapitalize for this initial public offering.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Under the laws of the Cayman Islands, dividends may be declared and paid out of our profits or out of the share premium account. Our amended and restated memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. In no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Holders of our Ordinary Shares will be entitled to such dividends as may be declared by our board of directors. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Subject to any rights or restrictions as to voting attached to any shares, unless any share carries special voting rights, on a show of hands every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote. On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each share of which he or the person represented by proxy is the holder. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of an ordinary resolution of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital and any capital redemption reserve in any manner authorised by law.

Calls on Shares and Lien

Subject to the terms of allotment, the directors may from time to time make calls on the shareholders in respect of any monies unpaid on their shares and each shareholder shall (subject to receiving at least 14 calendar days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the directors shall be at liberty to waive payment of that interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which we have a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of 14 calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the persons entitled thereto by reason of his death or bankruptcy.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment may be forfeited by the directors and, if so forfeited, shall revert to the company.

Forfeiture of Shares

If a shareholder fails to pay any call or instalment of a call in respect of partly paid shares on the day appointed for payment, the directors may give to such shareholder not less than 14 calendar days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares forfeited, , but his liability shall cease if and when we receive payment in full of the unpaid amount.

A certificate in writing under the hand of a director shall be conclusive evidence that the person making the declaration is a director of us and that the particular shares have been forfeited on a particular date.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption, Purchase and Surrender of Shares

Subject to the Cayman Islands Companies Act and our amended and restated memorandum and articles of association, we may:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares. The redemption of shares shall be effected in such manner and upon such terms as may be determined, before the issue of such Shares, by either the directors or by the shareholders by special resolution;

(b)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner and terms as have been approved by the directors or by the shareholders by ordinary resolution, or are otherwise authorised by our amended and restated memorandum and articles of association; and

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Companies Act, including out of capital.

The directors may accept the surrender for no consideration of any fully paid share.

Transfer of Shares

Provided that a transfer of ordinary share complies with applicable rules of the Nasdaq, a shareholder may transfer ordinary share to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the ordinary share are fully paid, by or on behalf of that shareholder; and

(b)	where the ordinary share are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Where the ordinary share in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary share to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of ordinary share;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the ordinary share transferred is fully paid and free of any lien in favor of us; and

(e)	any fee related to the transfer has been paid to us.

If our directors refuse to register a transfer, they are required, within 3 calendar months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our ordinary share will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records (save for our memorandum and articles of association, register of mortgages and charges and special resolutions of our shareholders). However, we will in our articles provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

Shareholders’ meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of one or more shareholders present or by proxy, representing not less than one-third of all votes attached to all issued voting shares in our company.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that upon the requisition of shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the amended and restated memorandum and articles of association, we are required to have no less than 3 directors.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director shall be vacated if the director:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	becomes bankrupt or makes any arrangement or composition with his creditors;

(c)	dies or is found to be or becomes of unsound mind;

(d)	resigns his office by notice in writing to the Company; or

(e)	without special leave of absence from the board of directors, is absent from meetings of the board for three consecutive meetings and the board of directors resolves that his office be vacated.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the Nasdaq corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the Nasdaq corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our amended and restated memorandum and articles, our business shall be managed by the directors, who may exercise all our powers. No resolution passed by the Company in general meeting shall invalidate any prior act of the directors that would have been valid if that resolution had not been passed.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

Liquidation Rights

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed among the holders of the ordinary shares in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting from a merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Cayman Islands Companies Act. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Cayman Islands Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

The Cayman Islands Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than one-third (1/3) of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our amended and restated memorandum and articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. In addition, a director’s office shall be vacated if the director (a) becomes bankrupt or makes any arrangement or composition with his creditors; (b) dies or is found by our company to be or becomes of unsound mind; (c) resigns his office by notice in writing to the company; (d) without special leave of absence from our board, is absent from three consecutive board meetings and our board of directors resolve that his office be vacated; (e) is prohibited by law from being a director; or (f) is removed from office pursuant to any other provision of our amended and restated memorandum and articles of association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of an ordinary resolution of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our amended and restated memorandum and articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Listing

We plan to list the ordinary share on Nasdaq under the symbol “KPN”. Although our application could be rejected by Nasdaq, this offering may not close until we have received Nasdaq’s approval for our application.

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary share is Transhare Corporation.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our ordinary shares, and while we plan to list our ordinary shares on Nasdaq, we cannot assure you that a significant public market for the ordinary shares will develop or be sustained after this offering. Future sales of substantial amounts of our ordinary shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our ordinary shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our ordinary share, including ordinary share issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our ordinary share and our ability to raise equity capital in the future.

Upon the closing of the offering, we will have outstanding ordinary share, assuming no exercise of the underwriters’ over-allotment option. Of that amount, ordinary share will be publicly held by investors participating in this offering, and ordinary share will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the ordinary shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The ordinary share held by existing shareholders are, and any ordinary share issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

All of our ordinary share outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of ordinary share then outstanding, in the form of ordinary share or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the ordinary share on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy” on page 54 of this prospectus.

We are a holding company incorporated in Cayman Islands and we gain income by way of dividends paid to us from our PRC subsidiaries.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management body” within China is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT, issued the Circular of the State Administration of Taxation on Issues Relating to Identification of PRC-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance with the De Facto Standards of Organizational Management, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that Kepuni Holdings Inc. is a PRC resident enterprise for enterprise income tax purposes, we could be subject to PRC tax at a rate of 25% on our worldwide income, which could materially reduce our net income, and we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our shares. In addition, non-resident enterprise shareholders may be subject to PRC tax at a rate of 10% on gains realised on the sale or other disposition of shares, if such income is treated as sourced from within China. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to our non-PRC individual shareholders and any gain realised on the transfer of shares by such shareholders may be subject to PRC tax at a rate of 10% in the case of non-PRC enterprises or a rate of 20% in the case of non-PRC individuals unless a reduced rate is available under an applicable tax treaty. It is unclear whether non-PRC shareholders of Kepuni Holdings Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the shares.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5% for each of the years ended December 31, 2023 and 2022.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary share will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary share, as the case may be, nor will gains derived from the disposal of our ordinary share be subject to Cayman Islands income or corporate tax.

United States Federal Income Taxation

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	advertising investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our ordinary share as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our ordinary share);

●	persons who acquired our ordinary share pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our ordinary share through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our ordinary share; or

●	persons holding our ordinary share through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary share in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary share.

Material Tax Consequences Applicable to U.S. Holders of Our ordinary share

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our ordinary share. It is directed to U.S. Holders (as defined below) of our ordinary share and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our ordinary share or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold ordinary share as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ordinary share and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on our ordinary share

Subject to the passive foreign investment company (PFIC) rules (defined below) discussed below, the gross amount of distributions made by us to you with respect to the ordinary share (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary share are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the ordinary share are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, ordinary share are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary share, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary share will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary share, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of ordinary share

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary share for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

If we are a PFIC for any taxable year during which a U.S. Holder holds the ordinary shares or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares or ordinary shares), and (ii) any gain realized on the sale or other disposition including, under certain circumstances, a pledge, of ordinary shares or ordinary shares. Under the PFIC rules:

●	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or ordinary shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income; and

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the ordinary shares or ordinary shares, and any of our subsidiaries is also a PFIC (a “lower-tier PFIC”), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes this election with respect to the ordinary shares, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the ordinary shares and we cease to be a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ordinary shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. We anticipate that the ordinary shares should qualify as being regularly traded, but no assurances may be given in this regard.

Because a mark-to-market election cannot technically be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns the ordinary shares or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621. You should consult your tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the ordinary shares or ordinary shares if we are or become a PFIC.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary share and proceeds from the sale, exchange or redemption of our ordinary share may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary share, subject to certain exceptions (including an exception for ordinary share held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary share.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Boustead Securities, LLC, as representative of the Underwriters, or the Representative, in this offering. The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering. The Underwriters have agreed to purchase from us, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriter	Number of Ordinary Shares
Boustead Securities, LLC

The Underwriter is committed to purchase all the ordinary shares offered by this prospectus if it purchases any ordinary shares. The Underwriter is not obligated to purchase the ordinary shares covered by the Underwriter’s Over-Allotment option to purchase ordinary shares as described below. The Underwriter is offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the Underwriter of officer’s certificates and legal opinions. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Underwriter a 45-day option to purchase up to an aggregate of additional ordinary shares (equal to 15% of the number of ordinary shares sold in the offering), at the offering price per ordinary shares less underwriting discounts and commissions. The Underwriter may exercise this option for 45 days from the date of closing of this offering solely to cover sales of ordinary shares by the Underwriter in excess of the total number of ordinary shares set forth in the table above. If any of the additional ordinary shares are purchased, the Underwriter will offer the additional ordinary shares at $6.00 per ordinary share, the offering price of each ordinary share.

Fees, Commissions and Expense Reimbursement

We will pay the Underwriter a discount equivalent to seven percent (7%) of the gross proceeds of this offering. The Underwriter proposes initially to offer the ordinary shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the ordinary shares offered by us are not sold at the offering price, the Underwriter may change the offering price and other selling terms by means of a supplement to this prospectus

The following table shows the underwriting fees/commission payable to the Underwriting with this offering:

	Per Ordinary Share	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public offering price	$6.00	$6.00	$6.00
Underwriting fees and commissions (7%)(1)	$0.42	$1,764,000	$1,887,480
Proceeds, before expenses, to us	$5.58	$23,436,000	$25,076,50
Non-accountable expense allowance (1%)	$0.06	$252,000	$269,640

(1)	The fees do not include the Underwriter Warrants or expense reimbursement as described below.

In addition to the cash commission, we will also reimburse the Underwriter for its non-accountable expenses of one percent (1%) of the gross proceeds of the offering and accountable out-of-pocket expenses not to exceed $300,000. Such accountable out-of-pocket expenses include no more than $150,000 in Underwriter’s legal counsel fees, due diligence and other like expenses not to exceed $75,000 and road show, travel, on-boarding fees and other reasonable out-of-pocket accountable expenses not to exceed $75,000, background checks expenses not to exceed $8,000, and DTC eligibility fees and expenses not to exceed $17,500. We have paid to $79,500 in accountable expenses as of the date hereof, which will be refundable to us to the extent actually not incurred by the Underwriter in accordance with FINRA Rule 5110(f)(2)(C).

We estimate that the total expenses payable by us in connection with the offering, other than the underwriting fees and commissions, will be approximately $1.1 million.

We have agreed to issue to the Underwriter and to register herein warrants to purchase up to 294,000 ordinary shares (equal to percent (7%) of the ordinary shares sold in this offering, inclusive of the Underwriter Over-Allotment option to purchase an additional ordinary shares) and to also register herein such underlying ordinary shares. The warrants will be exercised at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the effectiveness of the offering. The warrants are exercisable at a per share price of the offering price of the ordinary shares offered hereby. The Underwriter Warrant shall not be callable or cancellable.

The Underwriter Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the commencement of sales of the offering, of which this prospectus forms a part (in accordance with FINRA Rule 5110), except that they may be assigned, in whole or in part, to any successor, officer, manager, member, or partner of the Underwriter, and to members of the syndicate or selling group and their respective officers, managers, members or partners. The Underwriter Warrants may be exercised as to all or a lesser number of shares, will provide for cashless exercise and will contain provisions for immediate “piggyback” registration rights at our expense for a period of five years from the date of effectiveness of the offering. We have registered the Underwriter the ordinary shares underlying the Underwriter Warrants in this offering.

The Underwriter intends to offer our ordinary shares to their retail customers only in states in which we are permitted to offer our ordinary shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet a National Securities Exchange listing standards, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. A form of the underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Right of First Refusal

Until 24 months from the closing of this public offering, the Underwriter shall have a right of first refusal to act as lead or managing underwriter, exclusive or joint financial advisor or in any other similar capacity, on the representative’s customary terms and conditions, in the event we pursue a registered, underwritten public offering of securities (in addition to this offering), a public or private offering of securities (debt or equity), a merger, acquisition of another company or business, change of control, sale of substantially all assets, business combination, recapitalization or other similar transaction (regardless of whether we would be considered an acquiring party, a selling party or neither in such transaction). In accordance with FINRA Rule 5110(f)(2)(E)(i), such right of first refusal shall not have a duration of more than three years from the date of commencement of sales of the public offering or the termination date of the engagement between the us and the Underwriter.

Lock-Up Agreements

We have agreed that, subject to certain exceptions set forth in the underwriting agreement, we will not, without the prior written consent of the Underwriter, for a period of 12 months from the date on which the trading of the ordinary shares commences, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any such other securities.

Our directors, executive officers, and all shareholders have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge, charge, mortgage or otherwise dispose of any of our ordinary shares or securities convertible into ordinary shares for a period of 6 months from the date on which the trading of the ordinary shares commences. However, shareholders who own 5% or more of the issued and outstanding ordinary shares have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge, charge, mortgage or otherwise dispose of any of our ordinary shares or securities convertible into ordinary shares for a period of 12 months from the date on which the trading of the ordinary shares commences.

The Underwriter may in its sole discretion and at any time without notice release some or all of the ordinary shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Underwriter will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization

The Underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the Underwriter acting as principal. Under these rules and regulations, the Underwriter:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the ordinary shares we are offering was determined by us in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities.

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’ website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Foreign Regulatory Restrictions on Purchase of our Ordinary Shares

We have not taken any action to permit a public offering of our ordinary shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our ordinary shares and the distribution of this prospectus outside the United States.

Indemnification

We have agreed to indemnify the Underwriter against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriter may be required to make for these liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Application for Nasdaq Listing

We have applied to have our ordinary shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “KPN” We will not consummate and close this offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of ordinary shares in this offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If the application is approved, trading of our ordinary shares on the Nasdaq Capital Market will begin within five days following the closing of this offering. If our ordinary shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and advisory fees, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$3,500
Nasdaq Listing Fee	$50,000
FINRA	$4,513
Legal Fees and Expenses	$400,000
Accounting Fees and Expenses	$450,000
Printing and Engraving Expenses	$50,000
Miscellaneous Expenses	$99,000
Total Expenses	$1,057,013

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of ordinary share sold in the offering.

LEGAL MATTERS

The validity of the ordinary share offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Legal matters as to PRC law will be passed upon for us by Guantao Law Firm. Ortoli Rosenstadt LLP may rely upon Guantao Law Firm with respect to matters governed by PRC law. Sichenzia Ross Ference Carmel LLP is acting as counsel to the Underwriter.

EXPERTS

The consolidated financial statements for the years ended December 31, 2023 and 2022, included in this Registration Statement have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm, given on the authority of said firm in auditing and accounting. The office of WWC, P.C. is located at 2010 Pioneer Court, San Mateo, CA, USA 94403.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the ordinary share offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the ordinary share. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Shareholders of Kepuni Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kepuni Holdings Inc., its subsidiaries, and its variable interest entity (collectively the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

WWC, P.C.
Certified Public Accountants
We have served as the Company’s auditor since 2021. San Mateo, California
September 30, 2024

KEPUNI HOLDINGS INC., ITS SUBSIDIARIES AND ITS VARIABLE INTEREST ENTITY

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2023 AND 2022,

(Expressed in U.S. dollar, except for the number of shares)

	2023	2022

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$115,360	$527,060
Restricted cash	43,312	44,451
Note receivable	152,914	91,354
Accounts receivable, net of $310,762 and $123,729 expected credit loss as of December 31, 2023 and 2022, respectively	6,726,443	2,140,082
Prepayments	1,883,517	796,788
Other receivables, net of $156,043 and 76,540 expected credit loss as of December 31, 2023 and 2022, respectively	106,260	99,810
Amounts due from related parties	-	-
Inventory	2,597,780	2,934,576
Total current assets	11,625,586	6,634,121

NON-CURRENT ASSETS
Property, plant and equipment, net	5,038,863	5,398,162
Intangible assets, net	862,426	1,082,071
Deferred tax asset, net	70,021	30,040
Total non-current assets	5,971,310	6,510,273

TOTAL ASSETS	$17,596,897	$13,144,394

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Short term bank loans	$2,542,445	$507,371
Accounts payable	3,423,229	2,168,465
Note Payable	-	89,347
Advance from customers	336,413	760,173
Amounts due to related parties	11,088	10,915
Payroll payable	55,287	36,233
Taxes payable	4,632,501	4,007,918
Other payables	851,297	465,189
Total current liabilities	11,852,260	8,045,611

TOTAL LIABILITIES	11,852,260	8,045,611

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2023 and 2022*	50,000	50,000
Shares subscription receivable	(50,000)	(50,000)
Additional paid-in capital	3,018,352	3,018,352
Statutory reserve	15,468	-
Retained earnings	2,989,067	2,211,949
Accumulated other comprehensive loss	(262,781)	(131,518)
Total Shareholders’ Equity	5,744,637	5,098,783

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,596,897	$13,144,394

*	Giving retroactive effect to the 1 for 5 reverse stock split effected on September 1, 2020 and 50 for 1 forward stock split effected on September 22, 2022

The accompanying notes are an integral part of these consolidated financial statements.

KEPUNI HOLDINGS INC., ITS SUBSIDIARIES AND ITS VARIABLE INTEREST ENTITY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022,

(Expressed in U.S. dollar, except for the number of shares)

	2023	2022

REVENUES	12,869,146	13,312,202

COST OF REVENUES	9,106,865	8,440,240

GROSS PROFIT	3,762,281	4,871,962

OPERATING EXPENSES
Selling expenses	971,345	2,414,691
General and administrative expenses	1,904,160	2,234,378
Total operating expenses	2,875,505	4,649,069

INCOME FROM OPERATIONS	886,776	222,893

OTHER INCOME (EXPENSE), NET
Interest expenses	(93,003)	(107,500)
Other incomes	79,658	11,716
Other expenses	(1,340)	(10,794)
Total other expenses, net	(14,685)	(106,578)

NET INCOME BEFORE INCOME TAX	872,091	116,315

Income tax benefit (expense)	(94,973)	(42,456)

NET INCOME	$777,118	$73,859

Other comprehensive income (loss):
Foreign currency translation loss	(131,265)	(428,329)

Total comprehensive income (loss)	$645,853	$(354,470)

Weighted average number of ordinary shares outstanding - basic and diluted*	10,000,000	10,000,000

Basic and diluted earnings per share*	$0.08	$0.01

*	Giving retroactive effect to the 1 for 5 reverse stock split effected on September 1, 2020 and 50 for 1 forward stock split effected on September 22, 2022

The accompanying notes are an integral part of these consolidated financial statements.

KEPUNI HOLDINGS INC., ITS SUBSIDIARIES AND ITS VARIABLE INTEREST ENTITY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022,

(Expressed in U.S. dollar, except for the number of shares)

							Accumulated
	Ordinary shares			Additional			other
	Number		Subscription	paid-in	Retained	Statutory	comprehensive
	of shares*	Amount	receivable	capital	earnings	reserve	income (loss)	Total

Balance, December 31, 2022	10,000,000	$50,000	$(50,000)	$3,018,352	$2,211,949	$-	$(131,518)	$5,098,783

Net income	-	-	-	-	777,118	-	-	777,118

Statutory reserve	-	-	-	-	(77,712)	15,468	-	-

Foreign currency translation adjustment	-	-	-	-	-	-	(131,263)	(131,263)

Balance, December 31, 2023	10,000,000	$50,000	$(50,000)	$3,018,352	$2,989,067	$15,468	$(262,781)	$5,744,637

*	Giving retroactive effect to the 1 for 5 reverse stock split effected on September 1, 2020 and 50 for 1 forward stock split effected on September 22, 2022

The accompanying notes are an integral part of these consolidated financial statements.

KEPUNI HOLDINGS INC., ITS SUBSIDIARIES AND ITS VARIABLE INTEREST ENTITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED December 31, 2023 and 2022,

(Expressed in U.S. dollars)

	December 31,	December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$777,118	$73,859

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision (reversal) of expected credit loss	271,861	(35,214)
Depreciation and amortization	499,005	490,503
Changes in operating assets and liabilities:
Accounts receivable, net	(4,898,799)	(1,312,890)
Other receivables, net	(90,538)	(85,221)
Prepayments	(1,107,940)	(449,687)
Inventory	261,750	118,364
Deferred tax asset, net	(40,779)	5,282
Accounts payable	1,311,283	1,919,739
Advance from customers	(404,558)	577,891
Payroll payable	19,997	(72,657)
Tax payable	727,847	67,729
Other payables	398,316	234,670
Note payable	(87,118)	91,601
Net cash (used in) provided by operating activities	(2,362,555)	1,623,969

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(32,910)	(19,074)
Purchase of intangible assets	(52,988)	(697,416)
Loans made to related parties	-	(1,359,422)
Repayment of loans made to related parties	-	1,650,416
Net cash used in investing activities	(85,898)	(425,496)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank loans	2,544,245	520,175
Repayment of bank loans	(494,714)	(1,264,769)
Proceeds from related parties	181,002	7,643,802
Repayment to related parties	(177,108)	(7,531,149)
Net cash provided by (used in) financing activities	2,053,425	(631,941)

EFFECT OF EXCHANGE RATE ON CASH	(17,811)	(15,549)

NET CHANGE IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	(412,839)	550,983

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	571,511	20,528

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$158,672	$571,511

Cash and cash equivalents	115,360	527,060
Restricted cash	43,312	44,451
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$158,672	$571,511

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$-	$8,336
Interest	$93,003	$107,500

The accompanying notes are an integral part of these consolidated financial statements.

KEPUNI HOLDINGS INC., ITS SUBSIDIARIES AND ITS VARIABLE INTEREST ENTITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in U.S. dollars)

1. ORGANIZATION AND BUSINESS

Kepuni Holdings Inc. (the “Company” or “Kepuni”) is a holding company incorporated on January 8, 2020 under the laws of the Cayman Islands. The Company has no substantial operations other than holding all of the outstanding share capital of Kepuni HK Limited (“Kepuni HK”), which was incorporated in Hong Kong on February 24, 2020. Kepuni HK is also a holding company that is holding all of the equity interest of Jiangsu Bailing Communication Technology Co., Ltd. (“WFOE”), a wholly foreign owned enterprise incorporated in the People’s Republic of China (“PRC” or “China”) on September 27, 2020.

The Company, through its PRC subsidiary, WFOE, entered into a series of contractual arrangements (“VIE agreements”) with Taizhou Kepuni Communication Equipment Co., Ltd. (“Taizhou Kepuni” or “VIE”) which is engaged in providing services for the ocean, and integrates the solutions of nautical communication electrical system, the research, development and production of very small aperture terminal equipment.

On September 28, 2020, the Company completed its reorganization of entities under the common control of two shareholders, who collectively owned a majority of the equity interests of the Company prior to the reorganization. WFOE is the primary beneficiary of Taizhou Kepuni and all of these entities included in the Company are under common control, which results in the consolidation of Taizhou Kepuni at the carrying value. This transaction has been accounted for as a reorganization of entities under common control. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of the Company.

Contractual Arrangements

The Company, through its wholly-owned foreign subsidiary, WFOE in the PRC, entered into a series of contractual arrangements with Kepuni (collectively known as “the VIE”) and its respective shareholders that enable the Company to (1) have power to direct the activities that most significantly affects the economic performance of the VIE, and (2) receive the economic benefits of the VIE that could be significant to the VIE. As PRC laws and regulations prohibit and restrict foreign ownership of business in certain industries, while it has not been definitely determined by the Company that operates in an industry that is subject to such constraints over foreign ownership, the Company’s management has elected to operates its business, primarily through the VIE to mitigate the risk of being subject to such regulation. As such, Kepuni is controlled through contractual arrangements in lieu of direct equity ownership by the Company or any of its subsidiaries. The material terms of the VIE Agreements are summarized as follows:

Exclusive Option Agreement

Under the Exclusive Option Agreement, the shareholders of Taizhou Kepuni irrevocably granted WFOE (or its designee) an exclusive right to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, a portion or whole of the equity interests or assets in Taizhou Kepuni held by the Taizhou Kepuni Shareholders.

The agreement takes effect upon parties signing the agreement, and remains effective for ten years, extendable upon WFOE or its designee’s discretion.

Exclusive Business Cooperation Agreement

Pursuant to the Exclusive Business Cooperation Agreement between Taizhou Kepuni and WFOE, WFOE provides Taizhou Kepuni with technical support, consulting services and other management services relating to its day-to-day business operations and management, on an exclusive basis, utilizing its advantages in technology, business management and information. For services rendered to Taizhou Kepuni by WFOE under this agreement, WFOE is entitled to collect a service fee that shall be calculated based upon service hours and multiple hourly rates provided by WFOE. The service fee should approximately equal to Taizhou Kepuni’s net profit.

The Exclusive Business Cooperation Agreement shall remain in effect for ten years unless earlier terminated upon written confirmation from both WFOE and Taizhou Kepuni before expiration. Otherwise, this agreement can only be extended by WFOE and Taizhou Kepuni does not have the right to terminate the agreement unilaterally.

Share Pledge Agreement

Under the Share Pledge Agreement between WFOE and certain shareholders of Taizhou Kepuni together holding 100% of the equity interests, of Taizhou Kepuni (“Taizhou Kepuni Shareholders”), the Taizhou Kepuni Shareholders pledged all of their equity interests in Taizhou Kepuni to WFOE to guarantee the performance of Taizhou Kepuni’s obligations under the Exclusive Business Cooperation Agreement. Under the terms of the Share Pledge Agreement, in the event that Taizhou Kepuni breaches its contractual obligations under the Exclusive Business Cooperation Agreement, WFOE, as pledgee, will be entitled to certain rights, including, but not limited to, the right to dispose of dividends generated by the pledged equity interests. The Taizhou Kepuni Shareholders also agreed that upon occurrence of any event of default, as set forth in the Share Pledge Agreement, WFOE is entitled to dispose of the pledged equity interest in accordance with applicable PRC laws. The Taizhou Kepuni Shareholders further agree not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest.

The Share Pledge Agreement shall be effective until the full payment of the service fees under the Business Cooperation Agreement has been made and upon termination of Taizhou Kepuni’s obligations under the Business Cooperation Agreement.

The purposes of the Share Pledge Agreement are to (1) guarantee the performance of Taizhou Kepuni’s obligations under the Exclusive Business Cooperation Agreement, (2) ensure the shareholders of Taizhou Kepuni do not transfer or assign the pledged equity interests, or create or allow any encumbrance that would prejudice WFOE’s interests without WFOE’s prior written consent and (3) provide WFOE control over Taizhou Kepuni.

Based on these contractual arrangements, the Company consolidates the VIE in accordance with SEC Regulation S-X Rule 3A-02 and Accounting Standards Codification (“ASC”) topic 810 (“ASC 810”), Consolidation.

The accompanying consolidated financial statements reflect the activities of each of the following entities:

Name	Background	Ownership	Principal activities
Kepuni HK Limited (“Kepuni HK”)	● A Hong Kong company ● Incorporated on February 24, 2020	100%	Investment holding
Jiangsu Bailing Communication Technology Co., Ltd. (“WFOE”),	● A PRC limited liability company ● Incorporated on September 27, 2020	100% owned by Kepuni HK	Communication technology support
Taizhou Kepuni Communication Equipment Co., Ltd. (“Taizhou Kepuni”)	● A PRC limited liability company ● Incorporated on February 14, 2012	VIE of the Company*	Nautical communication device manufacturer

*	Effective March 9, 2022, all shareholders of Taizhou Kepuni transferred their 100% equity interests to Kepuni WFOE. As a result, Taizhou Kepuni has become a wholly-owned subsidiary of Kepuni WFOE, and the VIE agreements were terminated. The Company no longer has any VIE as of the date of this prospectus.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Principle of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and their VIE. All inter-company transactions and balances are eliminated upon consolidation.

Liquidity

The Company had a working deficit of $226,674 as of December 31,2023, a decrease of $1,184,816 from a working deficit of $1,411,490 as of December 31, 2022. As of December 31, 2023 and 2022, the Company’s cash and cash equivalents and restricted cash was $158,672 and $571,511, respectively.

The Company’s primary need for liquidity stems from its need to fund working capital requirements of the Company’s businesses, its capital expenditures and its general operations, including debt repayment. The Company has historically financed its operations through short-term and long-term commercial bank loans from Chinese banks, as well as its ongoing operating activities by using funds from loans from directors and shareholders, and other third party. The Company routinely monitors current and expected operational requirements and financial market conditions to evaluate the use of available financing sources. Considering the existing working capital position and the ability to access debt funding sources, the management believes that the Company’s operations and borrowing resources are sufficient to provide for its current and foreseeable capital requirements to support its ongoing operations for the next twelve months.

Use of Estimates

The preparation of these consolidated financial statements requires management of the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and related disclosures. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Identified below are the accounting policies that reflect the Company’s most significant estimates and judgments, and those that the Company believes are the most critical to fully understanding and evaluating its consolidated financial statements.

In March 2020 the World Health Organization declared coronavirus COVID-19 a global pandemic. The COVID-19 pandemic has negatively impacted the global economy, workforces, customers, and created significant volatility and disruption of financial markets. The pandemic may impact Company’s future estimates including, but not limited to, our expected credit loss, inventory valuations, fair value measurements, asset impairment charges. It is not possible for the Company to predict the duration or magnitude of the adverse results of the outbreak and its effects on its business or results of operations at this time.

Fair Value of Financial Instruments

U.S. GAAP establishes a three-tier hierarchy to prioritize the inputs used in the valuation methodologies in measuring the fair value of financial instruments. This hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three-tier fair value hierarchy is:

Level 1 – observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 – include other inputs that are directly or indirectly observable in the market place.

Level 3 – unobservable inputs which are supported by little or no market activity.

The carrying value of the Company’s financial instruments, including cash, accounts receivable, other current assets, accounts payable, and accruals and other payables approximate their fair value due to their short maturities.

In accordance with ASC 825, for investments in financial instruments with a variable interest rate indexed to performance of underlying assets, the Company elected the fair value method at the date of initial recognition and carried these investments at fair value. Changes in the fair value are reflected in the accompanying consolidated statements of operations and comprehensive income (loss) as other income (expense). To estimate fair value, the Company refers to the quoted rate of return provided by banks at the end of each period using the discounted cash flow method. The Company classifies the valuation techniques that use these inputs as Level 2 of fair value measurements.

As of December 31, 2023 and 2022, the Company had no investments in financial instruments.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and at banks and highly liquid investments, which are unrestricted from withdrawal or use, and which have original maturities of three months or less when purchased.

Cash denominated in RMB with a U.S. dollar equivalent of $115,360 and $527,060 at December 31, 2023 and 2022, respectively, were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness. The Company, its subsidiaries and VIE have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

Restricted Cash

Restricted cash mainly represents cash in bank that was frozen as quality guarantee. As of December 31, 2023 and 2022, the Company’s restricted cash balance was $43,312 and $44,451, respectively. The due date of restricted cash balance was December 21, 2024. The cash balance restricted was canceled on January 8, 2024.

Accounts Receivable, Net and Expected Credit Loss

Accounts receivable represents the revenue earned from the customers not yet collected. The carrying value of accounts receivable is reduced by an allowance that reflects the Company’s best estimate of the amounts that will not be collected. Account balances are charged off against the provision after all means of collection have been exhausted and the likelihood of collection is not probable. For the year ended December 31, 2023 and 2022, the Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, which replaces the previous incurred loss impairment model. The Company’s estimation of allowance for doubtful accounts considers factors such as historical credit loss experience, age of receivable balances, current market conditions, reasonable and supportable forecasts of future economic conditions, as well as an assessment of receivables due from specific identifiable counterparties to determine whether these receivables are considered at risk or uncollectible. The Company assesses collectability by pooling receivables that have similar risk characteristics and evaluates receivables individually when specific receivables no longer share those risk characteristics. For receivables evaluated individually, when it is determined that foreclosure is probable or when the debtor is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the operation or sale of collateral, expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for selling costs as appropriate. The balance of expected credit loss of December 31, 2023 and 2022, were $310,762 and $123,729, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value (market value). The cost of raw materials is determined on the basis of weighted average. The cost of finished goods is determined on the basis of weighted average and comprises direct materials, direct labor and an appropriate proportion of overhead.

Net realizable value is based on estimated selling prices less selling expenses and any further costs expected to be incurred for completion. Adjustments to reduce the cost of inventory to net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances.

Property, Plant and Equipment

Property, plant and equipment, net is recorded at cost less accumulated depreciation and accumulated impairment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Useful
Categories	Lives (Years)
Building	30
Office equipment	3~5
Machinery, equipment, and tools	10
Vehicles	4

Expenditure for maintenance and repairs is expended as incurred.

The gain or loss on the disposal of equipment is the difference between the net sales proceeds and the lower of the carrying value or fair value less cost to sell the relevant assets and is recognized in general and administrative expenses in the consolidated statements of operations and comprehensive income (loss).

Intangible Assets

Intangible assets mainly comprise land use right. Intangible assets are recorded at cost less accumulated amortization with no residual value. Amortization of intangible assets is computed using the straight-line method over their estimated useful lives.

The estimated useful lives of the Company’s intangible assets are listed below:

Estimated useful lives (years)
Land use right	50
Software	1-3

All land in the PRC is owned by the government; however, the government grants “land use rights.” The Company has obtained rights to use various parcels of land for 50 years in December 2018.

Impairment of Long-lived Assets

In accordance with ASC 360-10-35, the Company reviews the carrying values of long-lived assets, including property and equipment with finite lives and intangible assets subject to amortization, for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. The estimation of future cash flows requires significant management judgment based on the Company’s historical results and anticipated results and is subject to many factors. The discount rate that is commensurate with the risk inherent in the Company’s business model is determined by its management. An impairment loss would be recorded if the Company determined that the carrying value of long-lived assets may not be recoverable. The impairment to be recognized is measured by the amount by which the carrying values of the assets exceed the fair value of the assets. No impairment has been recorded by the Company as of December 31, 2023 and 2022.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC Topic 606, Revenue from Contracts with Customers, which replaced ASC Topic 605, using the modified retrospective method of adoption.

The Company recognizes revenues when its customer obtains control of promised goods, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods. The Company recognizes revenues following the five-step model prescribed under ASU No. 2014-09: (i) identify contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenues when (or as) the Company satisfies the performance obligation. The application of the five-step model to the revenue streams compared to the prior guidance did not result in significant changes in the way the Company records its revenue. Upon adoption, the Company evaluated its revenue recognition policy for all revenue streams within the scope of the ASU under previous standards and using the five-step model under the new guidance and confirmed that there were no differences in the pattern of revenue recognition. Hence, the Company’s accounting for revenue remains substantially unchanged. There were no cumulative effect adjustments for service contracts in place prior to the adoption. The effect from the adoption of ASC Topic 606 was not material to the Company’s consolidated financial statements.

The Company applies judgment in determining the customer’s ability and intention to pay, which is based on a variety of factors including the customer’s historical payment experience.

Judgment is used in determining: (1) whether the financing component in the sales agreement is significant and, if so, (2) the discount rate used in calculating the significant financing component. The Company assesses the significance of the financing component based on the timing of payments agreed to by the parties to the contract that provides the customer with a significant benefit of financing. If determined to be significant, the Company adjusts the promised amount of consideration for the effects of the time value of money.

Judgment is also used in assessing whether the long-term accounts receivable results in variable consideration and, if so, the amount to be included in the transaction price. The Company applies the portfolio approach to estimating the amount of variable consideration in these arrangements using the most likely amount method that is based on the Company’s historical collection experience under similar arrangements.

Based on the above significant judgements, the financing component, arising from the long-term accounts receivable was recognized as financing revenue over the time of payment. There was no financing revenue for the years ended December 31, 2023 and 2022, respectively.

There are two revenue streams within the Company’s operations: (1) normal product sales of communication devices which constitutes the majority of the revenues, and (2) others.

	For the Years Ended
	2023	2022
	Sales	Sales
Normal product sales	$12,206,780	$12,424,800
Others	662,366	887,402
Total revenues	$12,869,146	$13,312,202

The normal product sales of the communication devices simply ship the products to the customers. There is no variable consideration and non-cash consideration agreed with the customers. The transaction price is fixed and allocated to the agreed product, the only performance obligation. The revenue is recognized at a point in time once the Company has determined that the customers have obtained control over the products. Control is typically deemed to have been transferred to the customers when the performance obligation is fulfilled, usually at the time of delivery, at the net sales price (transaction price).

There is no contract asset that the Company has right to consideration in exchange for the product sales that the Company has transferred to customers. Such right is not conditional on something other than the passage of time.

For both revenue streams, revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. Shipping and handling costs for product shipments occur prior to the customer obtaining control of the goods are accounted for as fulfillment costs rather than separate performance obligations and recorded as sales and marketing expenses.

The standard warranty included in the price of the products is an assurance-type warranty for a period not to exceed one year from the point when the customers have obtained control over the products, and the nature of tasks under the warranty only remedying defective product. It is not considered as a distinct performance obligation.

Practical expedients and exemption

The Company elected a practical expedient that it does not adjust the promised amount of consideration for the effects of a significant financing component if the Company expects that, upon the inception of revenue contracts, the period between when the Company transfers its promised deliverables to its customers and when the customers pay for those deliverables will be more than one year.

Advertising and Promotional Expenses

Advertising costs are expensed as incurred and included in selling expenses. Advertising costs amounted to $606,872 and $1,568,465 for the years ended December 31, 2023 and 2022, respectively.

Income Tax

The Company’s subsidiary and VIE in China are subject to the income tax laws of the relevant tax jurisdiction. No taxable income was generated outside the PRC for the years ended December 31, 2023 and 2022. The Company accounts for income tax in accordance with U.S. GAAP.

Current income taxes are provided on the basis of net profit (loss) for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions.

Deferred income taxes are recognized for temporary differences between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and credits. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in which temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the statement of operations and comprehensive income (loss) in the period of the enactment of the change.

The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon its ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected within the industry.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized upon examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. PRC tax returns filed in 2023 and 2022 are subject to examination by any applicable tax authorities. The Company had no uncertain tax position for the years ended December 31, 2023 and 2022.

Value Added Tax

The Company was subject to VAT at the rate of 13% and related surcharges on revenue generated from selling products for the years ended December 31, 2023 and 2022. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities.

Earnings Per Share

The Company has adopted ASC Topic 260, “Earnings per Share,” (“EPS”) which requires presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying consolidation financial statements, basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

Diluted EPS includes the effect from potential issuance of ordinary shares. There was no potentially dilutive share to be issued during the fiscal years ended December 31, 2023 and 2022.

Reverse Stock Split and Forward Stock Split

On September 1, 2020, the Company’s board of directors and a majority of the Company’s shareholders approved a reverse stock split of its issued and outstanding ordinary shares at a ratio of 1 for 5 (the “Reverse Stock Split”).  Every five ordinary shares of the Company’s issued and outstanding were automatically converted into one issued and outstanding ordinary share, with the change in par value from $0.001 per share to $0.005 per share accordingly.

On September 5, 2022, the Company amended its Memorandum and Articles of Association and effected a 50-to-1 forward stock split of our ordinary shares (the “Forward Stock Split”). Every one ordinary share of the Company’s issued and outstanding were automatically converted into fifty issued and outstanding ordinary shares, with the change in par value from $0.005 per share to $0.0001 per share accordingly.

After the Forward Stock Split, all shareholders have subsequently surrendered in an aggregative of 490,000,000 ordinary shares on a pro-rata basis (the “Share Surrender”). As a result of the Share Surrender and as of the date of this prospectus, the Company has 10,000,000 ordinary shares issued and outstanding. The Company effected the Forward Stock Split in order to restructure and recapitalize for this initial public offering.

Related Parties

The Company adopted ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

Foreign Currency and Foreign Currency Translation

The functional currency of the Company is the Chinese Yuan (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

Foreign currency transactions denominated in currencies other than the functional currency are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are re-measured at the applicable rates of exchange in effect at that date. Gains and losses resulting from foreign currency re-measurement are included in the statements of operations and comprehensive income (loss).

The consolidated financial statements are presented in U.S. dollars. Assets and liabilities are translated into U.S. dollars at the current exchange rate in effect at the balance sheet date, and revenues and expenses are translated at the average of the exchange rates in effect during the reporting period. Shareholders’ equity accounts are translated using the historical exchange rates at the date the entry to shareholders’ equity was recorded, except for the change in retained earnings during the period, which is translated using the historical exchange rates used to translate each period’s income statement. Differences resulting from translating functional currencies to the reporting currency are recorded in accumulated other comprehensive loss in the consolidated balance sheets.

Translation of amounts from RMB into U.S. dollars has been made at the following exchange rates:

Balance sheet items, except for equity accounts
December 31, 2023	RMB7.0798 to $1
December 31, 2022	RMB6.8983 to $1

Income statement and cash flows items
For the year ended December 31, 2023	RMB7.0748 to $1
For the year ended December 31, 2022	RMB6.7285 to $1

Segment Reporting

The Company’s management reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and substantially all of the Company’s revenues are derived from within the PRC. Therefore, no geographical segments are presented.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Variable Interest Entity

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the VIE Agreements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of WFOE and the VIE are in compliance with existing PRC laws and regulations in all material respects.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the VIE Agreements are found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the VIE Agreements is remote based on current facts and circumstances. The VIE has not paid any management fee or transferred any funds to the Company and its subsidiaries.

Effective March 9, 2022, all shareholders of Taizhou Kepuni transferred their 100% equity interests to Kepuni WFOE. As a result, Taizhou Kepuni has become a wholly-owned subsidiary of Kepuni WFOE. The Company no longer has any VIE as of the date of this prospectus.

Restricted Net Assets

The Company’s PRC subsidiary and VIE are restricted in their ability to transfer a portion of their net assets to the Company. The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. The Company’s PRC subsidiary and its VIE are also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory reserves account until the accumulative amount of such reserves reaches 50% of its respective registered capital. The aforementioned reserves can only be used for specific purposes and are not distributable as cash dividends.

In addition, the Company’s operations are conducted, and revenues are generated in China, and all of the Company’s revenues earned and currency received, are denominated in RMB. RMB is subject to the foreign exchange control regulation in China, and, as a result, the Company may be unable to distribute any dividends outside of China due to PRC foreign exchange control regulations that restrict the Company’s ability to convert RMB into U.S. dollars.

Recent Accounting Pronouncements

The Company is an emerging growth company (“EGC”) as defined by the Jumpstart Our Business Startups Act (“JOBS Act”). The JOBS Act provides that an EGC can take advantage of extended transition periods for complying with new or revised accounting standards. This allows an EGC to delay adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company elected to take advantage of the extended transition periods. However, this election will not apply should the Company cease to be classified as an EGC.

In June 2017, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. In November 2019, the FASB issued ASU 2019-10 which defers the effective dates for the credit losses, derivatives and lease standards for certain companies. The deferred effective date for credit losses is January 1, 2023 for calendar-year end companies which are “smaller reporting companies”, non-SEC filers and all other companies including not-for-profit companies and employee benefit plans. The deferral for the derivatives and lease standards is only applicable to the companies which are not public business entities. The Company is still evaluating the impact of the accounting standard of credit losses on the Company’s consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes: Improvements to Income Tax Disclosures. This guidance requires consistent categories and greater disaggregation of information in the rate reconciliation and disclosures of income taxes paid by jurisdiction. The guidance is effective for fiscal years beginning after December 15, 2024, with early adoption permitted, and should be applied either prospectively or retrospectively. The Company is currently evaluating the impact this guidance may have on its consolidated financial statements and related disclosures.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, consolidated statements of operations and comprehensive income (loss) and consolidated statements of cash flows.

3. ACCOUNTS RECEIVABLE, NET

Accounts receivable consist of the following:

	December 31, 2023	December 31, 2022
Accounts receivable	$7,037,205	$2,263,811
Less: expected credit loss	(310,762)	(123,729)
Accounts receivable, net	$6,726,443	$2,140,082

The following table sets forth the movement of expected credit loss:

	December 31, 2023	December 31, 2022
Beginning	$123,729	$254,524
Additions	190,340	-
Reversals	-	(113,686)
Exchange rate difference	(3,307)	(17,109)
Balance	$310,762	$123,729

4. PREPAYMENTS

Prepayments consist of the following:

	December 31, 2023	December 31, 2022
Prepayments for inventory	$1,883,517	$796,788
Prepayments	$1,883,517	$796,788

5. OTHER RECEIVABLES, NET

Other receivables, net consist of the following:

	December 31, 2023	December 31, 2022
Deposits	$246,900	$169,197
Advance of operational funds to employees	10,212	1,826
Others	5,191	5,327
Less: expected credit loss	(156,043)	(76,540)
Other receivables, net	$106,260	$99,810

The following table sets forth the movement of expected credit loss:

	December 31, 2023	December 31, 2022
Beginning	$76,540	$-
Additions	81,522	78,472
Exchange rate difference	(2,019)	(1,932)
Balance	$156,043	$76,540

6. INVENTORY

Inventory consisted of the following:

	December 31, 2023	December 31, 2022
Raw materials, parts, and components	1,771,247	-
Finished goods	825,498	1,992,869
Materials in transit	-	940,972
Miscellaneous supplies	1,035	735
Inventory	$2,597,780	$2,934,576

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consisted of the following:

	December 31, 2023	December 31, 2022
Building	$5,147,138	$5,282,562
Vehicle	$193,531	$198,623
Office equipment	80,233	59,580
Machinery, equipment, and tools	348,946	347,140
Total	5,769,848	5,887,905
Less: accumulated depreciation	(730,985)	(489,743)
Property, plant and equipment, net	$5,038,863	$5,398,162

Depreciation expenses charged to the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2023 and 2022, were $ 253,977 and $254,631 respectively.

8. INTANGIBLE ASSETS, NET

Intangible assets, net, consist of the following:

	December 31, 2023	December 31, 2022
Land use right	$669,227	$686,834
Software	722,823	687,498
Less: accumulated amortization	(529,624)	(292,261)
Intangible assets, net	$862,426	$1,082,071

Amortization charged to the consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2023 and 2022, were $245,028 and $235,872, respectively.

9. SHORT TERM BANK LOANS

Short term bank loans as of December 31, 2023 and 2022, represents bank borrowings of $ 2,542,445 and $507,371, respectively. The short-term bank borrowings were secured by personal and corporate guarantors. The weighted average interest rate for the short-term bank loans for the years ended December 31, 2023 and 2022, was approximately 3.76% and 7.45% , respectively.

Bank	Loan period	Interest rate	Balance at December 31, 2023	Balance at December 31, 2022

Jiangsu Taizhou Rural Commercial Bank Co., Ltd.	September 14, 2022 to September 13, 2023	7.45%	-	507,371
Bank of Suzhou Co., Ltd.	August 22, 2023 to August 22, 2024	3.80%	706,235	-
Bank of China CITIC Co., Ltd	August 16, 2023 to August 15, 2024	3.40%	706,235	-
Bank of China CITIC Co., Ltd	July 26, 2023 to July 25, 2024	3.40%	706,235	-
Jiangsu Jiangyan Rural Commercial Bank Co., Ltd	August 7, 2023 to July 15, 2024	4.90%	155,372	-
Jiangsu Jiangyan Rural Commercial Bank Co., Ltd	August 7, 2023 to July 15, 2024	4.90%	268,368	-
Short term bank loans			2,542,445	507,371

10. OTHER PAYABLES

Other payables consist of the following:

	December 31, 2023	December 31, 2022
Accrued liabilities	$434,691	$388,736
Labor service payable	416,606	76,453
Other payables	$851,297	$465,189

11. AMOUNTS DUE TO RELATED PARTIES

Amounts due to related parties consist of the following:

	Note	December 31, 2023	December 31, 2022
Mr. Xiaofei Cui	(a)	$7,629	$3,667
Ms. Huaqin Cai	(b)	3,459	-
Mr. Fangzhong Ni	(c)	-	7,248
Total		$11,088	$10,915

(a)	Mr. Xiaofei Cui is the Company’s Chairman of the Board of Directors and Chief Executive Officer.

(b)	Wife of Mr. Xiaofei Cui.

(c)	The amount due to Mr. Fangzhong Ni, who is the Company’s Chief Operating Officer.

Transactions with Mr. Xiaofei Cui

The amounts due from Mr. Xiaofei Cui represent the prepaid reimbursements for daily operating activities.

The Company obtained unsecured interest-free loans from Mr. Xiaofei Cui for daily operation purposes. During the fiscal year ended December 31, 2023, The Company obtained loans in the amount of US$177,459 and repaid loans in the amount of US$173,497. As of December 31, 2023, the total outstanding amount was $7,629.

Transactions with Ms. Huaqin Cai

The Company obtained unsecured interest-free loans from Ms. Huaqin Cai for daily operation purposes. During the fiscal year ended December 31, 2023, The Company obtained loans in the amount of US$3,459.  As of December 31, 2023, the total outstanding amount was $3,459.

Transactions with Mr. Fangzhong Ni

The Company obtained unsecured interest-free loans from Mr. Fangzhong Ni for daily operation purposes. During the fiscal year ended December 31, 2023, The Company obtained loans in the amount of nil and repaid loans in the amount of US$7,248. As of December 31, 2023, the total outstanding amount was nil.

12. INCOME TAXES

The Company is subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which each entity is domiciled.

Cayman Islands

The Company was incorporated in the Cayman Islands as an offshore holding company. Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains and payments of dividends by the Company to its shareholders do not require a withholding tax.

Hong Kong

Kepuni HK was incorporated in Hong Kong and is subject to the Hong Kong profits tax rate at 16.5%.

PRC

Under the Enterprise Income Tax (“EIT”) Law, which has been effective since January 1, 2008, domestic enterprises and foreign invested enterprises (the “FIEs”) are subject to a unified 25% enterprise income tax rate, except for certain entities that are entitled to tax holidays. Tax holidays mainly include preferential EIT rate for the PRC subsidiaries and VIEs which are recognized as a qualified “High and New Technology Enterprise” (“HNTE”).

The HNTE certificate is effective for a period of 3 years, during which the entity is entitled to a preferential tax rate of 15%. During this three-year period, an HNTE must conduct a qualification self-review each year and is eligible for the 15% preferential tax rate for that year if qualified. If an HNTE fails to meet the criteria for qualification as an HNTE in any year, the entity cannot enjoy the 15% preferential tax rate in that year. An entity can re-apply for the HNTE certificate when the prior certificate expires. The Company was approved for the HNTE tax rate effective November 30, 2016 and expired on November 30, 2019. The Company re-apply for the HNTE certificate, effected by December 13, 2023 and expired on December 12, 2026.

For the years ended December 31, 2023 and 2022, a reconciliation of the income tax expense determined at the statutory income tax rate to the Company’s income taxes is as follows:

	2023	2022
Income before income taxes	$872,091	$116,315
PRC preferential income tax rate	15%	15%
Income tax credit computed at statutory corporate income tax rate	130,813	17,447
Non-deductible expenses	16,408	166,726
Research and development super-deduction	(52,248)	(141,717)
Income tax expense	$94,973	$42,456

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 2023 and 2022, are presented below

	December 31, 2023	December 31, 2022
Expected credit loss	$70,021	$30,040
Total deferred tax asset	$70,021	$30,040

The Company believes that a valuation allowance is not necessary for the deferred assets because there will be sufficient operating income generated in future years based on the fact that the Company generated profits historically and as of December 31, 2023 and December 31, 2022.

The Company evaluates the level of authority for each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. for the years ended December 31, 2023 and 2022, the Company had no unrecognized tax benefits.

13. CHINA CONTRIBUTION PLAN

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. Chinese labor regulations require the Company to pay to the local labor bureau a monthly contribution at a stated contribution rate based on the monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond their monthly contributions.

14. CONCENTRATIONS AND CREDIT RISK

(a)	Concentrations

For the year ended December 31, 2023, two customers accounted for 17.57% and 14.87% of the Company’s revenues. For the year ended December 31, 2022, one customer accounted for 54.07% of the Company’s revenues. No other customer accounts for more than 10% of the Company’s revenue in the years ended December 31, 2023 and 2022.

As of December 31, 2023, two customers accounted for 16.61% and 14.23% of the Company’s accounts receivable, respectively. As of December 31, 2022, three customers accounted for 25.31%, 21.50% and 15.48% of the Company’s accounts receivable, respectively. No other customer accounts for more than 10% of the Company’s accounts receivable for the years ended December 31, 2023 and 2022.

As of December 31, 2023, two suppliers each accounted for 12.91% and 10.95% of the Company’s accounts payable, respectively. As of December 31, 2022, four suppliers each accounted for 23.79%, 15.62%, 12.48% and 12.35% of the Company’s accounts payable, respectively. No other supplier accounts for over 10% of the Company’s accounts payable for the years ended December 31, 2023 and 2022.

(b)	Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash. As of December 31, 2023 and 2022, substantially all of the Company’s cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to trade accounts receivable, which are unsecured in nature, the Company performs ongoing credit evaluations of its customers and, if necessary, maintains reserves for potential credit losses. Historically, such losses have been within management’s expectations; however, there is the extremely remote chance that all trade receivables may be become uncollectible.

15. EQUITY

Capital Contribution

No significant changes as of December 31, 2023 and 2022.

Ordinary shares

On February 24, 2020, 10,000,000 ordinary shares of the Company were issued to the participating shareholders in connection with the restructuring of the Company.

On September 1, 2020, the Company’s board of directors and a majority of the Company’s shareholders approved a reverse stock split of its issued and outstanding ordinary shares at a ratio of 1 for 5 (the “Reverse Stock Split”).  Every five ordinary shares of the Company’s issued and outstanding were automatically converted into one issued and outstanding ordinary share, with the change in par value from $0.001 per share to $0.005 per share accordingly.

On September 5, 2022, the Company amended its Memorandum and Articles of Association and effected a 50-to-1 forward stock split of our ordinary shares (the “Forward Stock Split”). Every one ordinary share of the Company’s issued and outstanding were automatically converted into fifty issued and outstanding ordinary shares, with the change in par value from $0.005 per share to $0.0001 per share accordingly.

After the Forward Stock Split, all shareholders have subsequently surrendered in an aggregative of 490,000,000 ordinary shares on a pro-rata basis (the “Share Surrender”). As a result of the Share Surrender and as of the date of this prospectus, the Company has 10,000,000 ordinary shares issued and outstanding. The Company effected the Forward Stock Split in order to restructure and recapitalize for this initial public offering.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by WFOE and Taizhou Kepuni only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of WFOE and Taizhou Kepuni. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, WFOE and Taizhou Kepuni are restricted in their ability to transfer their net assets to the Company. Foreign exchange and other regulation in the PRC may further restrict WFOE and Taizhou Kepuni from transferring funds to the Company in the form of dividends, loans and advances. As of December 31, 2023 and 2022, amounts restricted are the net assets of WFOE and Taizhou Kepuni, which amounted to $5,744,636 and $5,098,783.

16. COMMITMENTS AND CONTINGENCIES

Contingencies

In the ordinary course of business, the Company may be subject to certain legal proceedings, claims and disputes that arise from the business operations. Although the outcomes of these legal proceedings cannot be predicted, the Company does not believe these actions, in the aggregate, will have a material adverse impact on its financial position, results of operations or liquidity. As of December 31, 2023, the Company had no outstanding lawsuits or claims.

17. SUBSEQUENT EVENT

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued which is up to and through September 30, 2024. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

On August 21, 2024, two cases concerning private lending disputes were filed, involving Taizhou Kepuni Communication Equipment Co. Ltd. as the defendant. Among them, Case 1 involves an amount of RMB 3,500,000, with the plaintiff demanding repayment of the principal plus interest; Case 2 involves an amount of RMB 2,000,000, with the plaintiff demanding repayment of the principal. Both cases have reached out-of-court settlements and have been withdrawn, causing no actual impact on the company.

18. FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Rule 4-08 (e)(3) of Regulation S-X, “General Notes to Financial Statements” and concluded that it was applicable to the Company; therefore, the financial statements for the parent company are included herein.

The Company did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate balance sheets of the Company as “Investment in subsidiary” and the income (loss) of the subsidiary is presented as “share of income (loss) of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been and omitted.

As of December 31, 2023 and 2022, the Company did not have any outstanding guarantees, long-term obligations, or significant capital and other commitments.

On March 7, 2022, Kepuni WFOE entered into equity transfer agreements with each shareholder of Taizhou Kepuni to purchase all the equity interest in Taizhou Kepuni. The restructure was completed on March 9, 2022. As a result, Taizhou Kepuni became a wholly owned subsidiary of Kepuni WFOE. Taizhou Kepuni was a foreign-invested joint venture at the time of the acquisition of its 100% equity interests by Kepuni WFOE. The Company no longer has any VIEs as of the date of this prospectus.

KEPUNI HOLDINGS INC. AND ITS SUBSIDIARIES (excluding VARIABLE INTEREST ENTITY)

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
Non-current assets
Investment in subsidiary	$-	$-

Total assets	$-	$-

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Amount due to intercompany entity	$630,000	$450,000
	-
Total liabilities	$630,000	$450,000

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS’ DEFICIT
Ordinary shares, $0.005 par value, 10,000,000 shares authorized, 10,000,000 shares issued and outstanding as of December 31, 2023 and December 31, 2022	50,000	50,000
Shares subscription receivables	(50,000)	(50,000)
Additional paid-in capital		-
Accumulated deficits	(630,000)	(450,000)
Accumulated other comprehensive loss	-	-
Total shareholders’ deficit	(630,000)	(450,000)

Total liabilities and shareholders’ deficit	$-	$-

*	Giving retroactive effect to the 1 for 5 reverse stock split effected on September 1, 2020

KEPUNI HOLDINGS INC. AND ITS SUBSIDIARIES (excluding VARIABLE INTEREST ENTITY)

CONSOLIDATED STATEMENTS OFOPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the years ended December 31,
	2023	2022
OPERATING EXPENSES	$180,000	$150,000
INCOME FROM SUBSIDIARIES	777,118	73,859

NET INCOME (LOSS)	597,118	(76,141)
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	-	-
COMPREHENSIVE INCOME (LOSS)	$597,118	$(76,141)

KEPUNI HOLDINGS INC. AND ITS SUBSIDIARIES (excluding VARIABLE INTEREST ENTITY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$777,118	$73,859
Adjustments to reconcile net loss to cash used in operating activities:
Equity income of subsidiary	(957,118)	223,859
Net cash used in operating activities	(180,000)	(150,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party	180,000	150,000
Net cash provided by financing activities	180,000	150,000

CHANGES IN CASH	-	-

CASH, beginning of year	-	-

CASH, end of year	$-	$-

4,200,000 Ordinary Shares

Kepuni Holdings Inc.

                     , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association, which will become effective upon completion of this offering, provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a) all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b) without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Rule 701 of Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On January 8, 2020, we issued 10,000,000 ordinary shares to eight shareholders in connection with the incorporation of the Company. On November 10, 2023, certain shareholders of the Company transferred their shares to Optimal Coefficient Holdings Limited, a British Virgin Islands company, which is 100% owned by Mr. Cui, the CEO of the Company. The transactions were not registered under the Securities Act in reliance on an exemption from registration set forth in Section 4(a)(2) promulgated thereunder as a transaction by the Company not involving any public offering.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taizhou, on September 30, 2024.

Kepuni Holdings Inc.

By:	/s/ Xiaofei Cui
Xiaofei Cui
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiaofei Cui	Chief Executive Officer and Chairman of the Board of Director	September 30, 2024
Name: Xiaofei Cui	(Principal Executive Officer)

/s/ Jiaming Peng	Chief Financial Officer	September 30, 2024
Name: Jiaming Peng	(Principal Accounting and Financial Officer)

/s/ Fangzhong Ni	Chief Operating Officer	September 30, 2024
Name: Fangzhong Ni

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on September 30, 2024.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum and Articles of Association
4.1*	Form of Underwriters Warrant
5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands legal counsel to the Company, regarding the validity of the ordinary share being registered
5.2*	Opinion of Ortoli Rosenstadt LLP regarding the validity of the Underwriters’ Warrants being registered
8.1*	Opinion of Guantao Law Firm, PRC counsel to the Company, regarding certain PRC tax matters (included in Exhibit 99.1)
10.1*	Share Pledge Agreement (this agreement has been terminated)
10.2*	Exclusive Option Agreement (this agreement has been terminated)
10.3*	Exclusive Business Cooperation Agreement (this agreement has been terminated)
10.4*	Form of Power of Attorney
10.5*	Employment Agreement between Taizhou Kepuni and Xiaofei Cui
10.6*	Employment Agreement between Taizhou Kepuni and Fangzhong Ni
10.7*	Termination Agreement of the VIE Agreements
10.8*	Form of Equity Transfer Agreement
10.9*	Employment Agreement between the Company and Jiaming Peng
10.10*	Director Offer Letter to Richard Chen
10.11*	Director Offer Letter to Han (Francis) Zhang
10.12*	Director Offer Letter to Dingfa Liu
10.13*	Supplementary Agreement to the Termination Agreement of the VIE Agreements
10.14*	Renewal Employment Agreement between the Company and Xiaofei Cui
10.15*	Renewal Employment Agreement between the Company and Fangzhong Ni
14.1*	Code of Business Conduct and Ethics
21.1*	List of Subsidiaries
23.1+	Consent of WWC, P.C.
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3*	Consent of Guantao Law Firm (included in Exhibit 99.1)
23.4*	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)
23.5*	Consent of Richard Chen
23.6*	Consent of Han (Francis) Zhang
23.7*	Consent of Dingfa Liu
99.1*	Opinion of Guantao Law Firm, PRC counsel to the Company, regarding certain PRC law matters
99.2*	Audit Committee Charter
99.3*	Compensation Committee Charter
99.4*	Nomination Committee Charter
107*	Filing Fee Table

*	Previously Filed.

**	To be filed by amendment.

+	Filed herewith.